   As filed with the Securities and Exchange Commission on July 18, 2000
                                                          Registration 333-36238

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                              Amendment No. 4
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                               CORVIS CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                     3661                    52-2041343
       (State of              (Primary Standard           (I.R.S. Employer
     incorporation)               Industrial           Identification Number)
                             Classification Code
                                   Number)

                                ----------------
                           7015 Albert Einstein Drive
                         Columbia, Maryland 21046-9400
                                 (443) 259-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 David R. Huber
                     President and Chief Executive Officer
                               Corvis Corporation
                           7015 Albert Einstein Drive
                         Columbia, Maryland 21046-9400
                                 (443) 259-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   Copies to:

 Philip J. Niehoff               Kim D. Larsen                Marc M. Rossell
 Mayer, Brown & Platt        Senior Vice President,         Shearman & Sterling
 190 South LaSalle        General Counsel and Secretary         599 Lexington
       Street                  Corvis Corporation                  Avenue
 Chicago, Illinois         7015 Albert Einstein Drive        New York, New York
       60603             Columbia, Maryland 21046-9400             10022
   (312) 782-0600                (443) 259-4000                (212) 848-4000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
    Title of Each Class of                    Proposed Maximum            Amount of
  Securities To Be Registered            Aggregate Offering Price(1) Registration Fee(1)
----------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.         $474,375,000             $125,235(2)
----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)  Previously paid.
                                ----------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 18, 2000

                               27,500,000 Shares

[LOGO OF CORVIS CORPORATION]

                                  Common Stock

                                   --------


  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $13.00 and $15.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "CORV."

  The underwriters have an option to purchase a maximum of 4,125,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 8.

                                                  Price  Underwriting
                                                    to   Discounts and Proceeds
                                                  Public  Commissions  to Corvis
                                                  ------ ------------- ---------
Per Share........................................  $          $           $
Total............................................ $          $           $

  Delivery of the shares of common stock will be made on or about     , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
      Robertson Stephens
              Banc of America Securities LLC
                     Chase H&Q
                              J.P. Morgan & Co.
                                    CIBC World Markets

                   The date of this prospectus is     , 2000.

[These diagrams depict a Corvic enabled all-optical mesh network architecture compared against a traditional ring architecture network, each overlaid on a map of the United States. The ring architecture is congested with a large number of electrical and electrical/optical transmission equipment located at various points on each ring and at each network intersection. There are also several redundant overlapping sections of rings that are the result of inefficiencies inherent in ring architectures. The Corvis mesh network solution has been provisioned with our all optical equipment. This mesh network design provides end to end optical routes that are inherently more efficient than the ring architecture.]

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    8
Forward-Looking Statements..........   19
Use of Proceeds.....................   20
Dividend Policy.....................   20
Capitalization......................   21
Dilution............................   23
Selected Consolidated Financial
 Data...............................   25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   26
Business............................   33
Management..........................   45

                                     Page
                                     ----
Certain Relationships and Related
 Party Transactions................   55
Recent Sales of Preferred Stock and
 the Concurrent Private Placement..   57
Principal Stockholders.............   58
Description of Capital Stock.......   60
Shares Eligible for Future Sale....   64
Underwriting.......................   66
Notice to Canadian Residents.......   69
Legal Matters......................   70
Experts............................   70
Where You Can Find More
 Information.......................   70
Index to Consolidated Financial
 Statements........................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation

   Until     , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

                               Corvis Corporation

   We design, manufacture and market products that enable a fundamental shift in the design and efficiency of long distance, fiber optic communication networks, or backbone networks, by allowing for the transmission, switching and management of communications traffic entirely as optical signals. Our products enable the creation of these all-optical backbone networks that support transmission over long distances and eliminate the need for expensive and capacity-limiting electrical transmission and switching equipment. By deploying our products, service providers can significantly reduce costs, increase network capacity and more quickly and efficiently provide new services. We believe that service providers will increasingly turn to optical technologies because traditional electrical and electrical/optical technologies and the existing network architecture do not adequately address service providers' rapidly increasing capacity and reliability requirements in a cost effective manner.

   To date, we have not recognized meaningful revenue. We currently have only three customers, Broadwing Communications, Inc., Williams Communications, Inc. and Qwest Communications Corporation. We shipped, installed and activated a laboratory trial system for each of Broadwing and Williams Communications during the first quarter of 2000. We began shipping, installing and activating field trial systems to them during the second quarter of 2000. We successfully completed our field trial with Broadwing in July 2000, and Broadwing has agreed to purchase $200 million of our products and services over a two-year period. Williams Communications has agreed to purchase $200 million of our products and services over a two-year period, subject to its successful completion of field trials. We expect the Williams Communications field trial to be completed during the second half of 2000. Qwest has agreed to purchase $150 million of certain of our products, which are currently under development, over a two-year period beginning on the date that the products meet agreed technical requirements. Qwest's purchase obligations are subject to our products being priced competitively and our ability to make products that meet the agreed technical requirements by the end of 2001. We are in discussions with other service providers to begin field trials and to purchase our products. However, no additional customers have agreed to purchase our products at this time.

   Our products offer service providers several key competitive advantages and benefits, including:

  . Reduced Capital Expenditures. By deploying our products in backbone networks, service providers are able to dramatically reduce their capital expenditures. Our all-optical network products eliminate the need for costly electrical regeneration and switching equipment in backbone networks, reducing the amount of equipment required for network deployment and expansion. Our products support transmission of optical signals up to 3,200 kilometers compared to 400 to 600 kilometers for traditional equipment, which reduces the number of transmitters and receivers and associated equipment by up to a factor of eight, resulting in reduced capital expenditures.

  . Speed to Deploy and Increase Capacity. Backbone networks constructed using our products require significantly less equipment than used in existing networks, reducing network complexity as well as the number of tasks that must be performed to install our products. Once installed, additional transmission capacity can be added simply by inserting transmitters and receivers at the end points of a desired transmission path. No additional equipment is required along the transmission path, eliminating the need for lengthy, costly and manually-intensive installations.

  . Rapid Delivery of Services. Using our products, service providers can rapidly and cost-effectively deliver services to their customers. The delivery of services along a transmission path can be performed in hours from a service provider's network operations center using our network management software, eliminating the months and expense required for service provider personnel to manually install and/or modify electrical transmission and switching equipment along the transmission path.

  . Reduced Operating Expenses. Our products reduce operating expenses by dramatically reducing the amount of equipment in backbone networks and reducing costs associated with maintaining equipment and spare parts inventory and providing electrical power and facilities to operate and house the equipment. Our products can reduce the number of transmitters and receivers and associated equipment in a service provider's network by up to a factor of eight and the cost associated with this equipment in the network. This results in a more efficient, less complex network with fewer parts to track, control, maintain and manage.

  . Compatibility with Traditional Networks. Our products are compatible with traditional network equipment, allowing service providers to selectively migrate to an all-optical backbone network, while continuing to use their existing networks.

   Since beginning operations, we have incurred significant expenses while we have developed our products. We had net losses of $0.5 million for the period from June 2, 1997, the date of our inception, to December 31, 1997, $19.5 million for the year ended December 31, 1998 and $71.3 million for the year ended January 1, 2000. We have large fixed expenses, and we expect to incur increasing manufacturing, research and development, sales and marketing, administrative and other expenses. As a result, we do not expect to generate net income before at least 2002. Because our products have only been tested in our laboratory and in two of our customers' laboratories and we have successfully completed only one field trial, the likelihood of their success is difficult to predict. Even if our products prove to be commercially viable, we face intense competition from a number of competitors, including Alcatel, Ciena, Cisco Systems, Lucent Technologies, NEC and Nortel Networks. After the completion of this offering, our key employees, including Dr. David Huber, our founder, President and Chief Executive Officer, will maintain significant control over us, and our future success depends on the continued services of our key employees.

Recent Acquisitions

   We recently acquired two companies that will provide us with additional technologies which we believe will enable us to further develop leading optical network products. On July 1, 2000, we acquired Algety Telecom S.A., a French company that develops and markets high capacity, high speed optical transmission equipment. Algety, based in Lannion, France, was formed in April 1999 and is a development stage company with no revenue. The acquisition price was 1,301,822 shares of our Series I convertible preferred stock, which will convert into 15,621,858 shares of common stock upon the closing of this offering. In addition, 189,586 shares of Series I convertible preferred stock will be issued contingent upon satisfaction of certain minimum employment terms for certain Algety employees. If the value of all of this stock is less than $2 billion after this offering or if we are acquired, we will be required to increase the purchase price up to a total of (1) 8.0% of our outstanding stock, with the number of additional shares depending on our market value following this offering or our valuation in a transaction in which we are acquired by another public company or (2) 8.0% of our outstanding stock if we issue 50% of our shares in a single transaction or series of related transactions or if we are acquired by a private company.

   On May 19, 2000, we acquired Baylight Networks, Inc., a company that designs optical network access systems and subsystems. Baylight, based in Palo Alto, California, was formed in February 2000 and is a development stage company with no revenue. In consideration for all of the outstanding shares of Baylight, we assumed $0.1 million of Baylight liabilities and agreed to issue 2,400,012 shares of common stock over the term of three-year employment agreements with the former Baylight shareholders.

   For a detailed description of these acquisitions, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Recent Acquisitions."

Company Information

   Our principal executive offices are located at 7015 Albert Einstein Drive, Columbia, Maryland 21046-9400, and our telephone number is (443) 259-4000. Our website address is www.corvis.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus.

   We have applied for trademark and service mark protection for our Corvis, CorWave, CorManager, Wave Planner and Corvis logo marks. This prospectus also contains additional trade names, trademarks and service marks of ours and of other companies.

Recent Sales of Preferred Stock and the Concurrent Private Placement

   On May 2, 2000 we sold 124,177 shares of Series H convertible preferred stock to Williams Communications in a private placement which will automatically convert into 1,490,124 shares of our common stock upon the closing of this offering. On June 30, 2000, we sold 372,533 shares of Series H convertible preferred stock to Broadwing in a private placement which will automatically convert into 4,470,396 shares of our common stock upon the closing of this offering.

   Concurrent with this offering, we are offering shares of our common stock to Broadwing and Williams Communications in a private placement. Broadwing and Williams Communications each have the opportunity to purchase up to $5 million of our common stock at the public offering price.

                                  The Offering

Common stock offered................. 27,500,000 shares
Common stock offered in the
 concurrent private placement........ 714,286 shares
Common stock to be outstanding after
 this offering and the concurrent
 private placement................... 330,492,036 shares
Use of proceeds...................... For working capital and general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market
 symbol.............................. CORV

   The number of shares to be outstanding after this offering and the concurrent private placement is based on 296,120,090 shares outstanding as of July 1, 2000, and excludes:

  . 63,862,040 shares of common stock available for issuance under our 1997 Stock Option Plan, including 42,472,732 shares of common stock issuable upon exercise of outstanding stock options as of July 1, 2000 at a weighted average exercise price of $2.38 per share;

  . 18,434,544 shares of common stock issuable upon exercise of warrants outstanding as of July 1, 2000 at a weighted average exercise price of $1.21 per share;

  . 20,000,000 shares of common stock initially available for issuance under our 2000 Long Term Incentive Plan; and

  . 10,000,000 shares of common stock available for issuance under our Employee Stock Purchase Plan.

                                ----------------

   Except as otherwise indicated, all information in this prospectus assumes:

  .  the acquisition of Algety;

  . the issuance of $35 million of our common stock at the public offering price, which at an assumed price of $14.00 per share would be 2,500,000 shares, upon the exercise of an outstanding warrant that is automatically exercised at the closing of this offering for no additonal cash consideration;

  . the issuance of 3,961,500 shares of our common stock upon the exercise of outstanding warrants that, if not exercised by the holders, will expire upon the closing of this offering at a weighted average exercise price of $0.76 per share;

  . the issuance in the concurrent private placement by us of 714,286 shares of our common stock at an assumed price of $14.00 per share;

  . a 4-for-1 stock split of our common stock to be effective prior to the closing of this offering;

  . the automatic conversion of all outstanding shares of preferred stock into 233,582,130 shares of common stock upon the closing of this offering; and

  .  no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                           Period from                             Three Months
                           June 2, 1997        Year Ended              Ended
                          (inception) to ----------------------- ------------------
                           December 31,  December 31, January 1, April 3,  April 1,
                               1997          1998        2000      1999      2000
                          -------------- ------------ ---------- --------  --------
                                                                    (unaudited)
Statements of Operations
 Data:
Revenue.................     $   --        $    --     $    --   $    --   $    --
Operating loss..........        (537)       (19,102)    (69,123)  (10,736)  (28,271)
Net loss................        (494)       (19,460)    (71,269)  (11,162)  (26,831)
                             =======       ========    ========  ========  ========
Basic and diluted net
 loss per share.........     $ (0.02)      $  (0.86)   $  (2.33) $  (0.41) $  (0.65)
                             =======       ========    ========  ========  ========
Shares used in computing
 basic and diluted net
 loss per share.........      21,600         22,638      30,599    27,209    41,128
                             =======       ========    ========  ========  ========

                                                       April 1, 2000
                                            -----------------------------------
                                                                     Pro Forma
                                              Actual     Pro Forma  As Adjusted
                                            ----------- ----------- -----------
                                            (unaudited) (unaudited) (unaudited)
Balance Sheet Data:
Cash and cash equivalents..................  $201,547    $258,167    $624,917
Working capital............................   200,911     255,814     622,564
Total assets...............................   284,694     547,107     913,857
Notes payable and capital lease
 obligations, net of current portion.......    34,488      35,752      35,752
Convertible preferred stock................       161         --          --
Total stockholders' equity.................   213,714     470,131     836,881

   See note 9 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in computing net loss per share data.

   The Pro Forma consolidated balance sheet data as of April 1, 2000 gives effect to:

  .  the acquisition of Algety;

  . the sale of $40 million of convertible preferred stock to Broadwing and Williams Communications;

  . the issuance of $35 million of our common stock at the public offering price, which at an assumed price of $14.00 per share would be 2,500,000 shares, upon the exercise of an outstanding warrant that is automatically exercised at the closing of this offering for no additional cash consideration;

  . the issuance of 3,961,500 shares of our common stock upon the exercise of outstanding warrants that, if not exercised by the holders, will expire upon the closing of this offering at a weighted average exercise price of $0.76 per share; and

  . the automatic conversion of all outstanding shares of preferred stock into 233,582,130 shares of common stock upon the closing of this offering.

   The Pro Forma As Adjusted consolidated balance sheet data gives effect to our receipt of the net proceeds from our sale of 27,500,000 shares of common stock in this offering and 714,286 shares of common stock in the concurrent private placement at an assumed public offering price of $14.00, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk.

                     Risks Related to Our Financial Results

We have not recognized meaningful revenue. We have incurred significant losses since inception and expect to continue to incur losses in the future, all of which may adversely affect the market price of our common stock.

   We have not recognized meaningful revenue, and we have incurred significant net losses since inception. We had net losses of $0.5 million for the period from June 2, 1997, the date of our inception, to December 31, 1997, $19.5 million for the year ended December 31, 1998 and $71.3 million for the year ended January 1, 2000. As of April 1, 2000, we had an accumulated deficit of $118.1 million. We cannot be certain that we will generate meaningful revenue or achieve or sustain profitability. We have large fixed expenses and expect to continue to incur significant and increasing manufacturing, research and development, sales and marketing, administrative and other expenses in connection with the continued development and expansion of our business. As a result, we will need to generate significant revenue to achieve and maintain profitability. We do not expect to generate net income before at least 2002.

Our early stage of development makes it difficult to evaluate our business and prospects.

   We were incorporated in June 1997 and began operations in August 1997. During the first quarter of 2000, we shipped, installed and activated two laboratory test systems. We began shipping, installing and activating field trial systems during the second quarter of 2000. We successfully completed our field trial with Broadwing in July 2000, and we anticipate that our field trial with Williams Communications will be completed in the second half of 2000. Because we have not begun commercial sales of our products, our revenue and profit potential is unproven and our limited operating history makes it difficult for you to evaluate our business and prospects. Further, due to our limited operating history, we have difficulty accurately forecasting our revenue, and we have limited historical financial data upon which to base operating expense budgets. You should consider our business and prospects in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a new and rapidly-evolving industry.

We are entirely dependent on our optical network products. Failure of our products to operate as expected could delay or prevent their deployment and sale and could seriously impair our business and prospects.

   Our future growth and success depends on the commercial success of our optical network products. We have produced our products in limited quantities and only to specifications required in order to conduct laboratory tests and field trials. Our products have been deployed and tested in our laboratories and, for our optical network gateway and our optical amplifier products, in two of our customers' laboratories. In addition, our optical network gateway, optical amplifier and optical add/drop multiplexer products have been deployed and tested in field trials. We cannot assure you that our products will operate as expected or if and when commercial sale of our products will occur. Our optical switch is a significant part of our strategy to offer a complete all-optical network product suite and is not yet commercially available. Failure of our products to operate as expected could delay or prevent their deployment and sale and could seriously impair our business and prospects. If our customers do not successfully test and deploy our network products, our business will not succeed.

The unpredictability of our quarterly results may adversely affect the trading price of our common stock.

   Our revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause the price of our common stock to fluctuate. The primary factors that may affect us include the following:

  .  loss of customers;

  .  fluctuation in demand for optical network products;

  .  the length and variability of the sales cycle for our products;

  .  the timing and size of sales of our products;

  . our ability to attain and maintain production volumes and quality levels for our products;

  . our ability to obtain sufficient supplies of sole or limited source components;

  . changes in our pricing policies or the pricing policies of our competitors;

  .  increases in the prices of the components we purchase;

  .  new product introductions and enhancements by our competitors and us;

  . our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

  .  the timing and magnitude of prototype expenses;

  .  our ability to attract and retain key personnel;

  .  our sales of common stock or other securities in the future;

  .  costs related to acquisitions of technology or businesses; and

  . general economic conditions as well as those specific to the communications, Internet and related industries.

   Our operating expenses are largely based on anticipated organizational growth and revenue trends and a high percentage of our expenses are, and will continue to be, fixed. As a result, a delay in generating or recognizing revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses. It is possible that in some future quarters our operating results may be below the expectations of analysts and investors. In this event, the price of our common stock will likely decrease.

The long and variable sales cycles for our products may cause revenue and operating results to vary significantly from quarter to quarter, which may adversely affect the trading price of our common stock.

   Our products are designed to enable all-optical transmission and switching of data traffic over long distances. We expect that customers who purchase our products will do so as part of a large-scale deployment of these products across their networks. As a result, a customer's decision to purchase our all-optical network products will involve a significant commitment of its resources. A lengthy testing and product qualification process, a portion of which is funded by us, will precede any final decision to purchase our products. Throughout this sales and qualification cycle, we will spend considerable time and expense educating and providing information to prospective customers about the uses and features of our products.

   The timing of deployment of our products may vary widely and will depend on the specific network deployment plan of the customer, the installation skills of the customer, the complexity of the customer's network environment and the degree of hardware and software configuration necessary. Customers with substantial or complex networks have traditionally expanded their networks in large increments on a periodic basis. Accordingly, we may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. Because of our limited operating history and the nature of our business, we cannot predict the timing or size of these sales and deployment cycles. Long sales cycles, as well as our expectation that customers will tend to place large orders sporadically with short lead times, may cause our revenue and results of operations to vary significantly and unexpectedly from quarter to quarter.

We currently have three customers and we expect that substantially all of our revenue will be generated from a limited number of customers.

   The target customers for our products are service providers that operate backbone communications networks. There are only a limited number of potential customers in our target market. We currently have three customers who have signed agreements to purchase our products. Each of these agreements contains significant obligations, the breach of which could result in termination of the agreement. In addition, the Williams Communications agreement will terminate if, among other circumstances, we do not complete successful field trials with them. The Qwest agreement will terminate if, among other circumstances, our products do not meet the agreed technical specifications. We expect that in the future substantially all of our revenue will depend on sales of our optical network products to a limited number of potential customers. The rate at which customers purchase products from us will depend, in part, on the increasing demand for bandwidth by service providers' customers. Any failure of service providers to purchase products from us for any reason, including any downturn in their business, would seriously harm our business, financial condition and results of operations.

We depend on our key personnel to manage our business effectively in a rapidly changing market. If we are unable to retain our key employees, our business, financial condition and results of operations could be harmed.

   Our future success depends upon the continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships that we rely on to implement our business plan. We do not have key person life insurance policies covering any of our employees. The loss of the services of any of our key employees, including Dr. David Huber, our founder, President and Chief Executive Officer, could delay the development and production of our products and negatively impact our ability to maintain customer relationships, which would harm our business, financial condition and results of operations.

We do not have significant experience in international markets and may have unexpected costs and difficulties in developing international revenue.

   We plan to expand the marketing and sales of our products internationally. This expansion will require significant management attention and financial resources to successfully develop international sales and support channels. Currently, we have a very limited sales and marketing staff outside of the United States. International operations may be subject to certain risks and challenges that could harm our results of operations, including:

  .  fluctuations in exchange rates;

  .  changes in regulatory requirements in the communications industry;

  . expenses associated with developing and customizing our products for foreign countries;

  . tariffs, quotas and other import restrictions on communications products;

  . greater difficulty in accounts receivable collection and longer collection periods;

  .  difficulties and costs of staffing and managing foreign operations;

  .  reduced protection for intellectual property rights;

  .  potentially adverse tax consequences;

  .  longer sales cycles for our products;

  . compliance with international standards that differ from domestic standards; and

  .  political and economic instability.

                  Risks Related to the Growth of Our Industry

The market for all-optical backbone network products is new and uncertain and our business will suffer if it does not develop as we expect.

   Most service providers have made substantial investments in their current network infrastructure, and they may elect to remain with current network architectures or to adopt new architectures in limited stages or over extended periods of time. A decision by a customer to purchase our all-optical products will involve a significant capital investment. We will need to convince these service providers of the benefits of our all-optical network products for future network upgrades or expansions. We cannot be certain that a viable market for our products will develop or be sustainable. If this market does not develop, or develops more slowly than we expect, our business, financial condition and results of operations would be seriously harmed.

The market we serve is highly competitive and, as an early stage company, we may not be able to achieve or maintain profitability.

   Competition in the backbone network communications equipment market is intense. This market has historically been dominated by large companies, such as Alcatel, Ciena, Cisco Systems, Lucent Technologies, NEC and Nortel Networks. We may face competition from other large communications companies who may enter our market. In addition, a number of private companies have announced plans for new all-optical products to address the same network needs that our products address. Due to several factors including the lengthy sales cycle, testing and deployment process and manufacturing constraints associated with large-scale deployments of our products, we may lose any advantage that we might have by being an early provider of all-optical network products prior to achieving market penetration. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical and sales and marketing resources than we do and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more vendor financing than we can. Moreover, our competitors may foresee the course of market developments more accurately than we do and could develop new technologies that compete with our products or render our products obsolete. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter our markets, further intensifying competition.

   In order to compete effectively, we must deliver products that:

  .  provide extremely high reliability;

  . increase network capability easily and efficiently with minimum disruption;

  .  operate with existing equipment and network designs;

  . reduce the complexity of the network in which they are installed by decreasing the amount of equipment required;

  .  provide effective network management;

  .  reduce operating costs; and

  .  provide an overall cost-effective solution for service providers.

   In addition, we believe that a knowledge of the infrastructure requirements applicable to service providers, experience in working with service providers to develop new services for their customers, and an ability to provide vendor financing are important competitive factors in our market. We have limited knowledge of service providers' infrastructure requirements and limited experience in working with service providers to develop new services. We currently provide only a limited vendor-sponsored financing program. Many of our competitors, however, are able to offer more complete financing programs, which may influence prospective customers to purchase from our competitors rather than from us.

   If we are unable to compete successfully against our current and future competitors, we may have difficulty obtaining customers, and we could experience price reductions, order cancellations, increased expenses and reduced gross margins, any one of which would harm our business, financial condition and results of operations.

The communications industry is subject to government regulations which could harm our business.

   The Federal Communications Commission, or FCC, has jurisdiction over the entire communications industry and, as a result, our products and our customers' products, are subject to FCC rules and regulations. Current and future FCC rules and regulations affecting communications services, our products or our customers' businesses or products could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international service providers in the future. Delays caused by our compliance with regulatory requirements could result in postponements or cancellations of product orders, which would harm our business, results of operations and financial condition. Further, we cannot be certain that we will be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate our business.

                   Risks Related to Our Product Manufacturing

We have limited manufacturing experience and unproven manufacturing capabilities. If we are unable to expand our manufacturing capacity in a timely manner or if we do not accurately project demand, we will not achieve or maintain profitability.

   Our future operating results will depend on our ability to develop and manufacture our products cost-effectively. To do so, we will have to develop manufacturing processes that will allow us to produce sufficient quantities of products at competitive prices. We have limited manufacturing experience and have only used our current facility for producing prototypes, laboratory trial equipment and limited quantities of products for field trial deployment. Furthermore, our current facilities may not be sufficient for producing the volume of products required on a timely basis by our customers. Due to the complexities of the optical product manufacturing process, we may be unable to supplement our internal manufacturing capability by outsourcing manufacturing of our products to meet demand.

   If we are unable to expand our manufacturing capacity in a timely manner or if we do not accurately project demand, we will have insufficient capacity or excess capacity, either of which will seriously harm our business. There are numerous risks associated with expanding our manufacturing capabilities, including the following:

  . the inability to purchase and install the necessary manufacturing equipment;

  .  the scarcity and cost of manufacturing personnel; and

  .  difficulties in achieving adequate yields from new manufacturing lines.

   Our planned manufacturing expansion and related capital expenditures assume a level of customer orders that we may not realize or, if we do realize, may not be sustained over multiple quarters. If we do not receive anticipated levels of customer orders, our gross margins will decline and we will not be able to reduce our operating expenses quickly enough to prevent a decline in our operating results.

We are dependent on sole source and limited source suppliers for several key components. If we are unable to obtain these components on a timely basis, we will be unable to meet our customers' product delivery requirements, which would harm our business.

   We currently purchase several key components from single or limited sources. There is currently an industry-wide shortage of some optical components due to rapidly increasing demand. For some of these components, there can be waiting periods of six months or more between placement of an order and receipt of the components. If any of our sole or limited source suppliers experiences capacity constraints, work stoppages or any other reduction or disruption in output, they may be unable to meet our delivery schedule. We currently have no long-term supply contracts for many of our key components. Our suppliers may enter into exclusive arrangements with our competitors, be acquired by our competitors, stop selling their products or components to us at commercially reasonable prices, refuse to sell their products or components to us at any price or be unable to obtain or have difficulty obtaining components for their products from their suppliers, and we may be unable to develop alternative sources for the components. Even if alternate suppliers are available to us, identifying them is often difficult and time consuming. If we do not receive critical components from our suppliers in a timely manner, we will be unable to manufacture our products in a timely manner and would, therefore, be unable to meet customers' product delivery requirements. Any failure to meet a customer's delivery requirements could harm our reputation and decrease our sales, which would harm our business, financial condition and results of operations.

Some of our competitors are also our suppliers and if our supply relationship with them deteriorates, it could harm our business.

   Some of our component suppliers are both our primary source for those components and major competitors in the market for communications equipment. For example, we buy some of our key components from Lucent and Alcatel, each of which offers communications systems and equipment that compete with our products. Our business, financial condition and results of operations could be harmed if these supply relationships were to change in any manner adverse to us.

                         Risks Related to Our Products

Because optical products are complex and are deployed in complex environments, our products may have defects that we discover only after full deployment, which could seriously harm our business.

   Optical products are complex and are designed to be deployed in large quantities across complex networks. Because of the nature of the products, they can only be fully tested when completely deployed in large networks with high amounts of traffic. Our customers may discover errors or defects in the hardware or the software, or our products may not operate as expected, after they have been fully deployed. If we are unable to fix defects or other problems that may be identified in full deployment, we would experience:

  .  loss of, or delay in, revenue and loss of market share;

  .  loss of existing customers;

  .  failure to attract new customers or achieve market acceptance;

  .  diversion of development resources;

  .  increased service and warranty costs;

  .  legal actions by our customers; and

  .  increased insurance costs.

   The occurrence of any of these problems would seriously harm our business, financial condition and results of operations. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers or could negatively affect market acceptance for our products. Our customers could also seek damages for losses from us, which, if they were successful, would seriously harm our business, financial condition and results of operations. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly and would put a strain on our management and resources.

Our business will suffer if we do not respond rapidly to technological changes.

   The market for backbone network communications equipment is characterized by rapid technological change, frequent new product introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future products obsolete, which would harm our business, financial condition and results of operations.

   In developing our products, we have made, and will continue to make, assumptions about the industry standards that may be adopted by our competitors and potential customers. If the standards adopted are different from those which we have chosen to support, market acceptance of our products may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of products incorporating new technologies and the emergence of new industry standards could render our existing products obsolete. In order to introduce products incorporating new technologies and new industry standards, we must be able to gain access to the latest technologies of our suppliers, other network vendors and our potential customers. Any failure to gain access to the latest technologies would seriously harm our business, financial condition and results of operations.

Our business will suffer if our current and future products do not meet specific customer requirements.

   Customers may require product features and capabilities that our current products do not have. To achieve market acceptance for our products, we must anticipate and adapt to customer requirements and offer products and services that meet customer demands. Our failure to develop products or offer services that satisfy customer requirements would seriously harm our business, financial condition and results of operations.

   We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older to newer products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Our inability to effectively manage this transition would harm our business, financial condition and results of operations.

Our business will be adversely affected if we are unable to protect our intellectual property rights from third-party challenges.

   We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We could become subject to litigation regarding intellectual property rights which could seriously harm our business.

   In recent years, there has been significant intellectual property litigation in the United States. We or our customers may be a party to litigation in the future to protect our intellectual property or to respond to allegations that we infringe others' intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers against the alleged infringement. By letter dated July 10, 2000, Ciena informed us of its belief that there is significant correspondence between products that we offer and several U.S. patents held by Ciena relating to optical networking systems and related dense wavelength division multiplexing communications systems technologies. While the letter does not formally allege infringement of any of Ciena's patents, letters of this type often are followed by the filing of a patent infringement lawsuit, which may occur before the closing of this offering. We believe that if any litigation were to ensue, we would prevail.

   If we are unsuccessful in any intellectual property litigation, we could be subject to significant liability for damages and loss of our proprietary rights. Intellectual property litigation, regardless of its success, would likely be time consuming and expensive to resolve and would divert management time and attention. In addition, we could be forced to do one or more of the following:

  . stop selling, incorporating or using our products that include the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

  .  redesign those products that use the technology.

   If we are forced to take any of these actions, our business would be seriously harmed.

If necessary licenses of third-party technology are not available to us or are very expensive, our business would be seriously harmed.

   We currently license technology, and from time to time we may be required to license additional technology, from third parties to sell or develop our products and product enhancements. We cannot assure you that our existing and future third-party licenses will be available to us on commercially reasonable terms, if at all. Our inability to maintain or obtain any third-party license required to sell or develop our products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm our business, financial condition and results of operations.

                 Risks Related to the Expansion of Our Business

Our business will suffer if we do not expand our sales organization and our customer service and support operations and hire additional qualified personnel.

   Our products and services require a sophisticated sales effort targeted at a limited number of key individuals within our prospective customers' organizations. Our success will depend, in part, on our ability to develop and manage these relationships. This effort requires specialized sales personnel as well as experienced sales engineers. We are building our direct sales force and plan to hire additional qualified sales personnel and sales engineers. Competition for these individuals is intense because there are a limited number of people available with the necessary technical skills and understanding of our market. Once we hire them or contract for these personnel, they may require extensive training in our network products. We might not be able to hire the kind and number of sales personnel and sales engineers required for us to be successful. If we are unable to expand our customer service and support operations, we may not be able to effectively market our products, which may prevent us from achieving and maintaining profitability.

   We believe our future success will also depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for these individuals is also intense in our industry. We may not succeed in identifying, attracting and retaining personnel. Further, competitors and other entities may attempt to recruit our employees. If we are unable to hire any of these required personnel and expand our corporate infrastructure, we may not be able to increase sales of our products, which would seriously harm our business, financial condition and results of operations.

To date, two of our customers have acquired an equity interest in our company, and our third customer holds a warrant to purchase our common stock. If we discontinue this practice of selling equity to our customers, we may not attract new customers.

   Two of our customers have purchased an equity interest in our company, and our third customer holds a warrant to purchase our common stock. Although these customers purchased the equity interests at fair value and the warrant has an exercise price equal to the fair value on the date of grant, the opportunity to invest in our company provided these customers with an additional incentive to purchase our products. It is unlikely that we will offer this opportunity to prospective customers, which may hurt our ability to sell our products.

Our business will suffer if we fail to properly manage our growth and continually improve our internal controls and systems.

   We have expanded our operations rapidly since our inception. We continue to increase the scope of our operations and have increased the number of our employees substantially. We plan to increase significantly our operating expenses to broaden our in-house manufacturing and customer support capabilities, develop new distribution channels, expand our sales and marketing operations and fund greater levels of research and development. We also plan to expand our general and administrative capabilities to address the increased reporting and other administrative demands which will result from this offering and the increasing size of our business. Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management and resources. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. In order to manage our growth properly, we must:

  .  retain existing personnel;

  . hire, train, manage and retain additional qualified personnel, including engineers and research and development personnel;

  . manage and expand our manufacturing operations, controls and reporting systems;

  . effectively manage multiple relationships with our customers, suppliers and other third parties; and

  . implement additional operational controls, reporting and financial systems and procedures.

   Failure to do any of the above in an efficient and timely manner could seriously harm our business, financial condition and results of operations.

If we become subject to unfair hiring claims we could incur substantial costs in defending ourselves or our management's attention could be diverted away from our operations.

   Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have received claims of this kind in the past, and we cannot assure you that we will not receive claims of this kind in the future as we seek to hire qualified personnel or that those claims will not result in material litigation. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of the merits of the claims. In addition, defending ourselves from such claims could divert the attention of our management away from our operations.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

   We may, from time to time, consider investments in complementary companies, products or technologies. We have recently acquired two companies, and we may acquire additional businesses, products or technologies in the future. In the event of any future acquisitions, we could:

  . issue stock that would dilute our current stockholders' percentage ownership;

  .  incur debt;

  .  assume liabilities;

  . incur amortization expenses related to goodwill and other intangible assets; or

  .  incur large and immediate write-offs.

   Our operation of any acquired business will also involve numerous risks, including:

  .  problems combining the acquired operations, technologies or products;

  .  unanticipated costs;

  .  diversion of management's time and attention from our core business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which we have no or limited prior experience; and

  . potential loss of key employees, particularly those of acquired companies.

   We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future. Any failure to do so could seriously harm our business, financial condition and results of operations.

We may need additional capital to fund our existing and future operations. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development and marketing and sales efforts, which would harm our business, financial condition and results of operations.

   The development and marketing of new products and the expansion of our direct sales operation and associated support personnel is expected to require a significant commitment of resources. We may incur significant operating losses or expend significant amounts of capital if:

  .  the market for our products develops more slowly than anticipated;

  .  we fail to establish market share or generate revenue;

  .  our capital expenditure forecasts change or prove inaccurate; and

  . we need to respond to unforeseen challenges or take advantage of unanticipated opportunities.

   As a result, we may need to raise substantial additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to our existing shareholders. If additional funds are raised through the issuance of debt securities, the terms of such debt could impose additional restrictions on our operations. Additional capital, if required, may not be available on acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development and marketing and sales efforts, which would harm our business, financial condition and results of operations.

                         Risks Related to This Offering

Management will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively.

   Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value.

Insiders will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including changes of control.

   We anticipate that our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 45.8% of our outstanding common stock following the completion of this offering and the concurrent private placement. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

   Before this offering there was no public trading market for our common stock, and we cannot assure you that one will develop or be sustained after this offering. We cannot predict the prices at which our common stock will trade. The initial public offering price for our common stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which it will trade after this offering or to any other established criteria of our value.

   The trading prices of many technology and Internet-related companies' stocks reached historical highs within the last 52 weeks and reflect relative valuations that are substantially above historical levels. During the same period, these companies' stocks also have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same high levels of other technology stocks or that we can sustain our common stock's trading price regardless of our actual operating performance.

   The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price.

We are at risk of securities class action litigation due to our expected stock price volatility.

   In the past, securities class action litigation has often been brought against companies after periods of volatility in the market price of their securities. Securities litigation could result in substantial costs and divert management's attention and resources from our business. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future.

We have various mechanisms in place to discourage takeover attempts that could suppress our stock price and make it more difficult to acquire us.

   Our certificate of incorporation and our bylaws to be effective on the closing of this offering contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  .  authorizing the issuance of shares of blank check preferred stock;

  .  prohibiting cumulative voting in the election of directors;

  .  prohibiting stockholders from calling stockholders meetings;

  . providing for a classified board of directors with staggered, three-year terms; and

  .  prohibiting stockholder action by written consent.

In addition, Section 203 of the Delaware General Corporation Law prohibits us from engaging in a business combination with any of our interested stockholders for three years after such stockholder became an interested stockholder unless certain specified conditions are met.

   For information regarding these and other provisions, please see "Description of Capital Stock."

If a significant number of shares become available for sale and are sold in a short period of time, the market price of our stock could decline.

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Based on shares outstanding as of July 1, 2000, upon completion of this offering and the concurrent private placement, we will have outstanding 330,492,036 shares of common stock. Other than the shares of common stock sold in this offering, approximately 240,000 shares will immediately be eligible for sale in the public market. Our stockholders will be subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days from the date of this prospectus, subject to certain exceptions. For a detailed description of these exceptions, please see "Underwriting." After these agreements expire, an additional 200,735,574 shares will be eligible for sale in the public market. For a detailed discussion of the shares eligible for future sale, please see "Shares Eligible for Future Sale."

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances.

   The initial public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $12.17 a share, assuming a public offering price of $14.00. The exercise of outstanding options and warrants and future equity issuances, including any additional shares issued in connection with our acquisition of Algety, will result in further dilution.

                           FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Result of Operations," and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the 27,500,000 shares of common stock in this offering and the 714,286 shares of common stock in the concurrent private placement are estimated to be $366.7 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $420.4 million.

   The principal purposes of this offering are to fund our operations, to obtain additional working capital, to establish a public market for our common stock, to increase our visibility in the industry and to facilitate future access to public capital markets.

   We intend to use the net proceeds of this offering and the concurrent private placement for additional working capital and other general corporate purposes, including the funding of operating losses, the expansion of sales and marketing and product research and development activities. The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds from this offering. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to ours. Complementary businesses may include optical system manufacturers and companies with intellectual property portfolios relating to optical and networking technology. Other than as described in this prospectus, we have no current plans, agreements or commitments for acquisitions of any businesses, products or technologies. Pending these uses, we will invest the net proceeds of this offering and the concurrent private placement in short-term and investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of April 1, 2000:

  .  on an actual basis;

  .  on a pro forma basis after giving effect to:

    -- the acquisition of Algety;

    -- the sale of $40 million of convertible preferred stock to Broadwing and Williams Communications;

    -- the issuance of $35 million of our common stock at the public offering price, which at an assumed price of $14.00 per share would be 2,500,000 shares, upon the exercise of an outstanding warrant that is automatically exercised at the closing of this offering for no additional consideration;

    -- the issuance of 3,961,500 shares of our common stock upon the exercise of outstanding warrants that, if not exercised by the holders, will expire upon the closing of this offering at a weighted average exercise price of $0.76 per share; and

    -- the automatic conversion of all outstanding shares of preferred stock into 233,582,130 shares of common stock upon the closing of this offering.

  . on a pro forma as adjusted basis after giving effect to our receipt of the net proceeds from our sale of 27,500,000 shares of common stock in this offering and 714,286 shares of common stock in the concurrent private placement at an assumed public offering price of $14.00, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

   You should read this table in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                                       April 1, 2000
                                              ---------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  As Adjusted
                                              ---------  ---------  -----------
                                                (in thousands, except share
                                                           data)
Cash and cash equivalents.................... $ 201,547  $ 258,167   $ 624,917
                                              =========  =========   =========
Notes payable and capital lease obligations,
 net of current portion...................... $  34,488  $  35,752   $  35,752
                                              ---------  ---------   ---------
Stockholders' equity:
 Convertible preferred stock, $0.01 par value
  per share, authorized in Series A, B, C, D,
  E, F, G, H, and I; 18,128,790 total shares
  authorized, 16,091,047 total shares issued
  and outstanding, actual; 18,128,790 shares
  authorized, no shares issued or
  outstanding, pro forma or pro forma as
  adjusted...................................       161         --          --
 Preferred stock, $0.01 par value per share,
  no shares authorized, issued or
  outstanding, actual or pro forma;
  200,000,000 shares authorized, no shares
  issued or outstanding pro forma as
  adjusted...................................        --         --          --
 Common stock, par value $0.01 per share,
  365,659,228 shares authorized, 61,378,676
  shares issued and outstanding, actual;
  425,121,094 shares authorized, 301,430,856
  shares issued and outstanding, pro forma;
  1,900,000,000 shares authorized,
  329,684,428 shares issued and outstanding
  pro forma as adjusted......................       612      3,013       3,295
 Stockholder note receivable.................    (1,224)    (1,224)     (1,224)
 Additional paid-in capital..................   332,219    626,696     993,164
 Deficit accumulated during development
  stage......................................  (118,054)  (158,354)   (158,354)
                                              ---------  ---------   ---------
  Total stockholders' equity.................   213,714    470,131     836,881
                                              ---------  ---------   ---------
    Total capitalization..................... $ 248,202  $ 505,883   $ 872,633
                                              =========  =========   =========

   Share information above excludes:

  . 63,862,040 shares of common stock available for issuance under our 1997 Stock Option Plan, including 42,472,732 shares of common stock issuable upon exercise of outstanding stock options as of July 1, 2000 at a weighted average exercise price of $2.38 per share;

  . 18,434,544 shares of common stock issuable upon exercise of warrants outstanding as of July 1, 2000 at a weighted average exercise price of $1.21 per share;

  . 20,000,000 shares of common stock initially available for issuance under our 2000 Long Term Incentive Plan; and

  . 10,000,000 shares of common stock available for issuance under our Employee Stock Purchase Plan.

                                    DILUTION

   If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering. The pro forma net tangible book value of our common stock as of April 1, 2000 was $264.5 million, or approximately $0.83 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the pro forma number of shares of common stock outstanding after giving effect to:

  .  the acquisition of Algety;

  . the sale of $40 million of convertible preferred stock to Broadwing and Williams Communications;

  . the issuance of $35 million of our common stock at the public offering price, which at an assumed price of $14.00 per share would be 2,500,000 shares, upon the exercise of an outstanding warrant that is automatically exercised at the closing of this offering for no additional cash consideration;

  . the issuance of 3,961,500 shares of common stock upon the exercise of outstanding warrants that, if not exercised by the holders, will expire upon the closing of this offering at a weighted average exercise price of $0.76 per share; and

  . the automatic conversion of all outstanding shares of preferred stock into 233,582,130 shares of common stock upon the closing of this offering.

   Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of 27,500,000 shares of common stock in this offering and 714,286 shares of common stock in the concurrent private placement at an assumed public offering price of $14.00, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of April 1, 2000 would have been $631.3 million, or approximately $1.83 per share. This represents an immediate increase in pro forma net tangible book value of $1.00 per share to existing stockholders and an immediate dilution of $12.17 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share................       $14.00
     Pro forma net tangible book value per share as of April 1,
      2000........................................................ $0.83
     Increase per share attributable to new investors.............  1.00
                                                                   -----
   Pro forma as adjusted net tangible book value per share after
    this offering.................................................         1.83
                                                                         ------
   Dilution per share to new investors............................       $12.17
                                                                         ======

   The following table presents, on a pro forma basis, as of April 1, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid or exchanged and the average price per share paid by existing stockholders and by new investors:

                           Shares Purchased    Total Consideration
                          ------------------- ---------------------- Average Price
                            Number    Percent     Amount     Percent   Per Share
                          ----------- ------- -------------- ------- -------------
Existing stockholders...  273,071,240   82.6% $  331,767,448   32.4%    $ 1.21
Former stockholders of
 Algety.................   15,621,858    4.7%    218,706,012   21.4%     14.00
Additional convertible
 preferred stock sold to
 Broadwing and Williams
 Communications.........    5,960,520    1.8%     40,000,000    3.9%      6.71
Common stock issued
 pursuant to an
 outstanding warrant
 with no additional cash
 consideration..........    2,500,000    0.8%     35,000,000    3.4%     14.00
Exercise of outstanding
 warrants that expire
 upon closing of this
 offering and options
 and warrants exercised
 after April 1, 2000....    5,124,132    1.6%      3,826,785    0.4%      0.75
Concurrent private
 placement of
 common shares..........      714,286    0.2%     10,000,000    1.0%     14.00
New investors in this
 offering...............   27,500,000    8.3%    385,000,000   37.5%     14.00
                          -----------  -----  --------------  -----
                          330,492,036  100.0% $1,024,300,245  100.0%
                          ===========  =====  ==============  =====

   The foregoing table and calculations assume no exercise of any options and exclude:

  . 63,862,040 shares of common stock available for issuance under our 1997 Stock Option Plan, including 42,472,732 shares of common stock issuable upon exercise of outstanding stock options as of July 1, 2000 at a weighted average exercise price of $2.38 per share;

  . 18,434,544 shares of common stock issuable upon exercise of warrants outstanding as of July 1, 2000 at a weighted average exercise price of $1.21 per share;

  . 20,000,000 shares of common stock initially available for issuance under our 2000 Long Term Incentive Plan; and

  . 10,000,000 shares of common stock available for issuance under our Employee Stock Purchase Plan.

   The exercise of outstanding options and warrants and future equity issuances, including any additional shares issued in connection with our acquisition of Algety, will result in further dilution.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following table presents our selected consolidated financial data. We derived this data from our consolidated financial statements and the notes to those statements. You should read this data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. All financial data as of December 31, 1998 and January 1, 2000 and for the period from June 2, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and January 1, 2000 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Financial data as of December 31, 1997 has been derived from our audited consolidated financial statements not included in this prospectus. All financial data as of April 1, 2000 and for the three months ended April 3, 1999 and April 1, 2000 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and in the opinion of management, reflects all adjustments, which are of only a normal or recurring nature, necessary to present fairly the data for the periods presented. Operating results for the three months ended April 1, 2000 are not necessarily indicative of the results that may be expected for the year ending December 30, 2000. During 1999, we changed our accounting reporting cycle from a calendar year-end to a manufacturing 52- or 53-week fiscal year-end, ending on the Saturday closest to December 31 in each year.

                           Period from
                           June 2, 1997         Year Ended           Three Months Ended
                          (inception) to ------------------------- ----------------------
                           December 31,  December 31,  January 1,   April 3,   April 1,
                               1997          1998         2000        1999       2000
                          -------------- ------------ ------------ ---------- -----------
                                                                        (unaudited)
Statement of Operations
 Data:
Revenue.................     $   --        $    --      $    --     $    --    $    --
Operating expenses:
 Research and
  development, including
  equity-based expense..         249         15,260       39,800       8,411     19,807
 Sales and marketing,
  including equity-based
  expense...............         --             167        8,264         283      4,630
 General and
  administrative........         268          3,147       18,319       1,700      2,359
 Depreciation and
  amortization..........          20            528        2,740         342      1,475
                             -------       --------     --------    --------   --------
 Total operating
  expenses..............         537         19,102       69,123      10,736     28,271
                             -------       --------     --------    --------   --------
 Operating loss.........        (537)       (19,102)     (69,123)    (10,736)   (28,271)
 Interest income
  (expense), net........          43           (358)      (2,146)       (426)     1,440
                             -------       --------     --------    --------   --------
 Net loss...............     $  (494)      $(19,460)    $(71,269)   $(11,162)  $(26,831)
                             =======       ========     ========    ========   ========
Basic and diluted net
 loss per common share..     $ (0.02)      $  (0.86)    $  (2.33)   $  (0.41)  $  (0.65)
                             =======       ========     ========    ========   ========
Weighted average number
 of common shares
 outstanding............      21,600         22,638       30,599      27,209     41,128
Pro forma basic and
 diluted net loss per
 common share
 (unaudited)............                                $  (0.39)              $  (0.11)
                                                        ========               ========
Pro forma weighted
 average number of
 common shares
 outstanding
 (unaudited)............                                 184,319                252,787
                                         December 31, December 31, January 1,  April 1,
                                             1997         1998        2000       2000
                                         ------------ ------------ ---------- -----------
                                                                              (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............                   $  1,620     $  4,041    $244,597   $201,547
Working capital.........                      1,552       (1,474)    236,839    200,911
Total assets............                      2,652        8,488     307,279    284,694
Notes payable and
 capital lease
 obligations, net of
 current portion........                        --         5,800      38,771     34,488
Total stockholders'
 equity.................                      2,506       (2,968)    239,625    213,714

   Included in research and development expenses is equity-based compensation of $126 for the year ended January 1, 2000 and $745 for the three months ended April 1, 2000. Included in sales and marketing expenses is equity-based compensation of $4,845 for the year ended January 1, 2000.

   See notes 1 and 9 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in computing net loss and pro forma net loss per share data.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis along with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

Overview

   We design, manufacture and market products that enable a fundamental shift in the design and efficiency of backbone networks by allowing for the transmission, switching and management of communications traffic entirely in the optical domain. Our products enable the creation of all-optical backbone networks that support transmission over long distances and eliminate the need for expensive and bandwidth-limiting electrical regeneration and switching equipment.

   We were incorporated on June 2, 1997 under the laws of the State of Delaware under the name NOVA Telecommunications, Inc. On February 5, 1999, we changed our name to Corvis Corporation.

   Since our inception on June 2, 1997, we have been a development stage company. Our operating activities consist primarily of research and development, product design, manufacturing and testing. Additionally, we have recruited and trained our administrative, financial, marketing and customer support organizations, and we are establishing a direct sales force.

   We currently have only three customers, Broadwing, Williams Communications and Qwest. We shipped, installed and activated a laboratory trial system for each of Broadwing and Williams Communications during the first quarter of 2000. We began shipping, installing and activating field trial systems to them during the second quarter of 2000. We successfully completed our field trial with Broadwing in July 2000, and Broadwing has agreed to purchase $200 million of our products and services over a two-year period. Williams Communications has agreed to purchase $200 million of our products and services over a two-year period, subject to its successful completion of field trials. We expect the Williams Communications field trial to be completed during the second half of 2000. Qwest has agreed to purchase $150 million of certain of our products, which are currently under development, over a two year period beginning on the date that the products meet agreed technical requirements. Qwest's purchase obligations are subject to our products being competitively priced and our ability to make products that meet agreed technical requirements by the end of 2001. We are in discussions with other service providers to begin field trials and to purchase our products.

   Revenue. To date, we have not recognized meaningful revenue. Our policy will be to recognize revenue from product sales when a purchase commitment has been received, delivery has been made, collection is probable and, if contractually required, a customer's product acceptance has been received. Costs of revenues will include the costs of manufacturing our products and other costs associated with warranty and other contractual obligations. Under the two current customer contracts where shipments have occurred, we did not recognize revenue from the shipment of laboratory units or field trial units at the time of their shipment.

   Research and Development. Research and development expenses consist primarily of salaries and related personnel costs, test and prototype expenses related to the design of our hardware and software products, laboratory units and facilities costs. All costs related to product development, both hardware and software, are recorded as expenses in the period in which they are incurred. Due to the timing and nature of the expenses associated with this process, significant quarterly fluctuations may result. We believe that research and development is critical in achieving current and future strategic product objectives. We expect that research and development expenses will significantly increase in the future as we continue to enhance our existing products and develop new products.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries and related personnel costs, laboratory trial systems, trade shows and other marketing programs and events and travel expenses. We intend to expand our sales operations significantly in order to increase market awareness and acceptance of our products, including establishing sales offices throughout the United States and internationally. We also expect to initiate additional marketing programs to support our current products. Our success depends on establishing and maintaining key customer relationships. In order to achieve this objective, we expect to expand our customer service and support organization. We anticipate that our sales and marketing expenses will increase significantly in the future.

   General and Administrative. General and administrative expenses consist primarily of salaries and related personnel costs, information systems support, recruitment expenses and facility demands associated with establishing the proper infrastructure to support our expanding organization. This infrastructure consists of executive, financial, legal, information systems and other administrative responsibilities. We anticipate that these costs will increase significantly in the future.

   Since our inception, we have incurred significant losses, and as of April 1, 2000 we had an accumulated deficit of $118.1 million. We do not expect to generate net income before at least 2002. We have a lengthy sales cycle for our products and accordingly expect to incur significant research and development, sales and marketing and general and administrative expenses before we realize any related revenue. As a result, we will need to generate significant revenue to achieve and maintain profitability.

   During 1999, we changed our accounting reporting period from a calendar year-end to a manufacturing 52- or 53-week fiscal year-end, ending on the Saturday closest to December 31 in each year.

Results of Operations

 Three months ended April 1, 2000 compared to three months ended April 3, 1999

   Revenue. We recognized no revenue in either period.

   Research and Development. Research and development expenses increased to $19.8 million for the three months ended April 1, 2000 from $8.4 million for the three months ended April 3, 1999. The increase in expenses was primarily attributable to $3.7 million of salaries and related benefits due to the hiring of additional personnel, $2.6 million of prototype and laboratory materials, $2.3 million of facilities expenses and $0.8 million in equity-based compensation expense, primarily consisting of expenses related to the issuance of options granted to non-employees.

   Sales and Marketing. Sales and marketing expenses increased to $4.6 million for the three months ended April 1, 2000 from $0.3 million for the three months ended April 3, 1999. The increase in expenses was primarily attributable to $2.7 million of laboratory trial systems, $0.8 million of salaries and related benefits due to the hiring of additional personnel, and $0.2 million of travel expenses.

   General and Administrative. General and administrative expenses increased to $2.4 million for the three months ended April 1, 2000 from $1.7 million for the three months ended April 3, 1999. The increase in expenses was primarily attributable to salaries and related benefits due to the hiring of additional personnel.

   Depreciation and Amortization. Depreciation and amortization expenses increased to $1.5 million for the three months ended April 1, 2000 from $0.3 million for the three months ended April 3, 1999. The increase was primarily attributable to depreciation associated with administrative and manufacturing facilities and research and development equipment. We expect depreciation and amortization expenses to increase significantly in future years due primarily to the amortization of intangibles resulting from our recent acquisitions, as well as to increased depreciation expenses associated with the build-out of our new facilities.

   Interest Income (Expense), Net. Interest income, net of interest expense, increased to $1.4 million for the three months ended April 1, 2000 from $0.4 million of net interest expense for the three months ended April 3, 1999. The increase was primarily attributable to higher invested cash balances from the proceeds of private placements, offset in part by interest payments under new credit facilities.

 Year ended January 1, 2000 compared to year ended December 31, 1998

   Revenue. We recognized no revenue in either period.

   Research and Development. Research and development expenses increased to $39.8 million for the year ended January 1, 2000 from $15.3 million for the year ended December 31, 1998. The increase in expenses was primarily attributable to $11.0 million of salaries and related benefits due to the hiring of additional personnel, $5.0 million of prototype and laboratory materials, $1.7 million of facilities costs, $1.4 million of information systems support costs and $0.1 million of equity-based compensation expense.

   Sales and Marketing. Sales and marketing expenses increased to $8.3 million for the year ended January 1, 2000 from $0.2 million for the year ended December 31, 1998. The increase in expenses was primarily attributable to $1.5 million of salaries and related benefits due to the hiring of additional personnel, $1.0 million of promotional and trade show expenses and $4.8 million of equity-based compensation expense related to the issuance of options granted to non-employees and warrants issued to strategic investors.

   General and Administrative. General and administrative expenses increased to $18.3 million for the year ended January 1, 2000 from $3.1 million for the year ended December 31, 1998. The increase in expenses was primarily attributable to $9.6 million for financial, legal and advisory fees, $2.2 million of personnel and related benefits due to the hiring of additional personnel and $2.2 million of information system support costs.

   Depreciation and Amortization. Depreciation and amortization expenses increased to $2.7 million for the year ended January 1, 2000 from $0.5 million for the year ended December 31, 1998. The increase was primarily attributable to depreciation associated with administrative and manufacturing facilities and research and development equipment.

   Interest Income (Expense), Net. Interest expense, net of interest income, increased to $2.1 million for the year ended January 1, 2000 from $0.4 million for the year ended December 31, 1998. Interest expense increased for the year ended January 1, 2000 as a result of increased borrowings under new and existing credit facilities, offset in part by an increase in interest income primarily attributable to proceeds from private placements.

 Year ended December 31, 1998 compared to the period from June 2, 1997 (inception) through December 31, 1997

   Revenue. We recognized no revenue in either period.

   Research and Development. Research and development expenses increased to $15.3 million for the year ended December 31, 1998 from $0.2 million for the period from inception through December 31, 1997. The increase in expenses was primarily attributable to $8.4 million of prototype and lab materials and $4.0 million of salaries and related benefits due to the hiring of additional personnel.

   Sales and Marketing. Sales and marketing expenses increased to $0.2 million for the year ended December 31, 1998 from zero dollars for the period from inception through December 31, 1997. The increase in expense was attributable to the initial establishment of our sales effort.

   General and Administrative. General and administrative expenses increased to $3.1 million for the year ended December 31, 1998 from $0.3 million for the period from inception through December 31, 1997. The increase in expenses was primarily attributable to $1.0 million of salaries and related benefits due to the hiring of additional personnel, $0.7 million of information system support and $0.6 million of facility costs.

Liquidity and Capital Resources

   Since inception through April 1, 2000, we have financed our operations, capital expenditures and working capital primarily through private sales of our capital stock and borrowings under credit and lease facilities. At April 1, 2000, cash and cash equivalents totaled $201.5 million.

   Since inception through April 1, 2000, net cash used in operating activities was $120.4 million. Net cash used in operating activities for the three months ended April 1, 2000 was $32.0 million, primarily attributable to a net loss of $26.8 million and $13.5 million of inventory purchases, offset by an increase in accounts payable of $7.6 million. Net cash used in operating activities for the year ended January 1, 2000 was $71.8 million, primarily attributable to a net loss of $71.3 million and $15.9 million of inventory purchases, offset in part by non-cash items of $9.9 million and an increase in accounts payable of $4.7 million. Net cash used in operating activities for the year ended December 31, 1998 was $16.2 million, primarily attributable to a net loss of $19.5 million, offset in part by an increase in accounts payable of $1.8 million. Net cash used in operating activities for the period June 2, 1997 (inception) to December 31, 1997 was $0.4 million, primarily attributable to a net loss of $0.5 million.

   Since inception through April 1, 2000, net cash used in investing activities was $24.2 million. Net cash used in investing activities for the three months ended April 1, 2000 was $7.5 million, the year ended January 1, 2000 was $14.0 million, the year ended December 31, 1998 was $1.7 million and from June 2, 1997 (inception) to December 31, 1997 was $1.0 million. The increase in net cash used in investing activities was primarily attributable to purchases of manufacturing and test equipment, information systems equipment and office equipment. We are currently building out our second production facility and have executed agreements with our existing landlord to build-out and improve additional facilities. Significant capital expenditures will be required for facility modification, equipment, systems and other capital additions.

   Since inception through April 1, 2000, net cash provided by financing activities was $346.1 million. Net cash used by financing activities for the three months ended April 1, 2000 was $3.6 million, primarily attributable to payments on debt. Net cash provided by financing activities for the year ended January 1, 2000 was $326.3 million, primarily attributable to $290.5 million from private placements, $49.1 million from issuance of notes payable and $8.3 million from issuance of stockholders' notes payable, offset in part by $6.3 million of payment on debt and an increase of $17.1 million in restricted cash for certain debt facilities. Net cash provided by financing activities for the year ended December 31, 1998 was $20.4 million, primarily attributable to $13.7 million from private placements and $5.0 million of proceeds from the issuance of notes payable. Net cash provided from June 2, 1997 (inception) to December 31, 1997 was $3.0 million from a private placement.

   In 1997, we completed the private placement of 21,600,000 shares of common stock and 1,500,000 shares of Series A convertible preferred stock for an aggregate purchase price of $3.0 million.

   In 1998, we completed the private placement of 50,000 shares of Series A convertible preferred stock for an aggregate purchase price of $100,000 and 6,328,955 shares of Series B convertible preferred stock for an aggregate purchase price of $13.6 million.

   In 1999, we completed the private placement of 3,075,736 shares of Series C convertible preferred stock for an aggregate purchase price of $28.1 million, 1,898,406 shares of Series F convertible preferred stock for an aggregate purchase price of $46.0 million, 292,825 shares of Series G convertible preferred stock for an aggregate purchase price of $10.0 million and 2,685,954 shares of Series H convertible preferred stock for an aggregate purchase price of $216.3 million.

   In 2000, we completed the private placement of 496,710 shares of Series H convertible preferred stock for an aggregate purchase price of $40.0 million.

   In 1999, we established a 36-month term facility of up to $40.0 million. As of April 1, 2000, we owed $34.4 million under this facility. Under the facility we are required to maintain minimum cash balances. As of April 1, 2000, we were in compliance with those requirements. Outstanding amounts under the facility bear interest at an effective weighted average rate of 13.2%.

   Since inception, we have entered other loan and lease financing arrangements totaling $16.1 million and $5.0 million, respectively. Outstanding amounts under these arrangements bear interest at a weighted average rate of approximately 15.4% and carry terms which range from 36 to 48 months. As of April 1, 2000, we owed $17.5 million under these various arrangements.

   As of April 1, 2000, we had outstanding irrevocable letters of credit aggregating $2.1 million relating to lease obligations for various manufacturing and office facilities and other business arrangements. These letters of credit are collateralized by funds in our operating account. Various portions of the letters of credit expire at the end of each respective lease term or agreement term.

   We believe that the net proceeds from this offering and the concurrent private placement, together with our current cash and cash equivalents and lines of credit, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

   The optical network equipment industry is currently experiencing price increases and shortages associated with certain component parts. A significant price increase or a shortage of these parts could adversely affect our liquidity, capital resources, and results of operations. We continue to evaluate our need to acquire additional production and other facilities to accommodate our expanding operations. We expect our expenditures associated with this expansion to be significant over the next several years. Our liquidity will also be dependent on our ability to manufacture and sell our products. Changes in the timing and extent of the sale of our products will affect our liquidity, capital resources and results of operations. We currently have only three customers that will provide substantially all of our revenues. The loss of any of these customers, or any substantial reduction in anticipated orders, could materially adversely affect our liquidity and results of operations. We plan to diversify our customer base by seeking new customers both domestically and internationally.

   If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to our existing shareholders. If additional funds are raised through the issuance of debt securities, the terms of such debt could impose additional restrictions on our operations. Additional capital, if required, may not be available on acceptable terms, or at all. If we are unable to obtain additional financing, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which could harm our business, financial condition and operating results. Increasingly, as a result of the financial demands of major network deployments, service providers are looking to their suppliers for financing assistance. From time to time we may provide or commit to extend credit or credit support to our customers, as we consider appropriate in the course of our business, considering our limited resources.

Recent Acquisitions

 Algety Telecom S.A.

   On July 1, 2000, we acquired Algety, a French company that develops and markets high capacity, high speed optical transmission equipment. Algety, based in Lannion, France, was formed in April 1999, and is a development stage company with no revenue. Algety had a net loss of $1.8 million for the period from April 17, 1999 (inception) to December 31, 1999, and $2.6 million for the three months ended March 31, 2000.

   At the initial closing on July 1, 2000, we delivered to the Algety shareholders 1,301,822 shares of our Series I convertible preferred stock, less 348,402 shares delivered to our escrow agent to secure potential warranty claims, which shares will convert into 15,621,858 shares of common stock upon the closing of this offering. In addition, 189,586 shares will be issued contingent upon satisfaction of certain minimum employment terms for certain Algety employees. We incurred approximately $1.0 million of transaction costs relating to the transaction.

   A second closing will occur under several circumstances, provided the value of the stock that we deliver at the initial closing does not exceed $2 billion at the time set for the second closing. At the second closing, we will deliver to the Algety shareholders additional shares of our Series I convertible preferred stock, or common stock if the Series I convertible preferred stock has been converted by the second closing date. If the second closing occurs either because (a) our common stock has been publicly traded for at least 90 days following this offering or (b) because a public company acquires us, then the number of our shares delivered at the second closing will depend upon our value, which will be our average market capitalization for the highest 10 days of a 20 trading day period ending on the 90th day following this offering under condition (a) or our enterprise value under condition (b). If our average market capitalization or enterprise value is less than $13.5 billion, we will be required to deliver a number of additional shares of our stock which, when combined with the shares delivered at the initial closing, equals 7.4% of our outstanding common stock on the second closing date. If our average market capitalization or enterprise value equals or exceeds $13.5 billion, we will deliver additional shares of common stock so that the stock we have delivered at both closings will have an aggregate value of $1 billion (at the 10-day average price during the measurement period under condition (a) or at the transaction value under condition (b)), plus an additional $43.5 million for each $500 million of average market capitalization or enterprise value in excess of $13.5 billion, up to a maximum purchase price of $2 billion.

   If we issue more than 50% of our shares in a single transaction or a series of related transactions, or if a private company acquires control of us, we will be required to deliver to the shareholders participating in the second closing a number of shares of common stock which, when combined with the shares delivered at the initial closing, equals 8.0% of our outstanding common stock on the second closing date.

   We may at any time elect to settle our obligation to deliver additional shares by delivering to the Algety shareholders a number of shares of common stock which, when combined with the shares delivered at the initial closing, equals 8.0% of our outstanding common stock on the second closing date.

   We have accounted for the acquisition using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the date of acquisition. The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of the assets and liabilities of Algety. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $164.2 million, based upon the preliminary purchase price allocation, will be amortized on a straight-line basis over five years. Based upon preliminary results of the valuation, we expect that approximately $40.3 million of the purchase price will be allocated to in-process technology.

 Baylight Networks, Inc.

   On May 19, 2000, we acquired Baylight, a company that designs optical network access systems and subsystems. Baylight, based in Palo Alto, California, was formed in February 2000 and is a development stage company with no revenue. In consideration for all of the outstanding shares of Baylight, we assumed $0.1 million of Baylight liabilities and placed in escrow 2,400,012 shares of common stock for release over the term of three-year employment agreements with the former Baylight shareholders. We have accounted for the acquisition as a purchase. Accordingly, the operating results of Baylight will be included in our financial results from the date of acquisition. The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed will be based on an internal analysis of the fair value of the assets and liabilities of Baylight. We do not anticipate that any of the purchase price will be allocated to in-process technology. However, upon completion of the analysis, a portion of the purchase price may be allocated to other intangibles, including in-process technology. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $0.1 million, based on the preliminary purchase price allocation, will be amortized on a straight-line basis over five years. We will recognize compensation expense over the terms of the employment agreements equal to the fair value of the shares to be issued.

 Corvis Canada, Inc.

   In July 1999, we purchased all of the outstanding common stock of Corvis Canada, Inc., a Canadian company formerly known as Kromafibre, Inc., for 211,928 shares of Series D convertible preferred stock valued at approximately $1.9 million. Corvis Canada develops fiber optic technology that we use in some of our products. We accounted for the acquisition as a purchase. Accordingly, the operating results of Corvis Canada have been included in our results since the date of our acquisition of Corvis Canada. We are amortizing the excess of the aggregate purchase price over the fair value of net assets acquired of approximately $1.7 million on a straight-line basis over five years. We will release an additional 61,386 shares of Series D convertible preferred stock originally valued at approximately $0.6 million to an officer and shareholder of Corvis Canada. At the date of the acquisition, these shares were placed in escrow to be released over the term of a three-year employment agreement. We are recognizing compensation expense over the term of the employment agreement for the fair value of the shares issued.

Year 2000 Compliance

   The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer controlled systems using two digits rather than four to define the applicable year. For example, software programs that have time-sensitive components may recognize a date represented as "00" as the year 1900 rather than the year 2000. In addition, programs may fail to recognize February 29, 2000, as a result of an exception to the calculation of leap year that occurred in the year 2000. This problem could result in miscalculation, data corruption, system failures or disruptions of operations. As of April 1, 2000, we had not experienced any significant disruptions in our business related to year 2000 issues, nor do we expect to experience any year 2000 related disruption in the operation of our systems.

   We are not aware of any of the companies to which we have shipped our test products experiencing any year 2000 related problems with our products or their ability to deploy our products. In addition, we have not received notice from any of our contract manufacturers or our other suppliers that they have experienced any year 2000 problems with the parts supplied by them or that would affect their ability to supply products and services to us. Although most year 2000 problems should have become evident on or shortly after January 1, 2000, additional year 2000 related problems may occur. We will continue to monitor our mission critical equipment and computer applications and those of our suppliers and vendors throughout the year, in an effort to ensure that any late year 2000 matters that may arise are promptly addressed.

                                    BUSINESS

Overview

   We design, manufacture and market products that enable a fundamental shift in the design and efficiency of backbone networks by allowing for the transmission, switching and management of communications traffic entirely in the optical domain. Our products include ultra-long distance optical signal transmission, reception and amplification equipment, all-optical switching equipment and software that enable the creation of all-optical backbone networks that support transmission over long distances. By deploying our products, service providers eliminate the need for expensive and bandwidth-limiting electrical regeneration and switching equipment, significantly reducing costs, increasing network capacity and allowing them to more quickly and efficiently provide new services. We believe that service providers will increasingly turn to optical technologies because traditional electrical and electrical/optical technologies and the existing network architecture do not adequately address service providers' rapidly increasing capacity and reliability requirements in a cost effective manner.

Industry Background

 Increase in Data Traffic on Service Provider Networks

   Over the past decade, the volume of data traffic across communications networks has grown rapidly and is expected to exceed the volume of voice traffic. Data-intensive applications such as electronic commerce, Internet access, e-mail, streaming audio and video, remote access and other new applications place significant strains on the capacity of existing network infrastructures. Data traffic across communications networks is expected to increase from 350,000 terabytes per month in 1999 to more than 16 million terabytes per month in 2003, according to RHK, Inc., a leading market research and consulting firm. Ten terabytes is the equivalent of all of the information contained in the Library of Congress.

   To handle the increasing volume of data traffic, both established and emerging service providers continue to build networks and add capacity to existing networks using electrical/optical transmission and electrical switching equipment. The electrical/optical transmission equipment provides higher capacity and greater network reliability than older electrical transmission equipment. In 1998 alone, service providers purchased $65 billion of electrical/optical transmission equipment and electrical switching equipment, according to RHK.

   In order to remain competitive, service providers must continue to install transmission and switching equipment that maximizes the value of their networks while still maintaining or improving network reliability. Service providers are currently having difficulty cost-effectively increasing and managing network capacity using existing equipment and network architectures. This difficulty has constrained service providers' attempts to manage their growth effectively.

 The Existing Network Infrastructure

   Backbone networks are the long distance networks that connect local networks. The existing backbone network infrastructure is based on an electrically interconnected network of optical fibers.

   As an optical signal travels along an optical fiber, the signal strength and quality degrade. Optical amplifiers are placed at 60 to 100 kilometer intervals to strengthen the signal. Despite this amplification, the signal quality continues to degrade as it travels along the optical fiber. In existing backbone networks, the signal must be regenerated every 400 to 600 kilometers in order for the signal to be successfully received at its destination. At each regeneration point, the signal quality is restored through the use of transmission equipment consisting of a receiver and a transmitter which are both required for each optical signal. The receiver converts the optical signal to an electrical signal and regenerates it. The transmitter then converts the regenerated electrical signal back into an optical signal and transmits it along the optical fiber.

   At network intersections, traffic can enter, exit or continue along the network. At each network intersection, all traffic must be converted from an optical signal into an electrical signal and processed by electrical switching equipment. The traffic that does not exit the backbone must then be converted back into an optical signal and transmitted further along the optical fiber. At a network intersection, a receiver is required for each optical signal entering the intersection and a transmitter is required for each optical signal continuing along the backbone as well as for new signals entering the backbone. Depending on the number and type of signals, one or more electrical switches is required.

   Today's existing backbone networks are comprised of electrical network intersections linked together with optical fiber to form a series of interconnected rings. Long distance routes spanning substantial geographic lengths are established by linking several rings together. Each ring carries traffic around the ring and between connected rings. The ring architecture provides two independent fiber paths between any two points on a ring. A working path carries traffic while a protection path provides a redundant route in the event of failure along the working path. To establish full working and protection path capacity, each ring must be provisioned with sufficient transmission and switching equipment to handle all traffic on the working and protection paths around and between rings.

                                     [MAP]

[This diagram depicts a traditional ring architecture overlayed on a map of the United States. The ring architecture is congested with a larger number of electrical and electrical/optical transmission equipment located at various points on each ring and at each network intersection. There are also several redundant overlapping sections of rings that are the result of inefficiences inherent in ring architectures.]


 Limitations of the Existing Backbone Network Infrastructure

   Existing backbone network infrastructures limit service providers' ability to cost-effectively and efficiently meet increasing capacity and service demands. The limitations result from substantial expenditures and complexities associated with installing equipment, performing multiple optical-to-electrical-to-optical conversions, transporting, switching and regenerating traffic, adding network capacity, maintaining unused capacity for network protection and managing the network to provision new services.

  . Significant capital expenditures. At every network intersection and regeneration point in the existing backbone network, all of the optical signals, regardless of their ultimate destination, must undergo optical-to-electrical-to-optical conversions. As a result, costly transmission equipment must currently be placed every 400 to 600 kilometers to perform optical-to-electrical-to-optical conversions to regenerate degraded optical signals. Additionally, at each network intersection various types of electrical switching equipment and transmission equipment must be installed to switch all signals on every fiber as well as perform optical-to-electrical-to-optical conversions. The amount of the equipment along with the associated network management infrastructure increases the capital costs and complexity of the network. The transmission equipment required merely to pass signals to the same fiber at electrical switching sites can be in excess of 50% of total transmission equipment at each network intersection.

  . Slow and costly to deploy and increase capacity. Equipment installation in today's backbone network is time-consuming, manually intensive and typically requires multiple "truck rolls". This process involves dispatching teams of technicians to deploy equipment at every network intersection and regeneration point across a network backbone. Furthermore, the installation process results in a configuration specifically tailored to provision services between two points. Increasing network capacity in existing networks requires that the truck roll installation process be repeated, which can take several months and presents an obstacle to the service providers' ability to deploy new services.

  . Slow and costly to provision services. Service providers have attempted to reduce the length of time and number of truck rolls required to provision new services in the existing network by installing excess transmission and switching equipment. The installation of excessive equipment, or pre-provisioning, requires service providers to accurately project when, where, how much and what type of capacity will be needed in their networks. Today's backbone network architecture lacks the flexibility to re-configure capacity after deployment and requires significant manual intervention. If capacity demands vary from the projections, unused transmission and switching equipment must be removed and deployed elsewhere in the network by performing another truck roll or else they will be stranded in the network. As a result, service providers may be limited in their ability to respond to new and changing demands for services.

  . Significant operating expenses. The complexities of existing network infrastructures require service providers to incur substantial operating expenses. The extensive amount of equipment in existing backbone networks must be maintained, spare equipment must be stocked and electrical power and facilities must be sufficient to accommodate all of the installed equipment. Management of existing backbone networks requires an experienced team of operators to provision services. These operating expenses will continue to increase as capacity is added to existing network infrastructures.

   As a result of the limitations and the high costs associated with the technologies and equipment utilized in existing backbone networks, a significant market opportunity exists for a more cost-effective backbone solution.

The Corvis Solution

   We design, manufacture and market products that enable a fundamental shift in the design and efficiency of backbone networks by allowing for the transmission, switching and management of traffic entirely in the optical domain. Our products enable the creation of long distance, all-optical transmission paths across multiple fibers by eliminating expensive and bandwidth-limiting electrical regeneration and switching equipment in the backbone network. Our products integrate three key technologies that enable the deployment of all-optical backbone networks: ultra-long distance optical transmission, all-optical switching and integrated network management. Our products offer service providers several key competitive advantages and benefits, including the following:

 Reduced Capital Expenditures

   By deploying our products in the backbone network, service providers are able to dramatically reduce their capital expenditures. Our all-optical network products eliminate the need for costly electrical regeneration and switching equipment in the backbone network, reducing the amount of equipment required for network deployment and expansion. Our products support transmission of optical signals up to 3,200 kilometers compared to 400 to 600 kilometers for traditional equipment, which reduces the number of transmitters and receivers and associated equipment by up to a factor of eight, resulting in reduced capital expenditures. This benefit is depicted in the diagram below.

                                     [MAP]
[This diagram is a comparison of a 3,200 kilometer point-to-point long distance transmission route using Corvis equipment versus traditional transmission equipment. The route provisioned with traditional equipment contains eight pairs of transmitters and receivers, each pair at 400 kilometer intervals over a 3,200 kilometer span while the Corvis provisioned route has only one transmitter at the beginning of the route and one receiver at the end of the route.]

   Our optical switches enable optical signals to pass through a network intersection without optical-to-electrical-to-optical conversions, eliminating the need for one transmitter and one receiver for each signal passing through a network intersection, potentially eliminating hundreds of transmitters and receivers. It also eliminates the need for electrical switches at the network intersection for these signals.

   Our products enable all-optical mesh architectures, which allow for transmission between any two points using any path in the network. The mesh architecture eliminates the need for multiple rings and the deployment of costly electrical transmission equipment required to support redundant capacity in each of those rings, as depicted in the diagram below.

                                   [GRAPHIC]

[This diagram depicts a Corvis enabled all-optical mesh network architecture overlayed on a map of the United States. This mesh network has been provisioned with our all-optical routing switch and our all-optical add/drop multiplexer. This mesh network design provides end to end routes that are inherently more efficient than traditional ring architectures.]


 Speed to Deploy and Increase Capacity

   Service providers can deploy and increase capacity in a network more rapidly using our equipment than with traditional equipment. Backbone networks constructed using our products require significantly less equipment than used in existing networks, reducing network complexity as well as the number of tasks that must be performed to install our products.

   Once installed, our optical network products simplify and accelerate network expansion, enabling service providers to respond quickly to unpredictable demand for services and to take advantage of revenue opportunities. Additional transmission capacity can be added simply by inserting transmitters and receivers at the end points of a desired transmission path of up to 3,200 kilometers. No additional equipment is required along a transmission path, eliminating the need for truck rolls. The resulting cost and time savings give service providers a distinct advantage in responding to capacity demands.

 Rapid Delivery of Services

   Using our products, service providers can rapidly and cost-effectively deliver services to their customers. The delivery of services along a transmission path can be performed in hours from a service provider's network operations center using our network management software, eliminating the months and expense required for service provider personnel to manually install and/or modify electrical transmission and switching equipment along a transmission path.

 Reduced Operating Expenses

   Our products reduce operating expenses by dramatically reducing the amount of equipment in backbone networks, significantly decreasing costs associated with maintaining equipment and spare parts inventory and providing electrical power and facilities to operate and house the equipment. Our products can reduce the number of transmitters and receivers and associated equipment in a service provider's network by up to a factor of eight and the cost associated with this equipment in the network. This results in a more efficient, less complex network with fewer parts to track, control, maintain and manage.

 Compatibility with Traditional Networks

   Our products include standard hardware and software interfaces, which provide compatibility with traditional network equipment. This allows service providers to selectively migrate to an all-optical backbone network, while continuing to use their existing networks.

Corvis Strategy

   Our goal is to be the leading provider of all-optical network products which transmit, switch and manage traffic entirely in the optical domain. Key elements of our strategy include the following:

 Develop and Introduce Leading Optical Network Products

   We intend to develop and provide products that enable service providers to deploy faster, more flexible and more cost-effective backbone networks than those using traditional equipment. Our products enable service providers to significantly reduce equipment purchases and simplify network management. We believe that service providers will increasingly turn to optical technologies because traditional electrical and electrical/optical technologies and ring architectures can no longer adequately address service providers' rapidly increasing capacity, cost and reliability requirements.

 Maintain and Extend Technology Leadership

   We believe that we are currently the leader in developing all-optical network technology. We intend to maintain and extend our technological advantage by continuing to define next-generation optical networks. To further this objective, we will continue investing in research and development efforts focusing on innovative optical and networking technology. We will also continue to aggressively recruit and retain talented engineers.

 Penetrate and Expand Customer Base

   We intend to sell our products to established and emerging service providers, initially focusing our sales efforts on the North American market. We will work closely with prospective customers, analyzing their existing networks and developing customized plans for increasing their network capacity and functionality. To further develop and expand our customer base, we intend to significantly increase the size of our sales force and customer support capabilities to address both domestic and international service providers. We intend to increase our visibility as a leader in developing all-optical network products and believe this increased visibility will generate additional sales. We believe that providing ongoing support is critical to successful long term relationships with, and follow-on sales to, our customers. In this regard, we are committed to providing our customers with the highest levels of support and service.

 Optimize Manufacturing Capabilities

   We are expanding our internal manufacturing capabilities through the addition of new manufacturing personnel, facilities and equipment. Manufacturing our own products allows us to avoid risks related to fully-outsourced manufacturing, including increased access by third parties to our technology, shipment delays and decreased quality control. We develop our manufacturing processes concurrently with the design and development of our optical network products, facilitating the design of products that can be manufactured more efficiently. We seek to outsource manufacturing whenever it is cost-effective to do so and there is minimal risk of compromising our proprietary technologies and processes. Where appropriate and cost-effective, we selectively use contract manufacturers to increase manufacturing capacity and speed to market, reduce costs and increase flexibility.

 Pursue Strategic Relationships and Acquisitions

   We intend to pursue strategic relationships and acquisitions with companies that have innovative technologies. We believe that through acquisitions we will be able to gain access to new technologies and additional skilled employees. For example, we recently acquired Algety, a company that develops and markets high capacity, high speed optical transmission equipment, and Baylight, a designer of optical access systems and subsystems. Both of these acquisitions will enable us to further develop leading optical network products.

Corvis Technology and Products

   Our all-optical network products integrate three key technologies to effectively deploy long haul, all-optical backbone networks: ultra-long distance optical transmission, all-optical switching and integrated network management. Our integration of these technologies allows service providers using our equipment to build faster, more flexible and more cost-effective backbone networks.

   Our Optical Network Gateway and Optical Amplifier products are designed to provide ultra-long distance, high capacity transmission. Our Optical Add/Drop Multiplexer and Optical Switch products eliminate optical-to-electrical-to-optical conversions at network intersections, enabling ultra-long distance, all-optical transmission paths across multiple fiber links. Our CorManager Network Management System controls our transmission and switching products to create and provision long distance transmission paths through the network.

   Currently, our Optical Network Gateways and Optical Amplifiers support transmission of optical signals up to 3,200 kilometers without electrical regeneration compared to traditional products that require regeneration every 400 to 600 kilometers. This can reduce the number of transmitters and receivers needed in the network by up to a factor of eight. Our Optical Switch has been designed to switch up to 2.4 terabits per second entirely in the optical domain.

   The following table describes our products:

Corvis Product           Function                   Design Specifications
-----------------------  -------------------------- --------------------------
Optical Network Gateway  Transmit and receive       160 OC-48(c) channels
                         optical channels to and    40 OC-192(c) channels
                         from the fiber

Optical Amplifier        Amplification of optical   800 gigabits per second
                         channels along fiber       per fiber pair

Optical Add/Drop         Selective adding and       800 gigabits per second
 Multiplexer             dropping of optical        per fiber pair
                         channels to and from the
                         fiber

Optical Switch           Optical channel routing    2.4 terabits per second
                         between fibers

CorManager Network       Comprehensive network      Network planning
 Management System       management applications    provisioning,
                                                    configuration and network
                                                    fault, configuration
                                                    performance and security
                                                    management

   Optical Network Gateway--provides access to an all-optical network from other networks. The Optical Network Gateway currently provides up to 800 gigabits per second capacity on one fiber pair that can be transmitted up to 3,200 kilometers without electrical regeneration over diverse fiber types. Capacity can be added incrementally by inserting transmitters and receivers into the Optical Network Gateway. Our Optical Network Gateway can be integrated with our Optical Add/Drop Multiplexer or Optical Switch, which can provide flexible traffic management, high network efficiency and rapid restoration of services in the event of a fiber cut. Our OC-48(c) product is commercially available. Our OC-192(c) product is expected to be commercially available in the second half of 2001.

   Optical Amplifier--employs various amplification technologies to support high capacity transmission over diverse fiber types. Our distributed and discrete amplification technologies allow us to tailor our amplifiers to customers' fiber types and to provide longer optical transmission distances than currently possible. Our Optical Amplifiers currently support up to 800 gigabits per second capacity on one fiber pair and transmission distances of up to 3,200 kilometers without electrical regeneration. This product is commercially available.

   Optical Add/Drop Multiplexer--enables traffic to enter and exit the network at a network intersection without requiring an optical-to-electrical-to-optical conversion of traffic passing through the intersection. The Optical Add/Drop Multiplexer is integrated with the Optical Network Gateway to allow traffic to enter or exit the fiber at the network intersection. This product is commercially available.

   Optical Switch--provisions routes and has been designed to optically switch up to 2.4 terabits per second of traffic between routes to provision services, reconfigure the network or to restore services in the event of a fiber cut. The Optical Switch optically interconnects multiple fibers to switch traffic between one or more fibers entirely in the optical domain. In addition, the Optical Switch is integrated with the Optical Network Gateway to allow traffic to enter or exit any of the fibers at the network intersection. Our Optical Switch is currently in trial and is expected to be commercially available in the second half of 2000.

   CorManager Network Management System--provides software-based network management that is fully integrated with our transmission and switching products. Our CorManager system is commercially available and consists of the following applications:

  -- Corvis Wavelength Planner--allows service providers to plan the deployment of transmission and switching equipment in the network using current traffic patterns. In addition, service providers can evaluate and plan the redeployment of existing network capacity to meet evolving capacity demands in the network.

  -- Corvis Provisioning Tool--allows service providers to provision their networks from a centralized location based on a service provider's traffic patterns, including those automatically generated by the Corvis Wavelength Planner.

  -- Corvis Network Manager--provide a comprehensive view of the network as well as fault, configuration, performance and security management in the network.

  -- Corvis Element Interface--provides detailed views down to the individual line cards either using the Corvis Network Manager or by directly accessing the individual network element.

Research and Development

   Our future success depends on our ability to increase the performance of our products, to develop and introduce new products and product enhancements and to effectively respond to our customers' changing needs. Our research and development team is primarily responsible for, and is currently working on, meeting these objectives. We believe that we can enhance our technologies to provide greater efficiency in current backbone networks, as well as extend these technologies into other parts of a service provider's current network. We have made, and will continue to make, a substantial investment in research and development. Research and development expenses were $39.8 million for the year ended January 1, 2000 and $19.8 million for the three month period ended April 1, 2000.

   To help meet the challenge of rapidly increasing network traffic demands, we plan to develop optical transport and switching products which provide higher capacity transport on each fiber over greater distances. We also plan to develop additional features for our network management system that further accelerate our customers' ability to deliver revenue generating services using our transport and switching products. We have assembled a team of highly-skilled hardware and software engineers with extensive experience in telecommunications, dense wave division multiplexing and other optical technologies and network management systems. As of July 3, 2000, we had 283 employees involved in research and development.

Customers

   Broadwing and Williams Communications have signed agreements to purchase our all-optical network products. We began shipping, installing and activating field trial systems to them during the second quarter of 2000. We successfully completed our field trial with Broadwing in July 2000. Broadwing has agreed to purchase $200 million of our products and services over a two-year period, the first $100 million of which must be purchased within the next year. Our field trial with Williams Communications which will be deemed successfully completed if our products pass various tests, is expected to be completed in the second half of 2000. Williams Communications has agreed to purchase $200 million worth of our products during the two years following successful completion of its field trial, the first $100 million of which must be purchased within the first year. Upon successful completion of the field trial and each month thereafter, each customer will submit to us rolling forecasts of its estimated purchases for the next several months. We have agreed to provide upgrades for certain of our products to these customers. Each agreement could terminate upon the occurrence of certain limited events, including a material breach that is not cured within 30 days or the insolvency of either us or the customer.

   Qwest has agreed to purchase $150 million of certain of our products, which are currently under development, over a two year period beginning on the date that the products meet agreed technical requirements. Qwest's purchase obligations are subject to our products being priced competitively and our ability to make products that meet the agreed technical requirements by the end of 2001. If these conditions are met, Qwest is required to purchase at least $50 million of our products in the first year after the date that the products meet the agreed technical requirements.

   We are in discussions with other service providers to test and/or purchase our products.

   Each of Broadwing and Williams Communications are stockholders of Corvis, and Qwest holds a warrant to purchase shares of our common stock.

   Like many companies that compete in our industry, we maintain a technical advisory board to assist us in developing our technology and marketing our products and services. We believe that this advisory board provides necessary customer and industry guidance and is critical to the success of our business. Some of our customers have, and our potential customers and suppliers may in the future have, representatives that are members of this advisory board. In exchange for a participant's services on this advisory board, we have granted, and may in the future grant, stock options to them, the terms of which are fully disclosed to the members' employer.

Sales, Marketing and Customer Support

 Sales

   Our sales strategy is to work closely with prospective customers to analyze their existing networks and provide a customized plan for increasing their network capacity and functionality. Our sales approach generally begins with a senior sales executive contacting and establishing a relationship with a service provider. We then assign an account manager to coordinate our efforts and focus our resources on developing the relationship. This account manager aligns our engineering teams and managers with their counterparts in the service provider's organization to provide highly responsive technical and operational support. We analyze the service provider's network layout and traffic patterns and propose a network architecture and product configuration tailored to these traffic patterns. We also invite the service provider to observe product demonstrations and perform testing of our products at our on-site laboratories. At the service provider's request, we provide it with products for additional testing in its laboratories. Following these tests, the service provider generally will undertake field trials of our products prior to commercial deployment in its network. The service provider will accept the products installed in its network upon successful completion of the field trials and continue commercial deployment of additional products. A service provider typically enters into a purchase agreement for optical network products that provides for product deployment over several quarters. We anticipate that our sales cycle, from initial contact with a service provider through the signing of a purchase agreement, will take several quarters. If our products become broadly deployed, service providers may not require laboratory or field tests prior to purchasing our products, which could shorten our sales cycle.

   As of July 1, 2000, we employed 21 people in our sales organization.

 Marketing

   We intend to market our products to established and emerging service providers, initially focusing our efforts on the North American market. We intend to increase our visibility as a leader in developing all-optical network products and believe our increased visibility will generate additional sales. As part of our marketing strategy, we:

  . participate in industry trade shows, technical conferences and technology seminars;

  .  communicate with market research firms;

  . publish technical articles in industry magazines and related marketing materials; and

  .  communicate and promote on the Internet.

   Through these activities, we are building market awareness of our company and our products. As of July 3, 2000, we employed 26 people in our marketing organization. To further develop and expand our domestic and international market presence, we intend to significantly increase the size of our marketing staff.

 Customer Service and Support

   We believe that providing ongoing support is critical to successful long term relationships with and follow-on sales to our customers. We are committed to providing our customers with the highest levels of service and support. We provide installation services directly, as well as through two third-party providers with which we have contracted. Our customer service and systems engineering teams provide extensive pre- and post-sale support, including consultation, network design and in-depth training. We support our customers in a variety of ways, including 24 hours a day, seven days a week support and expedited repair and replacement of equipment.

   As of July 1, 2000, we employed 28 people in our customer service and support organization. To further develop and expand our customer base, we intend to significantly increase the size of our sales force to focus on both domestic and international service providers.

Competition

   We compete in a rapidly evolving and highly competitive market. The market for our products has historically been dominated by companies such as Alcatel, Ciena, Cisco, Lucent, NEC and Nortel. We expect to continue to compete with these and other established and new market entrants. We believe that the principal competitive factors in our market include:

  . product performance, including high-capacity transmission over long distances without regeneration;

  .  speed and cost of deployment;

  .  speed and cost of service provisioning;

  .  ability to reconfigure or increase network capacity;

  .  compatibility with traditional products; and

  .  ongoing customer service and support.

   Many of our competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical and sales and marketing resources than we do and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more vendor financing than we can. To remain competitive, we must continue to develop our products, manufacturing capabilities and customer support.

Manufacturing

   We manufacture all of our products and conduct all final assembly and final component, module and system tests at our manufacturing facilities in Columbia, Maryland and Quebec, Canada. We have invested substantial resources in developing efficient and automated production capabilities and manufacturing processes. We expect to further enhance our manufacturing capabilities with additional production process controls and by taking greater advantage of our operational experience.

   We focus our manufacturing efforts to produce uniformly high quality products that perform according to their design specifications. Prior to shipment, our products undergo a comprehensive testing process designed to verify their performance capabilities. By manufacturing our own products, we expect to avoid risks related to fully outsourced manufacturing which may include shipment delays, lack of quality control and increased access to our proprietary technology. Where appropriate and cost effective, we selectively use contract manufacturers to increase our manufacturing capacity and speed to market, reduce costs and increase flexibility. We have limited manufacturing experience and unproven manufacturing capabilities. We are currently manufacturing our products in limited quantities. In the optical equipment industry there are limited sources for many key components. We purchase less than 5% of our optical, electrical and mechanical components from single source suppliers. In an effort to reduce the impact on our business of disruptions in the delivery of products from these suppliers, we carry excess inventory of components from these single source suppliers. As the number of manufacturers of the remaining products increases, we intend to seek additional suppliers for these components. The loss of any single source supplier would have a material adverse affect on our business.

Intellectual Property

   We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have applied for numerous patents, all of which are pending. We require our employees and consultants to execute non-disclosure and proprietary rights agreements at the beginning of employment or consulting arrangements with us. These agreements acknowledge our exclusive ownership of all intellectual property developed by the individual during the course of his or her work with us and require that all proprietary information disclosed to the individual remain confidential. We intend to enforce vigorously our intellectual property rights if infringement or misappropriation occurs. However, we do not expect that our proprietary rights in our technology will prevent competitors from developing competitive technologies.

   Given the technological complexity of our systems and products, we can give no assurance that claims of infringement will not be asserted against us or against our customers in connection with their use of our systems and products, nor can there be any assurance as to the outcome of any such claims. By letter dated July 10, 2000, Ciena informed us of its belief that there is significant correspondence between products that we offer and several U.S. patents held by Ciena relating to optical networking systems and related dense wavelength division multi- plexing communications systems technologies. While the letter does not formally allege infringement of any of Ciena's patents, letters of this type often are followed by the filing of a patent infringement lawsuit, which may occur before the closing of this offering. We believe that if any litigation were to ensue, we would prevail, and we intend to defend ourselves vigorously if a lawsuit is filed. An adverse outcome in any lawsuit could seriously harm our business.

   We license certain patents covering components, which require us to pay royalties. Each of these patent licenses expires on the earlier of the date the last licensed patent expires or is abandoned by the licensor. We also license certain software components for our network management software. These software licenses are perpetual but will generally terminate if we breach the agreement and do not cure the breach in a timely manner.

   Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or trade secret misappropriation. We have received claims of this kind in the past and we cannot assure you that we will not receive claims of this kind in the future as we seek to hire qualified personnel or that those claims will not result in material litigation. In March 1999, we filed suit against Ciena asking the court to invalidate noncompete agreements between Ciena and former employees that we had hired. Ciena subsequently replied by suing us, the former employees that were subject of the suit and Dr. David Huber, also a former employee of Ciena, seeking injunctive relief and unspecified monetary damages for various alleged activities, including breach of contract, unfair competition and theft of intellectual property. Although we believed Ciena's counterclaims to be unfounded, we ultimately settled the litigation without prejudice to either party. If Ciena were to refile this suit, or any other party were to file a similar suit, an adverse judgment could result in monetary damages or an injunction that could materially affect our business. In addition, as with any suit, regardless of the suit's merits we could incur substantial costs defending ourselves and/or our employees. Also, defending ourselves from such claims could divert the attention of our management away from our operations.


Employees

   As of July 1, 2000, we employed 758 persons, of whom 329 were primarily engaged in manufacturing, 283 in research and development activities, 28 in customer service and support and 118 in sales, marketing and general administration services. None of our employees are currently represented by a labor union. We consider our relations with our employees to be good.

Facilities

   The following table shows as of July 1, 2000 each of our facilities, its function, location and size and whether it is owned or leased.

Function                 Location           Sq. Feet Lease Term
-----------------------  ------------------ -------- --------------------------
Manufacturing            Columbia, Maryland  60,459  Leased until July 2005
Manufacturing            Columbia, Maryland  35,783  Leased until October 2005
Customer service center  Columbia, Maryland  16,205  Leased until November 2002
Executive offices and    Columbia, Maryland  61,203  Leased until May 2009
 research and
 development facilities
Executive offices and
 research and
 development facilities  Columbia, Maryland  82,032  Leased until July 2010
Executive offices and    Columbia, Maryland  36,936  Leased until June 2005
 manufacturing
Executive offices and    Columbia, Maryland  38,560  Leased until October 2005
 manufacturing
Manufacturing warehouse  Columbia, Maryland  24,800  Leased until October 2001
Executive offices and    Columbia, Maryland   7,500  Leased until March 2006
 manufacturing
Executive offices and    Quebec, Canada      12,123  Leased until May 2004
 manufacturing
Executive offices and    Lannion, France     11,320  Leased until April 2009
 research and
 development facilities
Warehouse and research   Lannion, France     10,330  Leased at will
 and development
 facilities
Executive offices        Paris, France        1,400  Leased until May 2008


   We believe that our facilities are adequate for the purposes for which they are presently used and that replacement facilities are available at comparable cost, should the need arise.

Legal Proceedings

   From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   The following table describes our executive officers, directors and key employees as of July 1, 2000:

Name                      Age Position
------------------------  --- ------------------------------------------------------------
Executive Officers and
 Directors
David R. Huber, Ph.D.
 (1)....................   49 Chairman of the Board, President and Chief Executive Officer
Glenn M. Falcao.........   46 Executive Vice President
Terence F. Unter, Ph.D..   47 Chief Operating Officer
Anne H. Stuart..........   37 Senior Vice President, Chief Financial Officer and Treasurer
Kim D. Larsen...........   42 Senior Vice President, General Counsel and Secretary
Frank Bonsal (1)........   62 Director
Vinod Khosla............   44 Director
Frank M. Drendel (2)....   55 Director
Joseph R. Hardiman (2)..   63 Director
Ossama Hassanein (2)....   52 Director Nominee
Key Employees
Michael C. Antone.......   38 Senior Vice President, Intellectual Property Counsel
Moise A. Augis..........   37 Senior Vice President, Business Development
Mike L. Bortz, Ph.D.....   34 Executive Engineer
Kris M. Boschert........   37 Vice President, Customer Satisfaction
Ghazi M. Chaoui, Ph.D...   46 Vice President, Manufacturing
Tom J. Cullen, Ph.D.....   41 Executive Engineer
Timothy C. Dec..........   42 Chief Accounting Officer and Corporate Controller
Steve G. Grubb, Ph.D....   45 Executive Engineer
Francois Ouellete, Ph.D.
 .......................   41 Vice President, Corvis Canada
Alistair J. Price.......   42 Executive Engineer
Adel A. M. Saleh, Ph.D.
 .......................   57 Vice President and Chief Network Architect
Jane M. Simmons, Ph.D...   36 Executive Engineer
David F. Smith .........   45 Vice President, Hardware Engineering
Tom D. Stephens.........   43 Executive Engineer
Gil Tadmor..............   40 Vice President, Software Engineering
Raymond Zanoni, Ph.D....   45 Executive Engineer

--------
(1)Member of the Compensation Committee.

(2)Member of or Nominee for the Audit Committee.

   David R. Huber, Ph.D. is the founder of Corvis. He has served as a Director and Chairman of our Board, President and Chief Executive Officer since June 1997. Dr. Huber has 18 years of experience in the development of optical communications systems. From 1992 through April 1997, Dr. Huber served first as Chief Technology Officer and later as Chief Scientist of Ciena Corporation, a company he founded in 1992. Ciena Corporation was the first company to provide volume commercial shipments of dense wave division multiplexing equipment. From 1989 through 1992, Dr. Huber managed the Lightwave Research and Development Program for General Instrument Corp. Prior to 1989, Dr. Huber held positions in optical communications development at Rockwell International Corp., Optelecom, Inc. and ITT Industries, Inc., formerly International Telephone & Telegraph Corp. Dr. Huber holds 41 U.S. patents in optics technology and has numerous additional patents pending. He earned a Ph.D. in electrical engineering from Brigham Young University and a B.S. in physics from Eastern Oregon State University. Dr. Huber is the brother-in-law of Mr. Larsen.

   Glenn M. Falcao has served as our Executive Vice President since July 1999. From July 1997 to June 1999, Mr. Falcao was the President of Nortel Networks' Internet Service Provider Business. Mr. Falcao's 20 years of management experience with Nortel included responsibility for the Internet Access products including Remote Access, DSL, Voice/Data Integrated Access and Internet Telephony. In addition, he held numerous general management and key marketing positions at Nortel. Mr. Falcao has an Engineering degree from McGill University in Montreal.

   Terence F. Unter, Ph.D. has served as our Chief Operating Officer since September 1998. From July 1997 through September 1998, Dr. Unter was Vice President of Global Optoelectronics for AMP Incorporated. From August 1991 through June 1997, he was responsible for the creation and development of Alcatel Optronics S.A., a subsidiary of Alcatel (formerly Alcatel Alsthom), a leading supplier of optoelectronic components for dense wave division multiplexing. He served as Managing Director of Alcatel Optronics from May 1994 and as Chairman and Chief Executive Officer from June 1996. Dr. Unter earned a Ph.D. in silicon microelectronics and an Honors B.Sc. (Engineering) from the University of Southampton in England.

   Anne H. Stuart has served as our Chief Financial Officer and Treasurer since January 1999 and a Senior Vice President since June 2000. From 1986 through January 1999, Ms. Stuart held a variety of accounting, finance and treasury positions with Marriott International, Inc., including Vice President, Finance in the Senior Living Services division from March 1996 through January 1999. From 1995 through 1996, Ms. Stuart also served as Senior Director, Corporate Finance and Corporate Treasurer for the Forum Group, Inc., an operating and real estate holding company that was acquired by Marriott International in 1996. Ms. Stuart earned an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in mathematics and applied statistics from Brigham Young University.

   Kim D. Larsen has served as our General Counsel and Secretary since September 1998 and a Senior Vice President since June 2000. From October 1994 through September 1998, Mr. Larsen was a partner with the law firm of Mayer, Brown & Platt and served as partner-in-charge of its Cologne, Germany office. Mr. Larsen earned his law degree from Columbia University and a B.S. in economics and political science from Brigham Young University. Mr. Larsen was a founding director of Ciena Corporation. Mr. Larsen is the brother-in-law of Dr. Huber.

   Frank Bonsal has served as a Director since March 1998. Mr. Bonsal is a partner of New Enterprise Associates, a venture capital firm, which he co-founded in 1978. His current board memberships include Aether Systems, ViewGate Networks, Inc., Med Specialists, Inc., Seneca Network, Versient and Healthy Pet, Inc. In addition, he is a special limited partner of Amadeus Capital Partners, Boulder Venture, Novak Biddle, Trellis Ventures and Windward Ventures. Previously, he was a director of Aspect Medical Systems, Inc., Biopure Corporation, CARS, Inc., Entevo Corporation, Explore, Inc., GeneScreen, Inc., Synaptic Pharmaceuticals, Torrent Network Technology and Vertex Pharmaceuticals. Prior to founding New Enterprise Associates, Mr. Bonsal was a general partner of Alex. Brown & Sons. He received a B.A. in Economics from Princeton University.

   Vinod Khosla has served as a Director since May 1998. Mr. Khosla has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1987. Mr. Khosla was a co-founder of Daisy Systems Corporation, an electrical design automation company, and the founding Chief Executive Officer of Sun Microsystems, Inc., a computer and data networking company. Mr. Khosla also serves on the boards of directors of Concentric Network Corporation, Corio Inc., Juniper Networks, Inc., Redback Networks, Inc. and Qwest Communications International Inc., as well as several other private companies. Mr. Khosla received his B.S.E.E. from the Indian Institute of Technology in New Delhi, an M.S.E. from Carnegie-Mellon University and an M.B.A. from the Stanford Graduate School of Business.

   Frank M. Drendel has served as a Director of the Company since July 2000. Mr. Drendel has served as Chairman and Chief Executive Officer of CommScope, Inc. of North Carolina since its spin off from General Instrument Corporation in 1997. Mr Drendel previously served as President and Chairman of CommScope, Inc. of North Carolina from 1986 to 1997 and Chief Executive Officer of that company since 1976. He was a director of General Instrument Corporation until its merger with Motorola on January 5, 2000. He is currently a director of Nextel Communications, Inc., C-SPAN and the National Cable Television Association.

   Joseph R. Hardiman has served as a Director of the Company since July 2000. Mr. Hardiman served as the President and Chief Executive Officer of the National Association of Securities Dealers, Inc. and its wholly owned subsidiary, The Nasdaq Stock Market Inc., from September 1987 through January 1997. From 1975 through September 1987, Mr. Hardiman held various positions at Alex. Brown & Sons, including Managing Director and Chief Operating Officer. Mr. Hardiman earned BA and LLB degrees from the University of Maryland. Mr. Hardiman serves on the Boards of Intellectual Development Systems, Inc., the Flag Investors Funds, the ISI Funds, the Nevis Fund, the Wit Capital Group, Inc., the University of Maryland Foundation, the University of Maryland School of Law and The Nasdaq Stock Market Educational Foundation. Previously, he served on the Boards of the Depository Trust Company, the Securities Industry Foundation for Economic Education, the Securities Regulation Institution and the Center for the Study of the Presidency and as a member of the American Business Conference.

   Ossama R. Hassanein will become a Director of the Company as of or prior to the closing of this offering. Mr. Hassanein has been managing general partner of Newbury Ventures since September 1997, and founder and CEO of Advanced Computer Communications, a wide area network remote access company, since April 1990. From April 1984 to April 1990, he was an executive vice president of Berkeley International Capital, and from September 1976 to April 1984 he was Director of System Engineering and Strategic Marketing with NorTel.
Mr. Hassanein co-founded and chaired the board of Technocom Ventures in Paris, a seed financing venture capital company managed jointly by France Telecom. He is a director of several international communication technology companies including Algety, NetCentrex and HighWave Optical Technologies in France and he is chairman of both High Deal and nCipher in Cambridge, England. Mr. Hassanein received his B.A.Sc. in electrical engineering from the University of Alexandria, and completed his M.A.Sc. and Ph.D. programs in electrical engineering and M.B.A. in management sciences at the University of British Columbia.

   All of the directors (except Messrs. Hassanein and Drendel) have been elected pursuant to voting agreements which will terminate upon the closing of this offering.

   Upon the closing of this offering, the board of directors will be divided into three classes, with one class of directors elected at each annual meeting. The members of Class I, whose terms expire at the next annual meeting will be Messrs. Bonsal and Khosla. The members of Class II, whose terms expire at the second annual meeting following this offering, will be Messrs. Hardiman and Hassanein. The members of Class III, whose terms will expire at the third annual meeting following this offering, will be Messrs. Drendel and Huber.

   Michael C. Antone has served as Senior Vice President, Intellectual Property Counsel since June 2000 and as our Intellectual Property Counsel from February 1998 to June 2000. Mr. Antone was previously an intellectual property attorney in the law firm of Kirkpatrick and Lockhart, LLP, where his patent practice included optics and various other technologies. Mr. Antone was previously a senior engineer at Westinghouse Electric Corporation, where he received awards for his work in multi-discipline, mathematical performance and predictive modeling. Mr. Antone holds a law degree from Duquesne University and Masters and Bachelors degrees in Chemical Engineering from the University of Pittsburgh, as well as his Professional Engineer's License.

   Moise A. Augis has served as Senior Vice President, Business Development since June 2000 and served as Vice President, Sales and Marketing from May 1998 to June 2000. From February 1996 to May 1998, Mr. Augis was Marketing and Sales Director North America for Alcatel Telecom's Optronics Division in Reston, Virginia. From November 1991 to January 1996, he held a number of marketing and sales positions in the long-distance equipment division of Alcatel. He has also worked for Philips Telecom and Thompson France where he was in charge of the deployment of large data communication networks. Mr. Augis holds a Masters degree in Electrical Engineering from Illinois Institute of Technology in Chicago, Illinois and a Masters degree in Telecommunications from the Institut National des Sciences Appliquees de Lyon in France.

   Michael L. Bortz, Ph.D. has served as an Executive Engineer since June 2000 and as a member of our hardware engineering staff since January 1998, where he has been responsible for development of the Corvis Optical Router. From November 1996 through December 1997, he was a research scientist at SDL, Inc. where he was responsible for the development of optical amplifiers. From July 1994 through October 1996, he was employed by New Focus as a research scientist. Dr. Bortz has four U.S. patents in optical technology and several patents pending. Dr. Bortz received his Ph.D. in Applied Physics from Stanford University in 1994 and a B.S. in Applied Physics from Cornell University in 1987.

   Kris M. Boschert has served as our Vice President, Customer Satisfaction since June 2000. Prior to that, from January 1988 to May 2000 she held various positions at Sprint Corporation including Assistant Vice President, Integration Management and most recently as Vice President of Network Engineering. At Sprint, she was responsible for the engineering, installation and budget management of long distance networks, as well as the management of long distance programs, software design and network design. Ms. Boschert earned a B.S. in Mechanical Engineering from the University of Missouri in 1985.

   Ghazi M. Chaoui, Ph.D. has served as our Vice President, Manufacturing since May 2000. From January 1999 to April 2000, Dr. Chaoui was the R&D Director of Lucent Technologies' Passive Optical Network Lab in Makuhari, Japan. From February 1997 to December 1998, Dr. Chaoui led the Lucent Technologies/Furukawa Electric Joint Venture FiNet as the President and Chief Executive Officer. From September 1994 to February 1997, he was the manager of manufacturing of high performance lasers for Lucent Technologies' Opto Electronics division. Dr. Chaoui's 15 years of management experience with Lucent Technologies (formerly AT&T Bell Laboratories) included responsibilities for the design and manufacturing of high performance opto-electronics active and passive components. Dr. Chaoui earned a Ph.D. in Robotics from the University of Rhode Island and a "Docteur Ingenieur" degree in Electrical Engineering from the Laboratoire d'Automatique et d'Analyse des Systemes of Toulouse, France, which belongs to the French Centre National de Recherche Scientifique. He also earned an M.B.A. from the Institut de Preparation aux Affaires-University Paul Sabatier (Toulouse, France).

   Thomas J. Cullen has served as an Executive Engineer since June 2000 and as a Principal Engineer from December 1997 to June 2000. From April 1988 to December 1997, Dr. Cullen was at Nortel Networks, where he had extensive experience in the development of fiber based optical components. Dr. Cullen holds Ph.D. and B.Sc. degrees in Electronics and Electrical Engineering from the University of Glasgow in Scotland.

   Timothy C. Dec has served as our Chief Accounting Officer and Corporate Controller since June 2000 and he has been our Corporate Controller since June 1999. From December 1997 to June 1999, Mr. Dec was the Director of Accounting and Administration for Thermo Trilogy Corporation, a division of Thermo Electron, Inc., a Fortune 400 multinational company. From August 1995 to December 1997, he was the Corporate Controller of North American Vaccine, a publicly traded company. Prior to that, until August 1995, he was the Corporate Controller of Clark Construction Co. Mr. Dec is a C.P.A. and received an M.B.A. from American University in 1990 and a B.S. in Accounting from Mount St. Mary's College in 1980.

   Stephen G. Grubb, Ph.D. has served as an Executive Engineer since June 2000, and from December 1997 until June 2000 he served as a Principal Engineer. From July 1996 to December 1997, Dr. Grubb was with SDL, Inc. developing fiber laser amplifier products. Prior to that, from July 1991 to July 1996 he was with Bell Laboratories (Lucent), where he headed a group that developed high power fiber lasers and Raman amplifiers. Dr. Grubb holds 17 patents in optical technology and has numerous patent applications pending. Dr. Grubb has served or continues to serve on the committees for the Optical Amplifiers and the Optical Fiber Communications conference and also has served as an IEEE/LEOS distinguished lecturer. He received his Ph.D. from Cornell University and his B.S. degree from the State University of New York at Purchase.

   Francois Ouellette, Ph.D. has served as our Vice President, Corvis Canada since we acquired it in July 1999 and was the founder of its predecessor company, Kromafibre, Inc., which he founded in March 1997. From November 1996 to March 1997 he was a fiber optic consultant for Roctest, a manufacturer of fiber optic and other types of components. Prior to this from January 1994 to November 1996 he was a Principal Research Fellow of the Optical Fiber Technology Center in Sydney, Australia. Dr. Ouellete was also a Professor of Electrical Engineering at Laval University in Quebec from July 1989 to January 1994. He earned his Ph.D. in Physics from Laval University in 1987 and holds a B.S. in Physics from the University of Montreal which he received in 1979.

   Alistair J. Price has served as an Executive Engineer since June 2000 and as a Principal Engineer from August 1997 to June 2000. From 1994 to August 1997, Mr. Price worked for Rockwell International, where he was involved in the system design and integration of an experimental dense wave multiplexer system. From 1985 to 1994, Mr. Price worked for Alcatel Network Systems where he worked on optical transmitter and receiver development. Mr. Price holds a Master's degree and an Honors Bachelor's degree in Electrical Sciences from the University of Cambridge, England.

   Adel A. M. Saleh, Ph.D. has been our Chief Network Architect since February 1999 and a Vice President since June 2000. Since 1970 and prior to joining us, he held various engineering positions and most recently was the head of the Broadband Access Research Department at AT&T Labs (formerly AT&T Bell Labs), where he conducted and directed research in optical and wireless communications systems and networks. At AT&T, he was responsible for fundamental advancements made in optical communications and transparent multiwavelength optical networking. Dr. Saleh has also led several cross-industry Defense, Advanced Research Projects Agency consortia on optical networks, including the All-Optical Networks Consortium and the Multiwavelength Optical Network Consortium, which pioneered the vision of transparent optical networks in backbone and access networks. Dr. Saleh holds a Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology and is a Fellow of the Institute of Electrical and Electronics Engineers.

   Jane M. Simmons, Ph.D. has served as an Executive Engineer since June 2000 and as a Senior Network Architect since March 1999. Dr. Simmons was previously a Principal Technical Staff Member at AT&T/Bell Laboratories where she was involved in the development of regional access networks to provision broadband access. She earned her Ph.D. in Electrical Engineering from M.I.T. in 1993 and a B.S. in Electrical Engineering from Princeton in 1985.

   David F. Smith has served as our Vice President, Hardware Engineering since July 1997. Before this Mr. Smith worked at Honeywell's Microswitch Division where he was the Chief Architect of their high-speed gigabit fiber-optic LAN strategy, from November 1989 to June 1997. He has also held various positions at STL in Harlow, England and at Rockwell International specializing in high-speed optical transmission technology. He earned a B.S. in Physics from the University of Glasgow in 1982.

   Thomas D. Stephens has served as an Executive Engineer since June 2000 and as a Principal Engineer from November 1997 to June 2000. From September 1989 to November 1997, Mr. Stephens worked for Telstra Research Laboratories in Australia where he was the Manager of the Transport Networks Group and was responsible for all research and development activities associated with Telstra's long distance fiber optic network. Mr. Stephens previously worked for Rockwell International where he was a Visiting Research Fellow in their Advanced Technology Group. Prior to that he also worked at Telcom Research Laboratories where he was a Senior Engineer in their Optical Systems Section. He holds a Masters in Engineering Science degree from Monash University.

   Gil Tadmor has served as our Vice President, Software Engineering since March 1998. From April 1994 to March 1998, Mr. Tadmor served as an Implementation Manager for Hughes Information Technology Systems (a division of Hughes Aircraft). During his employment with Hughes, Mr. Tadmor was responsible for the development and deployment of large scale distributed information systems. Mr. Tadmor received a Masters in Computer Science from Johns Hopkins University in 1994 and an Engineering degree from the Technion in Haifa, Israel in 1985.

   Raymond Zanoni, Ph.D. has served as an Executive Engineer since June 2000, and as a Senior Engineer from March 1998 to April 2000. From September 1995 through February 1998, Dr. Zanoni served as a senior research scientist at SDL, Inc., where he developed high power fiber amplifiers, high peak power fiber lasers and high power fiber lasers. Dr. Zanoni was an associate professor and an assistant professor with the Oklahoma State University Center for Laser Research from August 1990 through August 1995. From 1988 through 1990, Dr. Zanoni was a research assistant professor with the University of Arizona Optical Sciences Center. Dr. Zanoni earned his Ph.D. and M.S. in physics from the University of Arizona Department of Physics and his B.A. in physics from Rutgers University.

Director Compensation

   Our board of directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursement that directors receive for attending meetings of the board of directors or committees of the board. To date, we have not paid any fees to our directors, but we have reimbursed them for their expenses incurred in connection with attending meetings. On May 13, 1998, we granted options to purchase 480,000 shares of common stock at an exercise price of $2.00 per share to Frank Bonsal in consideration of his services as a Director. We have agreed to grant options to purchase 80,000 shares of common stock at an exercise price of $14.00 per share that would vest evenly over the next three years to each of Messrs. Drendel and Hardiman. We have also agreed to pay each of Messrs. Drendel and Hardiman $2,500 plus expenses for each meeting of the board of directors attended in person.

Executive Compensation

   The following table sets forth the annual salaries that we paid during the year ended Janury 1, 2000 to our Chief Executive Officer and our four other most highly compensated executive officers, whom we refer to as our Named Executive Officers elsewhere in this prospectus.

                           Summary Compensation Table

                                            Annual Compensation     All Other
                                            ---------------------- Compensation
        Name and Principal Position         Salary ($)   Bonus ($)     ($)
        ---------------------------         ----------   --------- ------------
David R. Huber.............................  260,000         --          --
 Chairman of the Board, President and Chief
  Executive Officer
Glenn M. Falcao............................   70,443(1)   40,000     124,581(2)
 Executive Vice President
Terence F. Unter...........................  165,000         --       57,946(3)
 Chief Operating Officer
Anne H. Stuart.............................  140,539(4)      --          --
 Senior Vice President, Chief Financial
  Officer and Treasurer
Kim D. Larsen..............................  125,000         --          --
 Senior Vice President, General Counsel and
  Secretary

--------
(1) Reflects Mr. Falcao's pro rated salary since joining us in July 1999.
(2) Represents reimbursement for relocation expenses of $118,425 and cash payments of $6,156 in place of our obligation to pay interest on a loan for Mr. Falcao for a home purchase or home improvements.
(3) Represents reimbursement for relocation expenses of $1,318 and cash payments of $56,628 in place of our obligation to pay interest on a loan for Mr. Unter for a home purchase or home improvements.
(4) Reflects Ms. Stuart's pro rated salary since joining us in January 1999.

Employment Agreements

   On July 22, 1999, we entered into an employment agreement with Glenn M. Falcao. The agreement provides that Mr. Falcao will receive (1) an annual salary of $165,000, which we may increase at our discretion, (2) a one-time bonus of $120,000, payable in 18 equal monthly installments, which is contingent on his continued employment by us, (3) a one-time grant of options to purchase 3,600,000 shares of common stock at an exercise price of $0.34 per share, (4) a loan in the amount equal to the aggregate exercise price of his stock options, (5) a guarantee of a loan for up to $200,000 for a home purchase or home remodeling, the interest on which will be paid by us for two years, and
(6) a relocation allowance of $60,000 grossed-up for income taxes in respect of such amount. The agreement also provides that we will indemnify Mr. Falcao for up to $400,000 that he may be obligated to pay his former employer in connection with his profits on stock options exercised by him within 12 months preceding the date of his termination of employment with that former employer. Mr. Falcao is obligated to return this amount to us upon a change in control of the company or our initial public offering, depending on the success of those transactions. Mr. Falcao is also eligible to participate in employee benefit plans generally available to our employees. The agreement contains limited non-compete and non-solicitation provisions, which are in effect until July 22, 2002.

   If we terminate his employment before July 22, 2002 for any reason other than for cause, Mr. Falcao will receive severance pay equal to his base salary until the earliest of (1) July 22, 2002, (2) one year after his termination and
(3) the date that he begins full-time employment with another employer. If we terminate Mr. Falcao's employment without cause before July 2001, his ownership interest in shares not otherwise vested under his stock option agreement issued under our 1997 Stock Option Plan will immediately vest for up to a total of $8 million in value of the shares less the value of any shares to which his ownership rights have already vested. The value of all shares is to be determined as of December 31, 1999. If we experience a change of control before July 2000, Glenn Falcao's ownership interest with respect to 12.5% of the shares subject to his stock option agreement will vest in full.

   On September 30, 1998, we entered into an employment agreement with Terence
F. Unter. The agreement provides that Dr. Unter will receive (1) an annual salary of $165,000, which may increase at our discretion, (2) a one-time bonus of $20,000, (3) a one-time grant of options to purchase 4,200,000 shares of common stock at an exercise price of $0.019 per share, and (4) standard relocation expenses, including a payment of $369,000 for the sale of his former residence. Dr. Unter is also eligible to participate in employee benefit plans generally available to our employees. The agreement contains limited non-compete and non-solicitation provisions, which are in effect until September 30, 2001. If we terminate his employment for any reason other than for cause, Dr. Unter will receive severance pay equal to his base salary until the earlier of (1) one year after his termination and (2) the date that he begins full-time employment with another employer.

Stock Option Grants in Last Fiscal Year

                                                                                     Potential
                                                                                 Realizable Value
                                                                                 at Assumed Annual
                                                                                  Rates of Stock
                                                                                Price Appreciation
                                                                                    for Option
                                           Individual Grants                        Term($)(4)
                         ------------------------------------------------------ -------------------
                                            Percent of
                            Number of     Total Options/
                           Securities     SARs Granted to  Exercise
                           Underlying        Employees       Price   Expiration
Name                     Options/SARs(1) in Fiscal Year(2) ($/Sh)(3)    Date       5%       10%
----                     --------------- ----------------- --------- ---------- -------- ----------
David R. Huber..........          --            --             --         --         --         --
Glenn M. Falcao.........    3,600,000          16.6%         $0.34    7/26/09   $769,767 $1,950,741
Terence F. Unter........          --            --             --         --         --         --
Anne H. Stuart..........    1,200,000           5.5%         $0.02     1/7/09     14,465     36,656
Kim D. Larsen...........      180,000           0.8%         $0.34     8/9/09     38,488     97,537

   The table below provides information regarding stock options granted to Named Executive Officers in the year ended January 1, 2000.
--------
(1) These stock options were granted under the 1997 Stock Option Plan. The options are immediately exercisable on the grant date, but we have a repurchase right with respect to unvested shares that generally entitles us to repurchase these shares at their original exercise price upon termination of employment. The shares currently vest at a rate of 1/4th of the total number of shares on the first anniversary of the vesting commencement date, and 1/36th of the remaining number of shares monthly thereafter, as long as the recipient continues to provide services to us.
(2) Based on an aggregate of 21,583,800 options granted during the year ended January 1, 2000 to our employees, directors and consultants.
(3) The options were granted at an exercise price equal to the fair market value of our common stock determined in good faith by our board of directors.
(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the shares of common stock sold on the last day of its term for the appreciated stock price. If the offering price of $14.00 per share was used to calculate the value of the options, the value of the above mentioned options would yield an estimated value of $49,176,000 for Mr. Falcao, $16,776,000 for Ms. Stuart, and $2,458,800 for Mr. Larsen.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

   The following table provides summary information with respect to our Named Executive Officers in 1999. As of January 1, 2000, all options granted to the Named Executive Officers were granted under our 1997 Stock Option Plan and all were immediately exercisable. The shares currently vest at a rate of 1/4th of the total number of shares on the first anniversary of the vesting commencement date and 1/36th of the remaining number of shares monthly thereafter, as long as each continues to provide services to us.

                                                             Number of Securities      Value Of Unexercised
                                                            Underlying Unexercised         In-The-Money
                                                                Options/SARs At           Options/SARs At
                                                                Fiscal Year-End           Fiscal Year-End
                         Shares Acquired                   ------------------------- -------------------------
  Name                     on Exercise   Value Realized(1) Exercisable Unexercisable Exercisable Unexercisable
  ----                   --------------- ----------------- ----------- ------------- ----------- -------------
David R. Huber..........          --        $      --          --           --          $--          $--
Glenn M. Falcao.........    3,600,000              --          --           --           --           --
Terence F. Unter........    4,200,000        1,347,500         --           --           --           --
Anne H. Stuart..........    1,200,000           34,000         --           --           --           --
Kim D. Larsen...........      180,000              --          --           --           --           --

--------
(1) Based on the fair market value of our common stock as of the date of exercise of the options, as determined by the board of directors, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

Stock Plans

 1997 Stock Option Plan

   We have reserved a total of 103,600,000 shares of common stock for issuance under the 1997 Stock Option Plan. As of July 1, 2000, options to purchase 42,472,732 shares of common stock were outstanding at a weighted average exercise price of $2.38 per share, 39,737,960 shares had been issued upon the exercise of outstanding options and 21,389,308 shares remain available for future grants.

   The 1997 Stock Option Plan provides for the grant of incentive stock options to employees, including officers and directors, and of non-statutory stock options to employees and consultants, including non-employee directors. If not terminated earlier, the 1997 Stock Option Plan will terminate in July 2007.

   The 1997 Stock Option Plan may be administered by the board of directors or a committee of the board. The administrator determines the terms of the options granted under the 1997 Stock Option Plan, including the number of shares subject to the award, its exercise price, term and exercisability.

   The exercise price of all incentive stock options granted under the 1997 Stock Option Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock or of any of our parent or subsidiary corporations must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of a non-statutory stock option granted under the 1997 Stock Option Plan will be specified by the administrator at the time of grant, but in no event will be less than par value, if any, of the common stock purchasable thereunder. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

   The administrator determines the term of options, which may not exceed ten years. Generally, no option may be transferred by the optionee other than by will or the laws of descent or distribution. The administrator determines when options become exercisable. Options granted under the 1997 Stock Option Plan generally vest over a four-year period at a rate of 1/4th of the total number of shares subject to the option twelve months after the vesting commencement date and 1/36th of the remaining number of shares subject to the options each month thereafter.

   At the discretion of the board of directors, options can generally be exercised at any time by the holder of the option, however, the shares received on exercise remain subject to the vesting schedule. If an employee leaves us before the option is exercised or vests, then the options are forfeited to us. If an employee leaves us after exercising an option but before the vesting schedule is satisfied, the employee forfeits the stock and the money paid upon exercise of the option.

   If we sell all or substantially all of our assets, merge with another corporation or engage in specified reorganizations ("corporate transactions"), each outstanding option will be assumed or an equivalent option substituted by the successor corporation. The successor corporation does not have to assume an option if we elect to maintain the plan or we or the successor corporation elects to purchase all of the unvested shares. In addition, if in connection with or within 24 months after a corporate transaction, an optionee's employment or agreement with us is terminated by us other than for cause, any unvested shares immediately vest; however, if an optionee's employment is terminated by the optionee for good reason, only 50% of the optionee's unvested shares vest.

   Our board of directors has the authority to amend or terminate the 1997 Stock Option Plan as long as the amendment or termination does not adversely affect any outstanding option and provided that stockholder approval is obtained to the extent it (1) increases the number of shares authorized under the 1997 Stock Option Plan, (2) decreases the price at which options may be granted, (3) modifies the 1997 Stock Option Plan eligibility requirements or
(4) materially increases the benefits accruing to the optionees.

 2000 Long Term Incentive Plan

   Under our 2000 Long Term Incentive Plan, we may grant stock options, stock appreciation rights, shares of common stock and performance units to our employees and consultants. No awards may be made under the 2000 Plan more than ten years after the date of this offering. The total number of shares of our common stock that we may award under the 2000 Plan is initially 20,000,000. If at the beginning of any calendar year during the life of the 2000 Plan the number of shares of common stock with respect to which awards under the 2000 Plan may be granted is less than 5% of our outstanding common stock, we will increase the number of shares of common stock we may award under the 2000 Plan to the lesser of (a) 5% of our outstanding shares of common stock on that date or (b) such other number of shares as our board of directors determines. The maximum number of shares that may be subject to incentive stock options under the 2000 Plan is 40,000,000. The number of shares and the price at which shares of stock may be purchased under the 2000 Plan may be adjusted under certain circumstances, such as a stock split or a corporate restructuring.

   Our compensation committee administers our 2000 Plan. The 2000 Plan essentially gives the compensation committee sole discretion and authority to select those employees to whom awards will be made, designate the number of shares covered by each award, establish vesting schedules and terms of each award, specify all other terms of awards, and interpret the 2000 Plan.

   Options awarded under the 2000 Plan may be either incentive stock options or nonqualified stock options; provided that incentive stock options may only be awarded to our employees. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are not intended to satisfy Section 422 of the Internal Revenue Code. Stock appreciation rights may be granted in connection with options or may be granted as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. The option price is established by the compensation committee or by a method established by the compensation committee at the time an option is granted. At a minimum, the option price must be equal to the par value of a share of our common stock on the grant date, and, in the case of an incentive stock option, the option price must be at least equal to the fair market value of a share of our common stock on the date of grant. Options and stock appreciation rights will be exercisable in accordance with the terms set by the compensation committee when granted and will expire on the date determined by the compensation committee. All options and stock appreciation rights must expire within ten years after they are granted under the 2000 Plan. If we issue a stock appreciation right in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.

   Under our 2000 Plan, our compensation committee may grant common stock to participants. During the period that a stock award is subject to restrictions or limitations, the participants may receive dividend rights relating to the shares.

   The compensation committee may award participants performance units which entitle the participant to receive value for the units at the end of a performance period to the extent provided under the award. Our compensation committee establishes the number of units, the performance measures and the periods when it makes an award.

   If, in connection with or within 24 months after we sell all or substantially all of our assets, merge with another corporation or engage in specified reorganizations, an optionee's employment or agreement with us is terminated by us other than for cause, any unvested shares immediately vest; however, if an optionee's employment is terminated by the optionee for good reason, only 50% of the optionee's unvested shares vest.

Employee Stock Purchase Plan

   All our employees and all employees of our participating subsidiaries may participate in our Employee Stock Purchase Plan. We may issue up to 2,000,000 shares of common stock under the Employee Stock Purchase Plan each year, up to a total of 10,000,000 shares during the life of the plan. The number of shares available under the Employee Stock Purchase Plan may be adjusted under certain circumstances, such as a stock split or a corporate restructuring.

   Eligible employees choose to participate in our Employee Stock Purchase Plan during offering periods by authorizing payroll deductions up to 15% of their salaries, subject to limitations imposed by the Internal Revenue Code. A participant may increase or decrease the amount of his or her payroll deductions at any time during an offering period. Changes cannot be retroactive. The first offering period will begin on the date of this prospectus and continue until June 30, 2002. Subsequent periods will be six months long, with the first subsequent period beginning on January 1, 2001. As of the last business day of each offering period, called an "exercise date", the participant's accumulated payroll deductions as of that date are used to purchase shares of common stock. The purchase price per share of common stock purchased as of this date is the lower of either (1) 85% of the fair market value of a share of common stock on the first business day of the offering period or (2) 85% of the fair market value of a share of common stock on the exercise date.

   Participants may withdraw from our Employee Stock Purchase Plan at any time during the offering period. If an employee withdraws, he or she may not participate again in the plan until the beginning of the next offering period. Participation automatically terminates upon a participant's termination of employment for any reason, except upon the participant's death or retirement. Upon death or retirement, the participant's estate or the participant may elect to continue participating through the offering period in which the death or retirement occurred. If an employee withdraws or terminates participation in our Employee Stock Purchase Plan, all accumulated payroll deductions will be returned to the participant in cash without interest.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Sales of Stock

   On July 17, 1997, we sold 21,600,000 shares of common stock at a price of $0.008 per share to David R. Huber, in connection with our formation and in exchange for certain intellectual property rights. On July 17, 1997, we sold 1,500,000 shares of Series A convertible preferred stock at a price of $1.88 per share to Dr. Huber in connection with our acquisition of certain intellectual property rights from Dr. Huber.

   On January 8, 1998, we granted the right to purchase 1,200,000 shares of common stock at a price of $0.008 per share to Dr. Huber in connection with his providing a bridge loan to us. On December 17, 1998, Dr. Huber and persons or entities affiliated with him purchased all 1,200,000 shares.

   On May 6, 1998, we sold 50,000 shares of Series A convertible preferred stock at a price of $2.00 per share to Frank Bonsal.

   On May 15, 1998, we sold 6,294,071 shares of Series B convertible preferred stock at a price of $2.15 per share. Dr. Huber and persons or entities affiliated with him purchased 1,860,465 of those shares, Vinod Khosla and persons or entities affiliated with him purchased 2,325,582 of those shares and Mr. Bonsal and persons or entities affiliated with him purchased 465,116 of those shares.

   On December 10, 1998, we sold 34,884 shares of Series B convertible preferred stock at a price of $2.15 per share. Kim Larsen and persons or entities affiliated with him purchased 11,628 of those shares.

   On February 26, 1999, we granted warrants to purchase 76,527 shares of Series C convertible preferred stock at a price of $9.147 per share in connection with a convertible note that we issued. Dr. Huber and persons or entities affiliated with him were granted warrants to purchase and subsequently purchased 39,570 of those shares, Mr. Khosla and persons or entities affiliated with him were granted warrants to purchase 18,875 of those shares, Mr. Bonsal and persons or entities affiliated with him were granted warrants to purchase 4,587 of those shares and Mr. Larsen was granted warrants to purchase and subsequently purchased 94 of those shares.

   In two offerings on February 26, 1999 and April 20, 1999, we sold a total of 3,072,038 shares of Series C convertible preferred stock at a price of $9.147 per share. Dr. Huber and persons or entities affiliated with him purchased 848,796 of those shares, Mr. Khosla and persons or entities affiliated with him purchased 403,895 of those shares, Cisco Systems and persons or entities affiliated with Cisco Systems purchased 1,432,164 of those shares, Mr. Bonsal purchased 98,146 of those shares and Mr. Larsen purchased 2,024 of those shares.

   On August 13, 1999, we sold 1,731,958 shares of Series F convertible preferred stock at a price of $24.25 per share. Dr. Huber and persons or entities affiliated with him purchased 284,189 of those shares, Mr. Khosla and persons or entities affiliated with him purchased 134,577 of those shares, Cisco Systems and persons or entities affiliated with Cisco Systems purchased 70,614 of those shares, Mr. Bonsal and persons or entities affiliated with him purchased 32,703 of those shares and Mr. Larsen purchased 2,024 of those shares.

   On December 16, 1999, we sold 2,685,954 shares of Series H convertible preferred stock at a price of $80.53 per share. Dr. Huber and persons or entities affiliated with him purchased 24,833 of those shares.

Joint Venture

   We have a 99% economic interest and a 49% voting interest in ACME Grating Ventures, LLC ("ACME LLC"). The remaining economic interest and voting interest are owned by ACME Gratings, Inc. ("ACME Corp."). Dr. Huber owns 100% of ACME Corp. ACME Corp. has contributed to ACME LLC certain licensed intellectual property and we have contracted with ACME LLC for its use of our facilities, personnel, equipment and certain intellectual property. ACME LLC makes gratings that we purchase at a unit cost that is consistent with the requirements of the licensed intellectual property, which require that the gratings made with the licensed technology be sold for no less than the fair market value of comparable gratings that are available in the commercial marketplace.

   According to the operating agreement of ACME LLC, we receive 99% of the profits and losses from the business, and ACME Corp. receives the remaining 1%; however, $325,000 of ACME LLC-related start up costs incurred by ACME Corp. will be returned to ACME Corp. out of the net profits of ACME LLC before any distributions of net profits are made to us. Further, ACME Corp. is responsible for paying royalties to the licensor of the licensed technology contributed by ACME Corp., which vary in amounts ranging from 0.5% to 2.0% of the net invoice cost of each grating sold by ACME LLC. In addition to 1% of the profits, ACME LLC is obligated to pay to ACME Corp. an amount sufficient to pay the royalty obligations of ACME Corp.

Purchases of Components

   We have purchased approximately $200,000 of components from Redfern Fibres Pty Ltd. In total, Dr. Huber and Mr. Larsen own approximately 7% of the stock of Redfern. We believe that the terms of our purchases from Redfern were at least as favorable as those that we could have obtained from an unaffiliated third party. We anticipate that we will continue to purchase components from Redfern in the future.

Loans to Officers

   On August 11, 1999, we lent Glenn M. Falcao $1,224,000 to pay the aggregate exercise price of the options granted to him under the 1997 Stock Option Plan. This loan is secured by the shares of common stock acquired upon exercise of those options. Mr. Falcao is obligated to repay this loan, plus a fixed market rate of interest on the outstanding principal balance, on the earlier of (1) 120 days of a company change in control or our initial public offering, provided Mr. Falcao has the opportunity to realize $4,000,000 from the sale of shares purchased with the options granted to him under the 1997 Stock Option Plan and (2) August 11, 2003.

   We have agreed to guarantee a loan to Mr. Falcao of up to $200,000 for home improvements or to purchase a new home and to make the interest payments on the loan for two years. Mr. Falcao has not taken out such a loan. We have agreed, however, to pay to Mr. Falcao a monthly amount equal to the interest on a loan of $200,000 bearing interest at 8% per year for two years.

   On August 1, 1999, we entered into an oral agreement with Terence F. Unter to lend to him an amount sufficient to pay the federal and state income tax liability arising from his exercise of options granted to him under the 1997 Stock Option Plan. On April 20, 2000, we lent Dr. Unter $350,000 to pay this tax liability. The loan is due on or before April 20, 2002, bears a fixed rate of interest and is secured by the shares of common stock acquired upon exercise of the options granted to Dr. Unter.

Algety Acquisition

   Ossama Hassanein, a nominee for Director, serves as managing general partner or director of certain entities which were shareholders of Algety. As a general partner and director, he may be deemed to beneficially own 4,733,062 shares of our common stock. We may be required, under certain circumstances described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Acquisitions," to increase the purchase price we pay for Algety, which would increase the amount received by these entities.

                      RECENT SALES OF PREFERRED STOCK AND
                        THE CONCURRENT PRIVATE PLACEMENT

   In a stock purchase agreement dated December 10, 1999 in which Williams Communications agreed to purchase shares of our preferred stock, we agreed to sell to Williams Communications $10 million of additional preferred stock if it satisfied specified conditions, subject to our right to repurchase the stock under certain circumstances. We also agreed to permit Williams Communications to purchase $5 million of common stock in this offering or, if not permitted by applicable securities laws, in a private placement concurrent with the closing of this offering, in either case at the same price per share that the common stock is being sold in this offering. On April 6, 2000, we waived the conditions precedent to the purchase of the $10 million of preferred stock by Williams Communications and, contingent upon agreeing to terms of a field trial plan, our rights to repurchase the stock. We agreed to the terms of the field trial plan, and on May 2, 2000 we sold to Williams Communications the additional preferred stock in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

   In a letter agreement dated December 14, 1999, we agreed to sell to Broadwing $30 million of our preferred stock if Broadwing satisfied specified conditions. We also agreed to permit Broadwing to purchase $5 million of common stock in this offering or, if not permitted by applicable securities laws, in a private placement concurrent with the closing of this offering, in either case at the same price per share that the common stock is being sold in this offering. On May 2, 2000, we terminated the letter agreement and agreed to sell $5 million of common stock to Broadwing concurrent with the closing of this offering. On June 30, 2000, we sold $30 million of preferred stock to Broadwing in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

   The sale of the $5 million of common stock at the closing of this offering to Williams Communications and Broadwing will each be done in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

                             PRINCIPAL STOCKHOLDERS

   The following table shows the beneficial ownership of our common stock on July 1, 2000 by:

  . each person who we know beneficially owns more than 5% of our common stock;

  .  our directors, director nominees and Named Executive Officers; and

  . all of our directors, director nominees and executive officers as a group.

   The column entitled "Number of Shares Beneficially Owned" assumes:

  .  the acquisition of Algety;

  . the sale of $40 million of convertible preferred stock to Broadwing and Williams Communications;

  . the issuance of $35 million of our common stock at the public offering price, which at an assumed price of $14.00 per share would be 2,500,000 shares, upon the exercise of an outstanding warrant that is automatically exercised at the closing of this offering for no additional cash consideration;

  . the issuance of 3,961,500 shares of common stock upon the exercise of outstanding warrants that, if not exercised by the holders, will expire upon the closing of this offering at a weighted average exercise price of $0.76 per share; and

  . the automatic conversion of all outstanding shares of preferred stock into 233,582,130 shares of common stock upon the closing of this offering.

   Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities, the person holds which are exercisable or convertible within 60 days and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is 7015 Albert Einstein Drive, Columbia, Maryland 21046. Unless otherwise indicated, all of the interests are owned directly, and the person has sole voting and dispositive power.

                                          Shares Issuable
                                        Pursuant to Options
                                       Exercisable Within 60      Percentage
                           Number of   Days of July 1, 2000   Beneficially Owned
                             Shares      (Included in the    --------------------
                          Beneficially  Number Shown in the  Before the After the
                             Owned         First Column)      Offering  Offering
                          ------------ --------------------- ---------- ---------
David R. Huber (1)......   94,978,236                0          30.9%     28.3%

Glenn M. Falcao.........    3,960,000          360,000           1.3       1.2

Terence F. Unter........    4,560,000          360,000           1.5       1.4

Anne H. Stuart..........    1,560,000          360,000           0.5       0.5

Kim D. Larsen (2).......    1,449,240          360,000           0.5       0.4

Frank Bonsal (3)........    8,886,624          535,044           2.9       2.6

Vinod Khosla (4)........   34,595,148                0          11.2      10.3

Joseph R. Hardiman......       80,000           80,000           0.0       0.0

Frank M. Drendel........       80,000           80,000           0.0       0.0

Ossama Hassanein (5)....    4,733,062                0           1.5       1.4

Kleiner Perkins Caufield
 & Byers (4)............   34,595,148                0          11.2      10.3
 2750 Sand Hill Road
 Menlo Park, California
 94025

Cisco Systems, Inc......   18,033,336                0           5.9       5.4
 170 West Tasman Drive
 San Jose, California
 95134

MeriTech Capital
 Associates, L.L.C. (6).   17,347,536                0           5.6       5.2
 Meritech Capital
 Partners
 90 Middlefield Road
 Suite 201
 Menlo Park, California
 94025

All directors, director
 nominees and executive
 officers as a group
 (10 persons)...........  154,882,310        2,135,044          50.0      45.8

--------
(1) Includes 13,661,316 shares held by HRLD Limited Partnership, 3,096,288 shares held by David R. Huber Grantor Retained Annuity Trust, and 297,996 shares held by HRLD Venture Partners VI, L.P.
(2) Includes 120,000 shares held by The Larsen Family LLC, of which Mr. Larsen is the managing member.
(3) Includes of 6,919,032 shares held by New Enterprise Associates VII, L.P. NEA Partners VII, L.P. serves as general partner of this entity and may be deemed the beneficial owner of the shares held by the entity. Mr. Bonsal is a partner of New Enterprise Associates, a venture capital firm, which he co-founded in 1978.
(4) Includes 31,882,908 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 1,847,364 shares held by KPCB VIII Founders Fund and 864,876 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P. KPCB VIII Associates, L.P. serves as general partner for each of these entities and may be deemed the beneficial owner of the shares held by each of the entities. Mr. Khosla is a general partner of KPCB VIII Associates, L.P. and may be deemed to be the beneficial owner of the shares beneficially owned by KPCB VIII Associates, L.P.

(5) Includes 1,113,844 shares held by Newbury Ventures, L.P., 1,037,049 shares held by Newbury Ventures Cayman I, L.P., 1,401,009 shares held by Technocom Ventures, 577,703 shares held by Technoventures, 300,145 shares held by Newbury Ventures Associates, L.P. and 303,312 shares held by Newbury Ventures Cayman, L.P. Mr. Hassanein serves as a managing general partner of Newbury Ventures and is a director of Technoventures and may be deemed the beneficial owner of these shares.
(6) Includes 17,069,976 shares held by MeriTech Capital Partners L.P. and 277,560 shares held by MeriTech Capital Affiliates L.P., MeriTech Capital Associates, L.L.C. serves as the general partner of these entities and may be deemed the beneficial owner of the shares held by each of these entities.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, we will be authorized to issue 1,900,000,000 shares of common stock, and 200,000,000 shares of undesignated preferred stock. The following is a summary description of our capital stock. Our bylaws and our Fourteenth Amended and Restated Certificate of Incorporation, to be effective after the closing of this offering, provide further information about our capital stock.

Common Stock

   As of July 1, there were 62,537,960 shares of common stock outstanding. After giving effect to the sale to the public of the shares of common stock offered in this prospectus and the concurrent private placement, there will be 330,492,036 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and assuming no exercise after July 1, 2000 of outstanding options or warrants.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, that the board of directors may from time to time declare out of funds legally available. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. The issuance of preferred stock may delay, defer or prevent a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of our preferred stock following this offering.

Warrants

   The following is a description of warrants that will remain outstanding upon the completion of this offering.

   In December 1998, we issued warrants to purchase a total of 356,976 shares of Series B convertible preferred stock, at an exercise price of $2.15 per share, to Comdisco, Inc. in connection with a lease line of credit and a loan to us from Comdisco to acquire equipment. Following this offering, this warrant will represent the right to purchase 4,283,712 shares of common stock at an exercise price of $0.18 per share. Unless previously exercised, the warrants will expire on July 2, 2005. Each warrant contains provisions for the adjustment of the exercise price and the total number of shares issuable upon the exercise of each warrant under certain circumstances, including mergers, consolidations, reclassifications, stock splits, reverse stock splits and stock dividends.

   In January 1999, we issued warrants to purchase 66,079 shares of Series C convertible preferred stock, at an exercise price of $4.54 per share, and 32,798 shares of Series C convertible preferred stock, at an exercise price of $9.147 per share, to Comdisco in connection with a lease line of credit and a loan to us from Comdisco to acquire equipment. Following this offering, this warrant will represent the right to purchase 792,948 and 393,576 shares of common stock at an exercise price of $0.38 and $0.76, respectively per share.

Unless previously exercised, the warrants will expire on January 14, 2006. Each warrant contains provisions for the adjustment of the exercise price and the total number of shares issuable upon the exercise of each warrant under certain circumstances, including mergers, consolidations, reclassifications, stock splits, reverse stock splits and stock dividends.

   In May and June 1999, we issued warrants to purchase a total of 641,121 shares of Series E convertible preferred stock, at an exercise price of $9.147 per share, to the lenders under our amended and restated loan agreement. Following this offering, this warrant will represent the right to purchase 7,693,452 shares of common stock at an exercise price of $0.76 per share. Unless previously exercised, the warrants will expire on June 30, 2004. Each warrant contains provisions for the adjustment of the exercise price and the total number of shares issuable upon the exercise of each warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price.

   In November 1999, we issued a warrant to purchase up to 5,270,856 shares of common stock at $2.85 per share to a strategic investor. The warrant is immediately exercisable and will expire on December 21, 2004. The warrant contains provisions for the adjustment of the exercise price and the total number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price.

Registration Rights

   As described below, the investor rights agreement provides for both demand registration rights and piggyback registration rights.

   Piggyback Registration Rights. The holders of 232,172,760 shares of common stock issuable upon conversion or exercise of other securities (the "registrable securities") have rights to have their shares registered for resale under the Securities Act if we register any of our securities, either for our own account or for the account of other security holders, subject to the right of underwriters to limit the number of shares included in an underwritten offering; and

   Demand Registration Rights.The holders of 224,479,308 registrable securities have rights, at their request, to have their shares registered for resale under the Securities Act.

   In addition, certain holders of the registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration provided the value of the securities to be registered is at least $500,000. These rights cannot be exercised (1) before the end of the six-month period immediately following the offering and (2) more than twice in a twelve-month period.

   We will bear all fees, costs and expenses of these registrations and the holders of the securities being registered will bear all selling expenses, including underwriting discounts, selling commissions and stock transfer taxes, relating to the registrable securities.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years of the business combination did own, 15% or more of the corporation's voting stock.

   The certificate of incorporation and by-laws to be effective on the closing of this offering provide:

  . that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

  . that directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote; and

  . that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

   These provisions could make it more difficult for a third party to acquire us or discourage a third party from acquiring us.

   The certificate of incorporation and by-laws also provide that:

  . any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

  . special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors.

   Our by-laws provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay stockholder actions which are favored by the holders of a majority of our outstanding voting securities until the next stockholders meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting and not by written consent.

   Our certificate of incorporation empowers our board of directors when considering a tender offer or merger or acquisition proposal to take into account, in addition to potential economic benefits to stockholders, factors such as:

  . a comparison of the proposed consideration to be received by stockholders in relation to the then current market price of our capital stock, our estimated current value in a freely negotiated transaction and our estimated future value as an independent entity; and

  . the impact of the transaction on our employees, suppliers and customers and its effect on the communities in which we operate.

   Our certificate of incorporation also provides that "business combinations" with an "interested stockholder" require the approval of 80% of the outstanding shares entitled to vote, unless the "business combination" has been approved by a majority of the disinterested directors, in which case the "business combination" requires the approval of a majority of the outstanding shares entitled to vote. A "business combination" includes mergers, asset sales and other transactions resulting in an increase in the ownership interest held by the "interested stockholder." An "interested stockholder" is a person who, together with affiliates or associates, owns, or within two years of the business combination did own, 15% or more of the corporation's voting stock. The approval required by this provision is in addition to any affirmative vote required by law. The provisions described above could make it more difficult for a third party to acquire control of us and, furthermore, could discourage a third party from making any attempt to acquire control of us.

   Delaware's corporation law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Our by-laws may be amended or repealed by a majority vote of the board of directors or the holders of at least 66 2/3% of the shares of our capital stock issued and outstanding and entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

   Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors. Cumulative voting allows for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors, based on the number of shares of our stock that such stockholder holds, than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors and to influence the board of directors' decision regarding a takeover. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of Corvis. These and other provisions may deter hostile takeovers or delay changes in control or management of Corvis.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has not been any public market for common stock, and we cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities.

   Upon completion of this offering and the concurrent private placement, we will have a total of 330,492,036 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and, without giving effect to any warrants which remain outstanding at the closing of this offering, no exercise of outstanding options or warrants. Shares sold in this offering will be freely tradeable, except that any shares held by our "affiliates", as that term is defined in Rule 144 promulgated under the Securities Act of 1933, may only be sold in compliance with the limitations described below. The remaining 312,992,036 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, summarized below.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except (a) grants of options to purchase shares of common stock under our stock option plans and issuances pursuant to the exercise of employee stock options outstanding on the date hereof and (b) any additional shares issued to the holders of Algety in connection with our acquisition thereof.

   Our officers and directors and substantially all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. If (1) the reported last sale price of our common stock on the Nasdaq National Market is at least twice the offering price per share for 20 of the 30 trading days ending on the last trading day preceding the 90th day after the date of this prospectus, and (2) a fiscal quarter has ended at least 45 days after the date of this prospectus, then 25% of the shares of our common stock owned by the officers, directors and stockholders described above subject to the 180-day restriction described above, or 74,808,833 shares, will be released from these restrictions. The release of these shares will occur on one of the following dates:

  . if we publicly release our financial results for the above-mentioned fiscal quarter prior to 88 days after the date of this prospectus, it will occur on the 90th day after the date of this prospectus; or

  . if such release occurs on or after the 88th day after the date of this prospectus, it will occur on the second trading day following the public release of our financial results for the above-mentioned fiscal quarter.

   Under the lock-up agreements described above and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

     Maximum
    Number of
     Shares    Date
    ---------  ----
    27,740,000 After the date of this prospectus
    70,271,342 After 90 days from the date of this prospectus
   187,169,250 After 180 days from the date of this prospectus (subject, in some cases, to volume limitations and contractual vesting
               schedules)

   In addition, as of July 1, 2000, options to purchase a total of 42,472,732 shares of common stock are outstanding, all of which will be exercisable concurrent with this offering (without regard to the above mentioned lock up period) and 18,434,544 shares of common stock will be issuable upon the exercise of outstanding warrants.

   Rule 144. In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of
(1) 1% of the then outstanding shares of common stock (approximately 3,304,920 shares immediately after this offering) or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions.

   Rule 144(k). In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) regardless of the requirements described above. To the extent that shares were acquired from our affiliate, the acquiror's holding period for the purpose of selling under Rule 144 commences on the date of transfer from the affiliate. Notwithstanding the foregoing, to the extent the shares were acquired through the cashless exercise of a stock option or a warrant, the acquiror's holding period for effecting a sale under Rule 144 commences on the date the option or warrant was granted.

   Rule 701. In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchased our shares in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

   Shortly after the closing of this offering, we intend to file a registration statement to register for resale all shares of common stock issued or issuable under our 1997 Stock Option Plan, our Employee Stock Purchase Plan and our 2000 Long Term Incentive Plan and not otherwise freely transferable. Accordingly, shares covered by that registration statement will be eligible for sale in the public markets, unless those options are subject to vesting restrictions.

   Following this offering, under certain circumstances and subject to certain
conditions, holders of     shares of our outstanding common stock and the
holders of 224,479,308 shares of common stock will have demand registration rights with respect to their shares of common stock (subject, in certain cases, to the lock-up arrangements described above) to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any of our future registrations of securities by us. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated          , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc., Banc of America Securities LLC, Chase Securities Inc., J.P. Morgan Securities Inc. and CIBC World Markets Corp. are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number
       Underwriter                                                    of Shares
       -----------                                                    ---------
   Credit Suisse First Boston Corporation............................
   FleetBoston Robertson Stephens Inc................................
   Banc of America Securities LLC....................................
   Chase Securities Inc..............................................
   J.P. Morgan Securities Inc........................................
   CIBC World Markets Corp...........................................
                                                                         ---
     Total...........................................................
                                                                         ===

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 4,125,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay. The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock.

                                   Per Share                       Total
                         ----------------------------- -----------------------------
                            Without          With         Without          With
                         Over-allotment Over-allotment Over-allotment Over-allotment
                         -------------- -------------- -------------- --------------
Underwriting Discounts
 and Commissions paid
 by us..................      $              $              $              $
Expenses payable by us..      $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except (a) grants of options to purchase shares of common stock under our stock option plans and issuances pursuant to the exercise of employee stock options outstanding on the date hereof and (b) any additional shares issued to the holders of Algety in connection with our acquisition thereof.

   Our officers and directors and substantially all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. If (1) the reported last sale price of our common stock on the Nasdaq National Market is at least twice the offering price per share for 20 of the 30 trading days ending on the last trading day preceding the 90th day after the date of this prospectus, and (2) a fiscal quarter has ended at least 45 days after the date of this prospectus, then 25% of the shares of our common stock owned by the officers, directors and stockholders described above subject to the 180-day restriction described above, or 74,808,833 shares, will be released from these restrictions. The release of these shares will occur on one of the following dates:

  . if we publicly release our financial results for the above-mentioned fiscal quarter prior to 88 days after the date of this prospectus, it will occur on the 90th day after the date of this prospectus; or

  . if such release occurs on or after the 88th day after the date of this prospectus, it will occur on the second trading day following the public release of our financial results for the above-mentioned fiscal quarter.

   The underwriters have reserved for sale, at the initial public offering price, up to 1,450,000 shares of common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list our shares of common stock on The Nasdaq Stock Market's National Market under the symbol "CORV."

   FleetBoston Robertson Stephens Inc. beneficially owns 62,089 shares of Series H convertible preferred stock which will convert into 745,068 shares of our common stock upon the closing of this offering. Banc of America Securities LLC beneficially owns 49,671 shares of Series H convertible preferred stock which will convert into 596,052 shares of our common stock upon the closing of this offering.

   Before this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include:

  . the information set forth in this prospectus and otherwise available to the underwriters;

  .  the history and the prospects for the industry in which we will compete;

  .  the ability of our management;

  .  the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market following the offering or that an active trading market for the common stock will develop and continue after the offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under the securities laws, (2) where required by law, such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recession or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered by this prospectus will be passed upon for us by Mayer, Brown & Platt, Chicago, Illinois. Shearman & Sterling, New York, New York, will pass on certain legal matters for the underwriters.

                                    EXPERTS

   The consolidated financial statements and schedule of Corvis Corporation and subsidiaries as of December 31, 1998 and January 1, 2000, and for the period from June 2, 1997 (date of inception) to December 31, 1997, the years ended December 31, 1998 and January 1, 2000, and the period from June 2, 1997 (date of inception) to January 1, 2000 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   PricewaterhouseCoopers, independent certified public accountants, have audited the consolidated financial statements of Algety Telecom S.A. as of December 31, 1999 and for the period from April 17, 1999 (inception) to December 31, 1999, as set forth in their report. We have included Algety's financial statements in this prospectus and elsewhere in the registration statement in reliance on PricewaterhouseCoopers report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Particular items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and its exhibits and schedules. A copy of the registration statement, and its exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Corvis Corporation
Independent Auditors' Report..............................................   F-2

Consolidated Balance Sheets as of December 31, 1998 and January 1, 2000,
 and April 1, 2000 (unaudited)............................................   F-3

Consolidated Statements of Operations for the period from June 2, 1997
 (date of inception) to December 31, 1997 and the years ended December 31,
 1998 and January 1, 2000 and the period from June 2, 1997 (date of inception) to January 1, 2000, and the three months ended April 3, 1999 and April 1, 2000 (unaudited), and the period from June 2, 1997 (date of
 inception) to April 1, 2000 (unaudited)..................................   F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the period from June 2, 1997 (date of inception) to December 31, 1997 and the years ended December 31, 1998 and January 1, 2000, and the three months ended
 April 1, 2000 (unaudited)................................................   F-5

Consolidated Statements of Cash Flows for the period from June 2, 1997
 (date of inception) to December 31, 1997 and the years ended December 31,
 1998 and January 1, 2000, and the period from June 2, 1997 (date of inception) to January 1, 2000, and the three months ended April 3, 1999 and April 1, 2000 (unaudited), and the period from June 2, 1997 (date of
 inception) to April 1, 2000 (unaudited)..................................   F-6

Notes to Consolidated Financial Statements................................   F-7

Algety Telecom S.A.
Report of Independent Accountants.........................................  F-21

Balance Sheet at December 31, 1999........................................  F-22

Statement of Operations for the period from inception (April 17, 1999)
 through December 31, 1999 and for the three month period ended March 31,
 2000 (unaudited).........................................................  F-23

Statement of Stockholders' Equity for the period from inception (April 17,
 1999) through December 31, 1999 and for the three month period ended
 March 31, 2000 (unaudited)...............................................  F-24

Statement of Cash Flows for the period from inception (April 17, 1999)
 through December 31, 1999 and for the three month period ended March 31,
 2000 (unaudited).........................................................  F-25

Notes to Financial Statements.............................................  F-26

Unaudited Pro Forma Condensed Consolidated Financial Statements
Unaudited Pro Forma Condensed Consolidated Financial Data.................  F-32

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 1,
 2000.....................................................................  F-33

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended January 1, 2000 and the three months ended April 1, 2000.. F-34

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements..  F-35

                          INDEPENDENT AUDITORS' REPORT

   When the transaction referred to in Note 12 of the Notes to the Consolidated Financial Statements has been consummated, we will be in a position to render the following report.

                                          KPMG LLP

The Board of Directors and Stockholders
Corvis Corporation:

   We have audited the accompanying consolidated balance sheets of Corvis Corporation and Subsidiaries (a development stage company) as of December 31, 1998 and January 1, 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from June 2, 1997 (date of inception) to December 31, 1997, the years ended December 31, 1998 and January 1, 2000, and the period from June 2, 1997 (date of inception) to January 1, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corvis Corporation and Subsidiaries (a development stage company) as of December 31, 1998 and January 1, 2000 and the results of their operations and their cash flows for the period from June 2, 1997 (date of inception) to December 31, 1997, the years ended December 31, 1998 and January 1, 2000, and the period from June 2, 1997 (date of inception) to January 1, 2000, in conformity with generally accepted accounting principles.




                                          KPMG LLP
McLean, Virginia
February 25, 2000, except as to
  Note 12, which is as of
               , 2000.

                               CORVIS CORPORATION
                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS

                                      December 31,   January 1,     April 1,
                                          1998          2000          2000
                                      ------------  ------------  ------------
                                                                  (unaudited)
ASSETS
------
Current assets:
  Cash and cash equivalents.......... $  4,040,631  $244,597,280  $201,547,421
  Restricted cash....................          --      2,102,626     2,102,626
  Inventory, net.....................          --     15,869,235    29,353,646
  Other current assets...............       58,236     1,640,720     2,959,583
                                      ------------  ------------  ------------
    Total current assets.............    4,098,867   264,209,861   235,963,276
Restricted cash......................          --     15,000,000    15,000,000
Property and equipment, net..........    3,905,511    22,355,486    28,653,598
Deposits and intangible assets, net..      284,540     2,148,080     1,883,708
Deferred financing fees, net.........      199,343     3,566,030     3,193,706
                                      ------------  ------------  ------------
    Total assets..................... $  8,488,261  $307,279,457  $284,694,288
                                      ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Current liabilities:
  Notes payable, current portion..... $    571,239  $ 15,286,742  $ 15,793,831
  Stockholder note payable...........    1,653,195           --            --
  Capital lease obligations, current
   portion...........................      579,780     1,587,130     1,625,094
  Accounts payable...................    1,811,578     6,823,545    14,422,158
  Accrued expenses...................      956,802     3,673,846     3,211,159
                                      ------------  ------------  ------------
    Total current liabilities........    5,572,594    27,371,263    35,052,242
Noncurrent liabilities:
  Notes payable, net of current
   portion...........................    4,428,761    35,807,006    31,895,524
  Capital lease obligations, net of
   current portion...................    1,371,639     2,964,205     2,592,433
  Deferred lease liability...........       82,895     1,512,139     1,440,463
                                      ------------  ------------  ------------
    Total liabilities................   11,455,889    67,654,613    70,980,662
                                      ------------  ------------  ------------
Commitments and contingencies
Stockholders' equity (deficit):
  Series A convertible preferred
   stock; $0.01 par value; 1,550,000
   shares authorized; 1,550,000
   issued and outstanding
   (liquidation preference of
   $3,100,000).......................       15,500        15,500        15,500
  Series B convertible preferred
   stock; $0.01 par value; 6,685,931
   shares authorized; 6,328,955
   issued and outstanding
   (liquidation preference of
   $13,607,339)......................       63,290        63,290        63,290
  Series C convertible preferred
   stock; $0.01 par value; 3,270,819
   shares authorized; 3,120,118
   issued and outstanding as of
   January 2, 2000; 3,122,979 issued
   and outstanding as of April 1,
   2000 (unaudited) (liquidation
   preference of $28,539,719 and
   $28,565,889 (unaudited) as of
   January 1, 2000 and April 1, 2000,
   respectively).....................          --         31,201        31,230
  Series D convertible preferred
   stock; $0.01 par value; 273,314
   shares authorized; 211,928 issued
   and outstanding (liquidation
   preference of $1,938,505).........          --          2,119         2,119
  Series E convertible preferred
   stock; $0.01 par value; 641,121
   shares authorized; none issued and
   outstanding (liquidation
   preference of $0).................          --            --            --
  Series F convertible preferred
   stock; $0.01 par value; 1,946,906
   shares authorized; 1,898,406
   issued and outstanding
   (liquidation preference of
   $46,036,370)......................          --         18,984        18,984
  Series G convertible preferred
   stock; $0.01 par value; 573,989
   shares authorized; 292,825 issued
   and outstanding (liquidation
   preference of $9,999,973).........          --          2,928         2,928
  Series H convertible preferred
   stock; $0.01 par value; 3,186,710
   shares authorized; 2,685,954
   issued and outstanding
   (liquidation preference of
   $216,299,876).....................          --         26,860        26,860
  Common stock--$0.01 par value;
   425,121,094 shares authorized;
   23,946,012 and 61,114,020 shares
   issued and outstanding as of
   December 31, 1998 and January 1,
   2000, respectively; 61,378,676
   issued and outstanding as of April
   1, 2000 (unaudited)...............      237,460       609,140       611,787
  Stockholder note receivable........          --     (1,224,000)   (1,224,000)
  Additional paid-in capital.........   16,669,631   331,301,973   332,218,750
  Deficit accumulated during
   development stage.................  (19,953,509)  (91,223,151) (118,053,822)
                                      ------------  ------------  ------------
    Total stockholders' equity
     (deficit).......................   (2,967,628)  239,624,844   213,713,626
                                      ------------  ------------  ------------
    Total liabilities and
     stockholders' equity (deficit).. $  8,488,261  $307,279,457  $284,694,288
                                      ============  ============  ============

          See accompanying notes to consolidated financial statements.

                               CORVIS CORPORATION
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         June 2, 1997
                           (date of                               June 2, 1997                               June 2, 1997
                          inception)         Year ended             (date of        Three Months Ended         (date of
                              to      --------------------------  inception) to  --------------------------  inception) to
                         December 31, December 31,   January 1,    January 1,      April 3,      April 1,      April 1,
                             1997         1998          2000          2000           1999          2000          2000
                         ------------ ------------  ------------  -------------  ------------  ------------  -------------
                                                                                        (unaudited)           (unaudited)
Revenue................   $      --   $        --   $        --   $        --    $        --   $        --   $         --
Operating expenses:
 Research and
  development,
  exclusive of equity-
  based expense........      249,483    15,260,451    39,673,958    55,183,892      8,411,027    19,061,850     74,245,742
 Sales and marketing,
  exclusive of
  equity-based expense.          --        166,864     3,419,471     3,586,335        283,101     4,630,061      8,216,396
 General and
  administrative.......      267,731     3,146,896    18,319,090    21,733,717      1,699,727     2,358,121     24,091,838
 Equity-based expense:
 Research and
  development..........          --            --        126,050       126,050            --        745,304        871,354
 Sales and marketing...          --            --      4,845,159     4,845,159            --            --       4,845,159
 Depreciation and
  amortization.........       19,726       528,139     2,739,577     3,287,442        342,358     1,475,482      4,762,924
                          ----------  ------------  ------------  ------------   ------------  ------------  -------------
 Total operating
  expenses.............      536,940    19,102,350    69,123,305    88,762,595     10,736,213    28,270,818    117,033,413
                          ----------  ------------  ------------  ------------   ------------  ------------  -------------
 Operating loss........     (536,940)  (19,102,350)  (69,123,305)  (88,762,595)   (10,736,213)  (28,270,818)  (117,033,413)
 Interest income
  (expense), net.......       43,256      (357,475)   (2,146,337)   (2,460,556)      (425,708)    1,440,147     (1,020,409)
                          ----------  ------------  ------------  ------------   ------------  ------------  -------------
 Net loss..............   $ (493,684) $(19,459,825) $(71,269,642) $(91,223,151)  $(11,161,921) $(26,830,671) $(118,053,822)
                          ==========  ============  ============  ============   ============  ============  =============
Basic and diluted net
 loss per common share.   $    (0.02) $      (0.86) $      (2.33)                $      (0.41) $      (0.65)
                          ==========  ============  ============                 ============  ============
Weighted average number
 of common shares
 outstanding...........   21,600,000    22,638,375    30,599,460                   27,209,004    41,128,092
Pro forma basic and
 diluted net loss per
 common share
 (unaudited)...........                             $      (0.39)                              $      (0.11)
                                                    ============                               ============
Pro forma weighted
 average number of
 common shares
 outstanding
 (unaudited)...........                              184,318,825                                252,787,468


          See accompanying notes to consolidated financial statements.

                              CORVIS CORPORATION
                         (A Development Stage Company)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                 Convertible Preferred Stock
                   -----------------------------------------------------------------------------------------------------
                       Series A          Series B          Series C         Series D        Series F         Series G
                   ----------------- ----------------- ----------------- -------------- ----------------- --------------
                    Shares   Amount   Shares   Amount   Shares   Amount  Shares  Amount  Shares   Amount  Shares  Amount
                   --------- ------- --------- ------- --------- ------- ------- ------ --------- ------- ------- ------
Balance at June
2, 1997..........        --  $   --        --  $   --        --  $   --      --  $  --        --  $   --      --  $  --
Private
placement........  1,500,000  15,000       --      --        --      --      --     --        --      --      --     --
 Net Loss........        --      --        --      --        --      --      --     --        --      --      --     --
                   --------- ------- --------- ------- --------- ------- ------- ------ --------- ------- ------- ------
Balance at
December 31,
1997.............  1,500,000  15,000       --      --        --      --      --     --        --      --      --     --
Private
placement--
Series A
preferred stock..     50,000     500       --      --        --      --      --     --        --      --      --     --
Private
placement--
Series B
preferred stock..        --      --  6,328,955  63,290       --      --      --     --        --      --      --     --
Issuance of
common stock.....        --      --        --      --        --      --      --     --        --      --      --     --
Exercise of stock
options..........        --      --        --      --        --      --      --     --        --      --      --     --
Issuance of
warrants.........        --      --        --      --        --      --      --     --        --      --      --     --
Net loss.........        --      --        --      --        --      --      --     --        --      --      --     --
                   --------- ------- --------- ------- --------- ------- ------- ------ --------- ------- ------- ------
Balance at
December 31,
1998.............  1,550,000  15,500 6,328,955  63,290       --      --      --     --        --      --      --     --
Private
placement--
series C
preferred stock..        --      --        --      --  3,075,736  30,757     --     --        --      --      --     --
Private
placement--
series D
preferred stock..        --      --        --      --        --      --  211,928  2,119       --      --      --     --
Private
placement--
series F
preferred stock..        --      --        --      --        --      --      --     --  1,898,406  18,984     --     --
Private
placement--
series G
preferred stock..        --      --        --      --        --      --      --     --        --      --  292,825  2,928
Private
placement--
series H
preferred stock..        --      --        --      --        --      --      --     --        --      --      --     --
Exercise of stock
options and
warrants.........        --      --        --      --     44,382     444     --     --        --      --      --     --
Issuance of
warrants.........        --      --        --      --        --      --      --     --        --      --      --     --
Equity-based
expense..........        --      --        --      --        --      --      --     --        --      --      --     --
Net loss.........        --      --        --      --        --      --      --     --        --      --      --     --
                   --------- ------- --------- ------- --------- ------- ------- ------ --------- ------- ------- ------
Balance at
January 1, 2000..  1,550,000  15,500 6,328,955  63,290 3,120,118  31,201 211,928  2,119 1,898,406  18,984 292,825  2,928
Exercise of stock
options and
warrants
(unaudited)......        --      --        --      --      2,861      29     --     --        --      --      --     --
Equity based
expense
(unaudited)......        --      --        --      --        --      --      --     --        --      --      --     --
Net loss
(unaudited)......        --      --        --      --        --      --      --     --        --      --      --     --
                   --------- ------- --------- ------- --------- ------- ------- ------ --------- ------- ------- ------
Balance at April
1, 2000
(unaudited)......  1,550,000 $15,500 6,328,955 $63,290 3,122,979 $31,230 211,928 $2,119 1,898,406 $18,984 292,825 $2,928
                   ========= ======= ========= ======= ========= ======= ======= ====== ========= ======= ======= ======
                                                                                      Deficit
                                                                                    accumulated       Total
                       Series H         Common Stock      Additional  Stockholder     during      stockholders'
                   ----------------- -------------------   paid-in       note       development      equity
                    Shares   Amount    Shares    Amount    capital    receivable       stage        (deficit)
                   --------- ------- ---------- -------- ------------ ------------ -------------- --------------
Balance at June
2, 1997..........        --  $   --         --  $    --  $        --  $       --   $         --   $        --
Private
placement........        --      --  21,600,000  216,000    2,769,000         --             --      3,000,000
 Net Loss........        --      --         --       --           --          --        (493,684)     (493,684)
                   --------- ------- ---------- -------- ------------ ------------ -------------- --------------
Balance at
December 31,
1997.............        --      --  21,600,000  216,000    2,769,000         --        (493,684)    2,506,316
Private
placement--
Series A
preferred stock..        --      --         --       --        99,500         --             --        100,000
Private
placement--
Series B
preferred stock..        --      --         --       --    13,543,962         --             --     13,607,252
Issuance of
common stock.....        --      --   1,200,000   10,000          --          --             --         10,000
Exercise of stock
options..........        --      --   1,146,012   11,460       21,565         --             --         33,025
Issuance of
warrants.........        --      --         --       --       235,604         --             --        235,604
Net loss.........        --      --         --       --           --          --     (19,459,825)  (19,459,825)
                   --------- ------- ---------- -------- ------------ ------------ -------------- --------------
Balance at
December 31,
1998.............        --      --  23,946,012  237,460   16,669,631         --     (19,953,509)   (2,967,628)
Private
placement--
series C
preferred stock..        --      --         --       --    28,103,001         --             --     28,133,758
Private
placement--
series D
preferred stock..        --      --         --       --     1,936,386         --             --      1,938,505
Private
placement--
series F
preferred stock..        --      --         --       --    46,017,386         --             --     46,036,370
Private
placement--
series G
preferred stock..        --      --         --       --     9,997,045         --             --      9,999,973
Private
placement--
series H
preferred stock..  2,685,954  26,860        --       --   216,273,016         --             --    216,299,876
Exercise of stock
options and
warrants.........        --      --  37,168,008  371,680    2,603,838  (1,224,000)           --      1,751,962
Issuance of
warrants.........        --      --         --       --     9,575,620         --             --      9,575,620
Equity-based
expense..........        --      --         --       --       126,050         --             --        126,050
Net loss.........        --      --         --       --           --          --     (71,269,642)  (71,269,642)
                   --------- ------- ---------- -------- ------------ ------------ -------------- --------------
Balance at
January 1, 2000..  2,685,954  26,860 61,114,020  609,140  331,301,973  (1,224,000)   (91,223,151)  239,624,844
Exercise of stock
options and
warrants
(unaudited)......        --      --     264,656    2,647      171,473         --             --        174,149
Equity based
expense
(unaudited)......        --      --         --       --       745,304         --             --        745,304
Net loss
(unaudited)......        --      --         --       --           --          --     (26,830,671)  (26,830,671)
                   --------- ------- ---------- -------- ------------ ------------ -------------- --------------
Balance at April
1, 2000
(unaudited)......  2,685,954 $26,860 61,378,676 $611,787 $332,218,750 $(1,224,000) $(118,053,822) $213,713,626
                   ========= ======= ========== ======== ============ ============ ============== ==============

         See accompanying notes to consolidated financial statements.

                               CORVIS CORPORATION
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       June 2, 1997                               June 2, 1997                              June 2, 1997
                         (date of           Year  ended             (date of       Three Months Ended         (date of
                       inception) to --------------------------   inception) to --------------------------  inception) to
                       December 31,  December 31,   January 1,     January 1,     April 3,      April 1,      April 1,
                           1997          1998          2000           2000          1999          2000          2000
                      -------------- ------------  ------------  -------------- ------------  ------------  -------------
                                                                                       (unaudited)           (unaudited)
Cash flows from
 operating
 activities:
 Net loss...........    $ (493,684)  $(19,459,825) $(71,269,642)  $(91,223,151) $(11,161,921) $(26,830,671) $(118,053,822)
 Adjustments to
  reconcile net loss
  to net cash used
  in operating
  activities:
 Depreciation and
  amortization......        19,726        528,139     2,739,577      3,287,442       342,358     1,475,482      4,762,924
 Equity-based
  expense...........           --             --      4,971,209      4,971,209           --        745,304      5,716,513
 Amortization of
  deferred financing
  fees..............           --         600,259     2,197,230      2,797,489       252,983       372,324      3,169,813
 Changes in
  operating assets
  and liabilities:
  Increase in
   inventory........           --             --    (15,869,235)   (15,869,235)          --    (13,484,411)   (29,353,646)
  Increase in other
   current assets...        (8,858)       (49,378)   (1,466,354)    (1,524,590)     (257,348)   (1,318,863)    (2,843,453)
  Increase in
   accounts payable.        50,085      1,761,493     4,737,276      6,548,854     1,882,153     7,598,613     14,147,467
  Increase
   (decrease) in
   other current
   liabilities......        25,368        380,215     2,206,568      2,612,151     1,219,877      (534,363)     2,077,788
                        ----------   ------------  ------------   ------------  ------------  ------------  -------------
   Net cash used in
    operating
    activities......      (407,363)   (16,239,097)  (71,753,371)   (88,399,831)   (7,721,898)  (31,976,585)  (120,376,416)
                        ----------   ------------  ------------   ------------  ------------  ------------  -------------
Cash flows used in
 investing
 activities:
 Purchase of
  property and
  equipment.........      (888,281)    (1,542,594)  (14,180,216)   (16,611,091)   (1,935,734)   (7,688,121)   (24,299,212)
 Cash acquired in
  business
  combination.......           --             --         37,432         37,432           --            --          37,432
 Increase (decrease)
  in deposits and
  other long-term
  assets............       (84,566)      (200,940)      167,317       (118,189)          --        178,899         60,710
                        ----------   ------------  ------------   ------------  ------------  ------------  -------------
   Net cash used in
    investing
    activities......      (972,847)    (1,743,534)  (13,975,467)   (16,691,848)   (1,935,734)   (7,509,222)   (24,201,070)
                        ----------   ------------  ------------   ------------  ------------  ------------  -------------
Cash flows from
 financing
 activities:
 Restricted cash....           --             --    (17,102,626)   (17,102,626)          --            --     (17,102,626)
 Proceeds from
  issuance of note
  payable...........           --             --     49,091,144     49,091,144           --            --      49,091,144
 Proceeds from
  stockholder note
  payable...........           --       1,653,195     8,346,805     10,000,000     8,346,805           --      10,000,000
 Proceeds from note
  payable with
  detachable
  warrants..........           --       5,000,000           --       5,000,000           --            --       5,000,000
 Private placements.     3,000,000     13,717,252   290,469,958    307,187,210     6,999,998           --     307,187,210
 Proceeds from stock
  options and
  warrants
  exercised.........           --          33,025     1,751,962      1,784,987       778,510       174,149      1,959,136
 Payment of notes
  payable...........           --             --     (5,614,649)    (5,614,649)          --     (3,404,393)    (9,019,042)
 Payment of capital
  lease obligations.           --             --       (657,107)      (657,107)          --       (333,808)      (990,915)
                        ----------   ------------  ------------   ------------  ------------  ------------  -------------
   Net cash provided
    by (used in)
    financing
    activities......     3,000,000     20,403,472   326,285,487    349,688,959    16,125,313    (3,564,052)   346,124,907
                        ----------   ------------  ------------   ------------  ------------  ------------  -------------
   Net increase
    (decrease) in
    cash and cash
    equivalents.....     1,619,790      2,420,841   240,556,649    244,597,280     6,467,681   (43,049,859)   201,547,421
Cash and cash
 equivalents--
 beginning..........           --       1,619,790     4,040,631            --      4,040,631   244,597,280            --
                        ----------   ------------  ------------   ------------  ------------  ------------  -------------
Cash and cash
 equivalents--
 ending.............    $1,619,790   $  4,040,631  $244,597,280   $244,597,280  $ 10,508,312  $201,547,421  $ 201,547,421
                        ==========   ============  ============   ============  ============  ============  =============
Supplemental
 disclosure of cash
 flow information:
 Interest paid......    $      --    $        --   $    563,998   $    563,998  $        --   $  2,251,501  $   2,815,499
Supplemental
 disclosure of
 noncash activities:
 Financed leasehold
  improvements......    $   70,155   $     30,317  $  3,163,780   $  3,264,252  $        --   $        --   $   3,264,252
 Obligations under
  capital lease.....           --       2,000,540     3,000,228      5,000,768           --            --       5,000,768
 Issuance of
  warrants under
  capital lease
  obligation........           --          49,119        94,493        143,612           --            --         143,612
 Conversion of
  stockholder note
  payable...........           --             --     10,000,000     10,000,000    10,000,000           --      10,000,000
 Stockholder note
  received for
  exercise of stock
  options...........           --             --      1,224,000      1,224,000           --            --       1,224,000
 Purchase business
  combination
  consideration paid
  with preferred
  stock.............           --             --      1,888,344      1,888,344           --            --       1,888,344
                        ==========   ============  ============   ============  ============  ============  =============

          See accompanying notes to consolidated financial statements.

                               CORVIS CORPORATION
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies and Practices

 (a) Nature of Business and Basis of Presentation

   Corvis Corporation, formerly known as Nova Telecommunications, Inc., (the "Company"); was incorporated on June 2, 1997 to design, manufacture and market products that enable a fundamental shift in the design and efficiency of backbone communications networks by allowing for the transmission, switching and management of traffic entirely in the optical domain.

   As the Company has primarily engaged in conducting research and development activities and has not yet commenced production, the Company is considered a development stage enterprise.

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   In 1999, the Company changed its year end from a calendar year end to a year ending on the Saturday closest to December 31.

 (b) Cash and Cash Equivalents

   The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash in banks and investments in overnight repurchase agreements and commercial paper. As of January 1, 2000, investments in overnight repurchase agreements totaled $13.1 million and investments in commercial paper totaled $231.5 million. The Company considers these investments as available-for-sale. As such, the securities are stated at their fair market value. Unrealized gains and losses on available-for-sale securities are recognized as a component of Other comprehensive income (loss). As of January 1, 2000, the fair value of the marketable securities approximated the carrying value.

   As of January 1, 2000, restricted cash of $17.1 million is comprised of approximately $2.1 million supporting outstanding letters of credit, and $15.0 million restricted under the terms of a long-term working capital facility.

 (c) Inventory

   Inventory is stated at the lower of cost (first-in, first-out) or market (net realizable value).

 (d) Property and Equipment

   Internal network equipment, test and manufacturing equipment, furniture and fixtures, and leasehold improvements are stated at cost or estimated fair market value if acquired in a purchase business combination. Depreciation is calculated using the straight-line method over estimated useful lives of three to seven years for internal network equipment, test and manufacturing equipment, and furniture and fixtures. Leasehold improvements and assets acquired under capital leases are amortized over the shorter of the lease term or the estimated useful life of the assets.

 (e) Goodwill

   The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase business combinations. Goodwill is being amortized using the straight-line method over five years.

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 (f) Recovery of Long-lived Assets

   The Company's policy is to review its long-lived assets, including goodwill and other intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company recognizes an impairment loss when the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the asset.

 (g) Deferred Financing Fees

   Deferred financing fees include commitment fees and other costs related to certain debt financing and capital lease transactions and are being amortized using a method that approximates the effective interest method over the term of the related debt instrument.

 (h) Research and Development

   Research and development costs are expensed as incurred.

 (i) Income Taxes

   The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to be recovered or settled.

 (j) Foreign Currency Translation

   The assets and liabilities of the Company's self-contained foreign operations for which the functional currency is the local currency are generally translated into U.S. dollars at current exchange rates and revenue and expenses are translated using average exchange rates for the period. Resulting translation adjustments are reflected as a component of other comprehensive income (loss). Foreign currency translation adjustments were not significant as of and for the year ended January 1, 2000.

 (k) Other Comprehensive Income (Loss)

   The Company reports comprehensive income (loss) in accordance with Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income. The comprehensive net loss for the period from June 2, 1997 (date of inception) to January 1, 2000 and the years ended December 31, 1998 and January 1, 2000 and the period from June 2, 1997 (date of inception) to January 1, 2000 does not differ materially from net loss.

 (l) Earnings (Loss) Per Common Share

   The computations of basic and diluted earnings (loss) per common share are based upon the weighted average number of common shares outstanding during the period. Dilutive earnings per share give effect to all potentially dilutive common securities. Potentially dilutive securities include convertible preferred stock, stock options and warrants. Pro forma basic and diluted net earnings (loss) per common share has been calculated assuming the conversion of all shares of convertible preferred stock outstanding as of December 31, 1999 and April 1, 2000, respectively, into common stock, as if the shares had been converted immediately upon their issuance.

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 (m) Uses of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (n) Stock Options and Warrants

   The Company accounts for its stock options in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair market value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock options granted as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123. Stock options and warrants granted to other than employees are recognized at fair market value.

 (o) Unaudited Interim Financial Information

   The unaudited interim financial information as of April 1, 2000 and for the three months ended April 3, 1999 and April 1, 2000, and for the period from June 2, 1997 (date of inception) to April 1, 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. The operating results for any interim period are not necessarily indicative of the results for the entire year or for any future periods.

 (p) Reclassifications

   Certain reclassifications have been made in the 1997 and 1998 consolidated financial statements to conform to the January 1, 2000 presentation. Such reclassifications had no effect on net loss or total stockholders' equity (deficit).

(2) Inventory

   Inventory as of January 1, 2000 consists primarily of component parts to be used in the manufacturing process. Reserves for potentially obsolete and excess inventories were approximately $1.8 million and $3.4 million (unaudited) as of January 1, 2000 and April 1, 2000, respectively.

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


(3) Property and Equipment

   Property and equipment consist of the following:

                                   December 31, January 1,
                                       1998        2000
                                   ------------ -----------
      Test and manufacturing
       equipment..................  $3,395,425  $15,657,525
      Internal network equipment..     711,725    2,179,204
      Furniture and fixtures......       4,575    1,960,643
      Leasehold improvements......     340,685    5,677,941
                                    ----------  -----------
          Total...................   4,452,410   25,475,313
      Less accumulated
       depreciation and
       amortization...............    (546,899)  (3,119,827)
                                    ----------  -----------
          Net property and
           equipment..............  $3,905,511  $22,355,486
                                    ==========  ===========

(4) Notes Payable

   A summary of notes payable as of December 31, 1998 and January 1, 2000 follows:

                                                       December 31, January 1,
                                                           1998        2000
                                                       ------------ -----------
      Secured equipment note due April 2001...........  $5,000,000  $ 5,117,480
      Secured equipment notes due May 2002............         --     5,426,577
      Secured equipment note due May 2002.............         --     2,615,057
      Leasehold improvements loan due May 2009........         --     1,181,170
      Working capital facility due August 2002........         --    36,587,364
      Convertible note payable to stockholder.........   1,653,195          --
      Other...........................................         --       166,100
                                                        ----------  -----------
                                                        $6,653,195  $51,093,748
                                                        ==========  ===========

   During December 1998, the Company entered into a secured equipment note payable agreement with detachable warrants to purchase 282,558 shares of the Company's Series B convertible preferred stock for aggregate proceeds of $5.0 million. The note payable accrues interest at 11% and matures in April 2001. Unpaid interest and principal on the maturity date is due in the form of a 17% balloon payment. The warrants have an exercise price of $2.15 per share and expire seven years from issuance. The fair market value of the warrants of $186,488 has been recognized as deferred financing fees.

   During December 1998, the Company entered into a convertible note payable with a shareholder in the amount of approximately $1.7 million. During 1999, additional convertible notes payable in the aggregate of approximately $8.3 million were issued to several parties, including stockholders. In consideration for interest due under the convertible notes payable to stockholders, the Company issued warrants to purchase 76,527 shares of Series C convertible preferred stock. The notes were converted into 1,093,247 shares of Series C convertible preferred stock on February 26, 1999. The warrants have an exercise price of $9.147 per share and expire seven years from issuance, or upon an initial public offering. The fair value of the warrants issued, $498,197, has been recognized as interest expense on the notes.

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)



   During 1999, the Company executed long-term notes for equipment financing with a lender for approximately $6.1 million. The notes bear interest at the rate of 14.91%, and are secured by the underlying equipment. The debt is repayable in 36 monthly installments of principal and interest beginning June 1999. In connection with the issuance of the notes, the Company issued 19,679 warrants to purchase Series C convertible preferred stock to the lender. The warrants have an exercise price of $9.147 per share and expire three years from issuance, or upon an initial public offering. The fair market value of the warrants, $125,946, has been recognized as deferred financing fees.

   During January 1999, the Company executed a long-term secured equipment note with another lender for $3.0 million. The note bears interest at a rate of 11%. The debt is repayable in 36 monthly installments of principal and interest beginning June 1, 1999. In connection with the issuance of the notes, the Company issued 32,798 warrants to purchase Series C convertible preferred stock to the lender. The warrants have an exercise rate of $9.147 per share and expire three years from issuance. The fair value of the warrants, $213,508, has been recognized as deferred financing fees.

   During July 1999, the Company entered into a loan agreement with a landlord for tenant improvements associated with the lease of a new building in the amount of $1.2 million. As of January 1, 2000, the Company has drawn the entire $1.2 million commitment. The debt bears interest at a rate of 10.0%. The debt is repayable in 120 monthly installments of principal and interest beginning June 1999.

   During 1999, the Company obtained a commitment for an aggregate of $40.0 million of debt financing from a syndicate of lenders. As of January 1, 2000, the Company has drawn the entire $40.0 million commitment. The debt bears interest at a rate of 8.5%. The debt is repayable in 36 monthly installments of principal and interest beginning September 1999 and with aggregate balloon payments of 14% at maturity. In connection with the issuance of the debt, the Company issued 641,121 warrants to purchase Series E convertible preferred stock to the lender. The warrants have an exercise price of $9.147 per share and expire five years from issuance. The fair value of the warrants, approximately $3.7 million, has been recognized as deferred financing fees.

   Scheduled principal payments for all outstanding long-term debt are as follows:

             Year ending December 31,
             ------------------------
             2000......................... $15,286,742
             2001.........................  18,280,465
             2002.........................  16,609,973
             2003.........................     107,284
             2004.........................     118,519
             Thereafter...................     690,765
                                           -----------
                                           $51,093,748
                                           ===========

(5) Equity Transactions

   In July 1997, the Company issued 1,500,000 shares of Series A convertible preferred stock and 21,600,000 shares of Common Stock in a private placement transaction for an aggregate price of $3,000,000.

   In March 1998, the Company issued 1,200,000 shares of common stock in a private placement transaction for an aggregate price of $10,000.

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)



   In May 1998, the Company issued 50,000 shares of Series A convertible preferred stock for an aggregate price of $100,000 in a private placement transaction.

   In May 1998, the Company issued 6,294,071 shares of Series B convertible preferred stock in a private placement transaction for an aggregate price of $13.5 million.

   In December 1998, the Company issued 34,884 shares of Series B convertible preferred stock in a private placement transaction for an aggregate price of $75,000.

   In February 1999 and April 1999, the Company issued an aggregate of 1,978,791 shares of Series C convertible preferred stock for an aggregate price of approximately $18.1 million in private placement transactions together with the conversion of the convertible notes payable.

   In August 1999, the Company issued 3,698 shares of Series C convertible preferred stock to an outside consultant as payment for services rendered with an aggregate fair market value of $33,826.

   In August 1999 and September 1999, the Company issued 1,731,958 and 164,948 shares, respectively, of Series F convertible preferred stock for an aggregate price of approximately $46.0 million in private placement transactions.

   In December 1999, the Company issued 1,500 shares of Series F convertible preferred stock to an outside consultant as payment for services rendered with an aggregate fair market value of $36,375.

   In December 1999, the Company issued 292,825 shares of Series G convertible preferred stock for an aggregate price of approximately $10.0 million in a private placement transaction to a strategic investor. If certain minimum purchases are not made by the holder of the Series G convertible preferred stock on or before March 31, 2001, the Company has the right to repurchase the shares at a price of $44.40 per share. In addition, the Company issued to the strategic investor, the right to purchase up to an additional $10.0 million of stock at a price equal to the most recently completed financing round subject to meeting certain minimum purchase commitments and an additional $5.0 million of common stock in the event of a qualified public offering.

   Also in December 1999, the Company issued 2,685,954 shares of Series H convertible preferred stock for an aggregate price of approximately $216.3 million in a private placement transaction.

(6) Convertible Preferred Stock

   Each issued and outstanding share of Series A convertible preferred stock is convertible into 24 shares of common stock subject to adjustment under certain conditions. Each issued and outstanding share of Series B, Series C, Series D, Series E, Series F, Series G, and Series H convertible preferred stock is convertible into 12 shares of common stock subject to adjustment under certain conditions. Each share of the Series A, Series B, Series C, Series D, Series E, Series F, Series G, and Series H convertible preferred stock is convertible into common stock: A) at the option of the holder; B) automatically upon the consummation of a firm commitment for an underwritten public offering of common stock with net proceeds of not less than $75.0 million and a per share price of not less than $8.39 as adjusted for recapitalization events, and C) automatically upon a change in control for a per share price of not less than $13.42. The holders of Series A, Series B, Series C, Series E, Series F, Series G, and Series H convertible preferred stock are entitled to one vote for each share of common stock into which such shares are convertible. The holders of Series D convertible preferred stock are not entitled to vote, until such shares are converted to common stock.

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Further, the holders of the Series A convertible preferred stock, voting as a single class, and the holders of the Series B convertible preferred stock, voting as a single class, are each entitled to elect two members of the Board of Directors. The holders of the Series C convertible preferred stock are entitled to elect one member of the Board of Directors. All other stockholders of the Company; except for Series D convertible preferred stock, voting as a single class, are also entitled to elect one member of the Board of Directors. The holders of all outstanding shares of the preferred stock vote as a separate class, however, regarding among other things, the merger or dissolution of the Company or sale of all or substantially all of the Company's property and assets, each of such matters must be approved by the affirmative vote of the holders of record of 66% of the shares of preferred stock.

   Each of the Series A, Series B, Series C, Series D, Series E, Series F, Series G, and Series H convertible preferred stock entitle the holder of record to receive, when and if declared by the Board of Directors, non-cumulative dividends in cash at the annual rate of $0.20, $0.215, $0.9147, $0.9147, $0.9147, $2.425, $3.201 or $3.415, and $8.053 per share, respectively, as adjusted for stock splits, stock dividends, recapitalizations, reclassifications, and similar events. To date, no such dividends have been declared.

(7) Acquisition

   In July 1999, the Company purchased all of the outstanding common stock of Corvis Canada, Inc. ("Corvis Canada"), a Canadian company (formerly known as Kromafibre, Inc.), for 211,928 shares of Series D convertible preferred stock valued at approximately $1.9 million. Corvis Canada develops certain enabling fiber optic technology. The acquisition was accounted for as a purchase. Accordingly, the operating results of Corvis Canada have been included in the Company's results since the date of acquisition. The excess of the aggregate purchase over the fair value of net assets acquired of approximately $1.7 million is being amortized on a straight-line basis over five years.

   Additionally, the Company will release an additional 61,386 shares of Series D convertible preferred stock valued at approximately $0.6 million to an officer and shareholder of Corvis Canada. At the date of combination, these shares were placed in escrow to be released over the term of a three-year employment agreement. The Company is recognizing compensation expense over the term of the employment agreement for the fair value of the shares issued.

(8) Stock Options

   In July 1997, the Company adopted the 1997 Stock Option Plan (the "Plan") pursuant to which the Company's Board of Directors may grant options to purchase common stock to employees, officers, directors and consultants. The Company has reserved 63,600,000 shares of common stock for issuance under the Company's Stock Option Plan to employees, officers, directors and consultants of the Company. Stock options are granted with an exercise price equal to the estimated fair value of the common stock at the date of grant. The stock options have a 10-year term, become fully exercisable when granted, and ownership vests over four years from the date of grant. Common stock associated with the exercise of options prior to vesting is placed into escrow and released to the employee as the shares vest. Prepayments made by employees are not refundable in the event of termination prior to vesting. As of January 1, 2000, 38,314,020 shares of common stock have been issued through the exercise of options under the Plan and 12,249,036 shares have vested.

   The Company applies APB Opinion No. 25 in accounting for the Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had compensation cost for the Company's plan been determined based on the fair value at the date of grant, consistent with the method

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                    June 2, 1997            Year ended
                                 (date of inception) -------------------------
                                   to December 31,   December 31,  January 1,
                                        1997             1998         2000
                                 ------------------- ------------  -----------
      Net loss:
        As reported.............      $493,684       $19,459,825   $71,269,642
        Pro forma...............       498,547        19,506,239    71,952,610
                                      ========       ===========   ===========

   The per share weighted-average fair value of stock option activity during 1997, 1998 and 1999, was $0, $0.001, and $0.489, respectively, on the date of grant with the following weighted-average assumptions:

                                    June 2, 1997            Year ended
                                 (date of inception) -------------------------
                                   to December 31,   December 31,  January 1,
                                        1997             1998         2000
                                 ------------------- ------------  -----------
      Expected dividend yield...        0%                     0%            0%
      Risk-free interest rate...     5.70%                  4.56%         6.33%
      Expected life.............  4 years                4 years       4 years
      Volatility................       70%                    70%           70%

   The following is a summary of options granted:

                                                                     Weighted
                                                       Number        Average
                                                     Outstanding  Exercise Price
                                                     -----------  --------------
      June 2, 1997..................................
      Granted.......................................   6,828,000       $.01
      Exercised.....................................         --         --
      Canceled......................................         --         --
                                                     -----------       ----
      December 31, 1997.............................   6,828,000        .01
      Granted.......................................  26,240,400        .02
      Exercised.....................................  (1,146,012)       .01
      Canceled......................................         --         --
                                                     -----------       ----
      December 31, 1998.............................  31,922,388        .02
      Granted.......................................  21,583,800        .40
      Exercised..................................... (37,168,008)       .07
      Canceled......................................    (68,400)        .06
                                                     -----------       ----
      January 1, 2000...............................  16,269,780       $.39
                                                     ===========       ====

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following table summarizes information about outstanding and exercisable stock options at January 1, 2000:

                                     Weighted
      Range of                        Average          Number          Number
      Exercise       Number          Remaining       Exercisable     Exercisable
       Prices      Outstanding     Contract Life      (Vested)       (Unvested)
      --------     -----------     -------------     -----------     -----------
       $0.01        2,686,680           8.0           1,699,860         986,820
       $0.02        2,276,400           8.8             438,044       1,838,356
       $0.05        1,035,000           9.1                 --        1,035,000
       $0.10        2,143,800           9.3                 --        2,143,800
       $0.34        4,017,300           9.6                 --        4,017,300
       $1.01        3,819,000           9.9                 --        3,819,000
       $3.36          291,600          10.0                 --          291,600
                   ----------          ----           ---------      ----------
                   16,269,780           9.2           2,137,904      14,131,876
                   ==========          ====           =========      ==========

(9) Basic and Diluted Earnings (Loss) Per Share

   The following tables present the computations of basic and diluted earnings
(loss) per share:

                                              For the period from June 2, 1997
                                                   (date of inception) to
                                                      December 31, 1997
                                             -----------------------------------
                                                Loss        Shares     Per share
                                             (numerator) (denominator)  amount
                                             ----------- ------------- ---------
      Basic and diluted loss per share:
        Net loss to common stockholders..... $(493,684)   21,600,000    $(0.02)
                                             ==========   ==========    ======

   Convertible preferred stock outstanding as of December 31, 1997, convertible into 36,000,000 shares of common stock, unexercised options to purchase 6,828,000 shares of common stock were not included in the computation of diluted loss per share for the period from June 7, 1997 (date of inception) to December 31, 1997 as their inclusion would be anti-dilutive.

                                          For the year ended December 31, 1998
                                          -------------------------------------
                                              Loss         Shares     Per share
                                          (numerator)   (denominator)  amount
                                          -----------   ------------- ---------
      Basic and diluted loss per share:
        Net loss to common stockholders.. $(19,459,825)   22,638,375   $(0.86)
                                          ============   ===========   ======

   Convertible preferred stock outstanding as of December 31, 1998, convertible into 113,147,460 shares of common stock, options and warrants to purchase
31,922,388 and 4,283,712 shares of common stock, respectively, and 1,519,488 unvested shares acquired through the exercise of options were not included in the computation of diluted loss per share for the year ended December 31, 1998 as their inclusion would be anti-dilutive.

                                           For the year ended January 1, 2000
                                          -------------------------------------
                                              Loss         Shares     Per share
                                          (numerator)   (denominator)  amount
                                          ------------  ------------- ---------
      Basic and diluted loss per share:
        Net loss to common stockholders.. $(71,269,642)   30,599,460   $(2.33)
                                          ------------   -----------   ------
      Pro forma basic and diluted loss
       per share (unaudited)............. $(71,269,642)  184,318,825   $(0.39)
                                          ============   ===========   ======

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Convertible Preferred Stock outstanding as of January 1, 2000, convertible into 211,658,232 shares of common stock, options and warrants to purchase 16,269,780 and 17,598,770 shares of common stock, respectively, and 25,556,484 unvested shares acquired through the exercise of options were not included in the computation of diluted loss per share for the year ended January 1, 2000 as their inclusion would be anti-dilutive.

                                            For the three months ended April
                                                         3, 1999
                                            ----------------------------------
                                                                         Per
                                                Loss         Shares     share
                                            (numerator)   (denominator) amount
                                            ------------  ------------- ------
      Basic and diluted loss per share
       (unaudited):
        Net loss to common shareholders
         (unaudited)....................... $(11,161,921)  27,209,004   $(0.41)
                                            ============   ==========   ======

   Convertible Preferred Stock outstanding as of April 3, 1999, convertible into 135,507,504 (unaudited) shares of common stock, options and warrants to purchase 37,051,044 (unaudited) and 6,330,828 (unaudited) shares of common stock, respectively, and 22,807,860 (unaudited) unvested shares acquired through the exercise of options were not included in the computation of diluted loss per share for the three months ended April 3, 1999 as their inclusion would be anti-dilutive.

                                            For the three months ended April
                                                         1, 2000
                                            ----------------------------------
                                                                         Per
                                                Loss         Shares     share
                                            (numerator)   (denominator) amount
                                            ------------  ------------- ------
      Basic and diluted loss per share
       (unaudited):
        Net loss to common shareholders
         (unaudited)....................... $(26,830,671)   41,128,092  $(0.65)
                                            ------------   -----------  ------
      Pro forma basic and diluted loss per
       share (unaudited)................... $(26,830,671)  252,787,468  $(0.11)
                                            ============   ===========  ======

   Convertible Preferred Stock outstanding as of April 1, 2000, convertible into 211,692,564 (unaudited) shares of common stock, options and warrants to purchase 20,367,024 (unaudited) and 17,554,394 (unaudited) shares of common stock, respectively, and 23,200,188 (unaudited) unvested shares acquired through the exercise of options were not included in the computation of diluted loss per share for the three months ended April 1, 2000 as their inclusion would be anti-dilutive.

(10) Income Taxes

   The Company has incurred operating losses since its inception and has recognized no current or deferred tax provision or benefit. The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to loss before income taxes. The items causing this difference are as follows:

                                                             Year ended
                                                     ---------------------------
                                    June 2, 1997
                                (date of inception)  December 31,   January 1,
                                to December 31, 1997     1998          2000
                                -------------------- ------------  -------------
      Expected tax benefit at
       statutory rate.........        $167,852       $ 6,810,939   $  24,944,375
      State tax, net of
       federal benefit........          23,993           885,422       3,197,720
      Research and development
       tax credits............             --          1,526,045       1,030,088
      Other, net..............        (122,069)         (389,258)       (440,130)
      Increase in valuation
       allowance..............         (69,776)       (8,833,148)   (28,732,053)
                                      --------       -----------   -------------
                                      $    --        $       --    $         --
                                      ========       ===========   =============

                              CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                      December 31,   January 1,
                                                          1998          2000
                                                      ------------  ------------
      Deferred tax assets:
        Capitalized start-up and organization costs.  $   112,932   $    112,932
        Net operating loss carryforwards............    7,263,947     32,259,959
        Foreign net operating loss carryforward.....          --         323,188
        Accrued expenses............................          --         721,343
        Research and development tax credit
         carryforwards..............................    1,526,045      2,556,133
        Non-cash stock compensation.................          --       1,966,114
                                                      -----------   ------------
          Total gross deferred tax assets...........    8,902,924     37,939,669
      Valuation allowance...........................   (8,902,924)   (37,634,977)
                                                      -----------   ------------
          Net deferred tax assets...................          --         304,692
      Deferred tax liabilities--property and
       equipment, net due to depreciation...........          --        (304,692)
                                                      -----------   ------------
          Net deferred tax..........................          --             --
                                                      ===========   ============

   The net change in the valuation allowance for the period from June 2, 1997 (date of inception) to December 31, 1997, and for the years ended December 31, 1998 and January 1, 2000 was an increase of approximately $70,000, $8.8 million and $28.7 million, respectively. The valuation allowances at December 31, 1998 and January 1, 2000 are a result of the uncertainty regarding the ultimate realization of the tax benefits related to the deferred tax assets. The net operating loss carryforward period expires commencing in 2017 through the year 2019. Further, as a result of certain financing and capital transactions, an annual limitation on the future utilization of a portion of the net operating loss carryforward may occur. As a result, the net operating loss carryforward may not be fully utilized before expiration.

(11) Commitments and Contingencies

 (a) Leases

   Minimum annual rental payments under noncancelable operating leases, primarily for the rent of office space, are as follows:

             Year ending December 31,
             ------------------------
             2000......................... $ 1,701,156
             2001.........................   1,706,517
             2002.........................   1,754,802
             2003.........................   1,603,513
             2004.........................     956,703
             Thereafter...................   3,558,446
                                           -----------
                 Total.................... $11,281,137
                                           ===========

   Rent expense under operating leases was approximately $27,000, $618,000 and $1.7 million for the period from June 2, 1997 (date of inception) to December 31, 1997 and for the years ended December 31, 1998 and January 1, 2000, respectively.

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company is required to maintain several irrevocable letters of credit in the aggregate amount of $2.1 million as additional security for the Company's obligations under its office and manufacturing facilities leases.

   The Company has equipment under capital lease which require payments of principal and interest as follows:

      Year ending December 31,                                        Amount
      ------------------------                                      -----------
      2000......................................................... $ 1,956,202
      2001.........................................................   1,956,202
      2002.........................................................   1,055,208
      2003.........................................................     224,516
                                                                    -----------
          Total payment............................................   5,192,128
      Less--amount attributable to interest........................    (640,793)
                                                                    -----------
          Capital lease obligation.................................   4,551,335
      Less--current portion........................................  (1,587,130)
                                                                    -----------
          Long-term lease obligation............................... $ 2,964,205
                                                                    ===========

   Property and equipment includes approximately $5.0 million of test equipment as of January 1, 2000 that was acquired under capital lease. Accumulated amortization associated with this equipment totaled approximately $1.0 million.

   In July 1998, the Company issued warrants to purchase 74,418 shares of Series B convertible preferred stock with an exercise price of $2.15 per share in connection with an equipment capital lease. The warrants are immediately exercisable and expire seven years from the date of issuance. The Company has recorded the estimated fair market value of $49,116 at grant date of the warrants issued as deferred financing fees.

   In January 1999, the Company issued warrants to purchase 66,079 shares of Series C convertible preferred stock with an exercise price of $4.54 in connection with an equipment capital lease. The Company recorded the estimated fair value of $212,774 at grant date of the warrants issued as deferred financing fees. The warrants are immediately exercisable and expire seven years from the date of issuance.

 (b) Strategic Investors

   In September 1999, the Company entered into a series of agreements with a strategic investor. Under a stock purchase agreement, the Company agreed to issue 164,948 shares of Series F convertible preferred stock for aggregate proceeds of approximately $4.0 million.

   Concurrently with the stock issuance, the Company entered into an exclusive license agreement with the investor for the use of certain intellectual property and a non-exclusive license for certain other technology. As consideration for the license, the Company agreed to make quarterly payments of $250,000 over a four-year period. In addition, the Company granted the strategic investor a warrant to receive common stock valued at $35.0 million upon the consummation of an underwritten public offering of common stock with net proceeds of not less than $35.0 million or a change of control event (a qualifying IPO or a change of control event). The warrant expires on April 30, 2001. Upon a qualifying IPO or a change of control event, the Company has the right to accept ownership of the license. If the Company declines ownership or does not accept ownership of

                               CORVIS CORPORATION
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

the license before the end of a five year period beginning at the qualifying IPO or a change of control event, the license is deemed to have terminated and the Company will receive $2,000,000 from the strategic investor as a termination payment. Throughout this agreement, the Company has the right to receive 50% of all royalties received by the strategic investor related to revenue derived from the intellectual property subject to certain limitations. In the event of the expiration of the warrant, the license agreement will become a perpetual non-exclusive license so long as the Company continues to pay a license fee of $250,000 per quarter during the initial four-year period.

   In November 1999, the Company issued warrants to purchase up to 5,270,856 shares of common stock at $2.85 per share to another strategic investor. A certain percent of the warrants are immediately exercisable, with the remaining amount contingent upon certain future purchases of the Company's products by the strategic investor. These warrants expire in June 2001 if these conditions are not met. Of the total 5,270,856 committed in this warrant, the rights to purchase 2,635,428 shares will expire on December 31, 2004 and the rights to purchase the remaining 2,635,428 shares will expire on June 30, 2006. The Company has recorded equity-based sales and marketing expense of approximately $1.8 million for the estimated fair value at grant date of the warrants which are immediately exercisable.

   In December 1999, the Company issued warrants to purchase 281,162 shares of Series G convertible preferred stock at $32.01 per share to another strategic investor. The warrants are immediately exercisable and will expire on the earlier of a qualified public offering with a price per share of $8.39 and gross proceeds to the Company of at least $75.0 million or December 31, 2000. The Company has recorded equity-based sales and marketing expense of approximately $3.1 million for the estimated fair value at grant date of the warrants issued.

   Also, in December 1999, the Company issued to this strategic investor, the right to purchase up to an additional $30.0 million of stock at a price equal to the most recently completed financing round subject to meeting certain minimum purchase commitments of the Company's product, and an additional $5.0 million of common stock in the event of a qualified public offering.

 (c) Litigation and Claims

   The Company is a defendant in various suits and claims which arise in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position, liquidity or results of operations of the Company.

(12) Subsequent Events--Stock Splits

   On February 8, 2000, the Company declared a 3-for-1 split of the common
stock. On    , 2000, the Company declared a further 4-for-1 split of its common stock. All share and per share amounts of common stock in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock splits.

(13) Subsequent Events (unaudited)

 (a) Purchase Business Combination Commitments

   On May 19, 2000, the Company acquired Baylight Networks, Inc. ("Baylight"), a company that designs network systems and subsystems. Baylight, based in Palo Alto, California, was formed in February 2000 and is a development stage company with no revenue. In consideration for all of the outstanding shares of Baylight, the Company assumed $0.1 million of Baylight's liabilities and agreed to issue 2,400,012 shares of common stock over the term of three-year employment agreements with the former Baylight shareholders. The Company accounted for the acquisition as a purchase. Accordingly, the operating results of Baylight will be included in the Company's financial results from the date of acquisition. The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed has been based on an internal analysis of the fair value of the assets and liabilities of Baylight. The Company does not anticipate that any of the purchase price will be allocated to in-process technology. However, upon completion of the analysis, a portion of the purchase price may be allocated to other intangibles, including in-process technology. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $0.1 million will be amortized on a straight-line basis over five years. The Company will recognize compensation expense over the term of the employment agreements equal to fair value of the shares to be issued.

   On July 1, 2000, the Company acquired Algety Telecom S.A. ("Algety"), a French company that develops and markets high capacity, high speed optical transmission equipment. Algety, based in Lannion, France was formed in April 1999, and is a development stage company with no revenue. Algety had a net loss of $1.8 million for the period from April 17, 1999 (date of inception) to December 31, 1999, and $2.6 million for the three months ended March 31, 2000. The acquisition price is equal to 1,301,822 shares of Series I convertible preferred stock valued at $218.7 million. The Company may be required to increase the purchase price up to an aggregate of 8.0% of the Company's outstanding stock depending on certain conditions. The Company accounted for the acquisition as a purchase. Accordingly, the operating results of Algety will be included in the Company's financial results from the date of acquisition. The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed has been based upon a preliminary valuation of the assets and liabilities of Algety. Based upon the results of the valuation, the Company allocated approximately $40.3 million of the purchase price to in-process technology. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $164.2 million, based on the preliminary purchase price allocation, will be amortized on a straight-line basis over five years. The Algety acquisition is subject to customary closing conditions and there can be no assurances that it will close.

 (b) Modification of Contract Terms

   In April and May 2000, the Company renegotiated the terms of certain agreements which allowed strategic investors the right to purchase up to $40 million of convertible preferred stock based upon commitments to purchase a specified amount of our products and services. The renegotiated agreements eliminate such purchase commitments of the strategic investors as a condition to the purchase of Series H Preferred Stock and the Company's rights to repurchase Series G convertible preferred stock of one of the strategic investors. In connection with the renegotiations, the Company and the strategic investors agreed to set acceptance criteria for field trials of the Company's products.

 (c) Letter from Ciena Corporation

   In July 2000, Ciena Corporation, a competitor ("Ciena"), informed the Company that it is of the belief that there is significant correspondence between products that the Company offers and several U.S. patents held by Ciena. The Company does not believe that it has infringed upon these patents and intends to vigorously defend against any associated claims. Based on the information currently available, the Company cannot reasonably predict the likelihood of any potential outcome.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the Board of Directors of Algety Telecom S.A.:

   In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and cash flows expressed in French Francs present fairly, in all material respects, the financial position of Algety Telecom S.A. (a development stage company), at December 31, 1999, and the results of its operations and its cash flows for the period from inception (April 17, 1999) to December 31, 1999 in conformity with U.S. generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Rennes, France
April 27, 2000

                              ALGETY TELECOM S.A.
                         (A Development Stage Company)

                                 BALANCE SHEET
                       (in thousands, except share data)

                                               December 31, 1999 March 31, 2000
                                               ----------------- --------------
                                                                  (Unaudited)
                    ASSETS
                    ------
Current assets:
  Cash and cash equivalents...................    Frf 20,426      Frf 100,094
  Other current assets........................         6,425           13,301
  Prepaid expenses............................           476              774
                                                  ----------      -----------
    Total current assets......................        27,327          114,169
Intangible assets, net........................         4,778            4,504
Property and equipment, net...................         3,217           19,022
Other assets..................................            71               71
                                                  ----------      -----------
    Total assets..............................    Frf 35,393      Frf 137,766
                                                  ==========      ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
Current liabilities:
  Bank overdraft..............................    Frf    --       Frf   8,341
  Trade accounts payable......................         7,661            2,836
  Other accounts payable......................           --            12,307
  Other current liabilities...................         2,014            2,363
                                                  ----------      -----------
    Total current liabilities.................         9,675           25,847
Long term debt................................         3,936            8,659
Other long-term liability.....................         6,576            6,576
                                                  ----------      -----------
    Total liablities..........................        20,187           41,082
                                                  ----------      -----------
Stockholders' equity:
  Common stock, Frf 65.60 par value, 220,026
   shares authorized issued and outstanding...         9,513           14,840
  Less unpaid capital.........................           --            (1,641)
  Additional paid in capital..................        20,471          116,816
  Accumulated deficit.........................       (14,778)         (33,331)
                                                  ----------      -----------
    Total stockholders' equity................        15,206           96,684
                                                  ----------      -----------
    Total liabilities and stockholders'
     equity...................................    Frf 35,393      Frf 137,766
                                                  ==========      ===========


    The accompanying notes are an integral part of the financial statements.

                              ALGETY TELECOM S.A.
                         (A Development Stage Company)

                            STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                         Period from inception                Period from inception
                           (April 17, 1999)    Three  months    (April 17, 1999)
                                through            ended             through
                           December 31, 1999   March 31, 2000    March 31, 2000
                         --------------------- -------------- ---------------------
                                                (Unaudited)        (Unaudited)
Revenues................     Frf      --        Frf     --        Frf      --
Cost of revenues........              --                --                 --
Gross profit............              --                --                 --
Operating expenses:
  Research and
   development..........           15,745            17,305             33,050
  Sales and marketing ..            1,212             1,386              2,598
  General and
   administrative.......            1,403             1,203              2,606
  Other Income..........              --             (1,307)            (1,307)
                             ------------       -----------       ------------
    Total operating
     expense ...........           18,360            18,587             36,947
                             ------------       -----------       ------------
Loss from operations....          (18,360)          (18,587)           (36,947)
Interest income, net....              362                34                396
Income tax benefit......            3,220               --               3,220
                             ------------       -----------       ------------
    Net loss............     Frf  (14,778)      Frf (18,553)      Frf  (33,331)
                             ============       ===========       ============
Basic net loss per
 share..................     Frf    67.17       Frf   81.34
Weighted average shares
 used in computing......              220             228.1


    The accompanying notes are an integral part of the financial statements.

                              ALGETY TELECOM S.A.

                         (A Development Stage Company)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                           Common Stock     Additional                   Total
                         -----------------    paid-in   Accumulated  Stockholders'
                         Shares   Amount      Capital     Deficit       Equity
                         ------ ----------  ----------- -----------  -------------
Initial Issuance of
 common stock,
 April 1999.............     90 Frf    984  Frf     --  Frf     --    Frf    984
Issuance of common
 stock, May 1999........ 130.02      8,529       20,471         --        29,000
Net loss................    --         --           --      (14,778)     (14,778)
                         ------ ----------  ----------- -----------   ----------
Balance, December 31,
 1999................... 220.02      9,513       20,471     (14,778)      15,206
Issuance of common
 stock, March 2000
 (unaudited)............  81.21      5,327       96,345         --       101,672
Unpaid capital
 (unaudited)............    --      (1,641)         --          --        (1,641)
Net loss (unaudited)....    --         --           --      (18,553)     (18,553)
                         ------ ----------  ----------- -----------   ----------
Balance, March 31, 2000
 (unaudited)............ 301.23 Frf 13,199  Frf 116,816 Frf (33,331)  Frf 96,684
                         ====== ==========  =========== ===========   ==========



    The accompanying notes are an integral part of the financial statements.

                              ALGETY TELECOM S.A.
                         (A Development Stage Company)

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                          Period from inception                Period from inception
                            (April 17, 1999)     Three months    (April 17, 1999)
                                 through         period ended         through
                            December 31, 1999   March 31, 2000    March 31, 2000
                          --------------------- -------------- ---------------------
                                                 (unaudited)        (unaudited)
Cash flow from operating
 activities:
  Net loss..............       Frf (14,778)      Frf (18,553)       Frf (33,331)
  Adjustment to
   reconcile net loss to
   net cash used in
   operating activities.
  Depreciation and
   amortization ........             1,009             1,001              2,010
Changes in depreciation
 and amortization,
 operating assets and
 liabilities:
  Prepaid and other
   current assets.......            (6,901)           (7,174)           (14,075)
  Trade accounts
   payables.............             7,661            (4,825)             2,836
  Accrued expenses and
   other current
   liabilities..........             2,014               349              2,363
  Other accounts
   payable..............               --             12,307             12,307
                               -----------       -----------        -----------
    Net cash used in
     operating
     activities.........           (10,995)          (16,895)           (27,890)
Cash flows from
 investing activities:
  Purchase of property
   and equipment........            (3,549)          (16,532)           (20,081)
  Purchase of intangible
   assets...............            (5,453)              --              (5,453)
  Increase in other
   assets...............               (73)              --                 (73)
                               -----------       -----------        -----------
    Net cash used in
     investing
     activities.........            (9,075)          (16,532)           (25,607)
Cash flow from financing
 activities:
  Proceeds from issuance
   of common stock......            29,984           100,031            130,015
  Proceeds from loan....             3,936             4,723              8,659
  Proceeds from long
   term liability.......             6,576               --               6,576
  Bank overdraft........               --              8,341              8,341
                               -----------       -----------        -----------
    Net cash provided by
     financing
     activities.........            40,496           113,095            153,591
    Net increase in cash
     and cash
     equivalent.........            20,426            79,668            100,094
Cash and cash
 equivalent, beginning
 of period..............               --             20,426                --
                               -----------       -----------        -----------
Cash and cash
 equivalent, end of
 period.................       Frf  20,426       Frf 100,094        Frf 100,094
                               ===========       ===========        ===========


    The accompanying notes are an integral part of the financial statements.

                              ALGETY TELECOM S.A.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS
                 (in thousands except share and per share data)

1. Nature of the Business:

   Algety Telecom, S.A. (the "Company") was incorporated in France on April 17, 1999. The Company develops and markets networking products that enable telecommunications service providers to quickly and cost effectively provide bandwidth and create new high-speed data services. Through December 31, 1999, the Company was considered to be in the development stage and was principally engaged in research and development, raising capital and building its management team. The Company has not yet commenced manufacturing.

   The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to move its product plans. The Company has a limited operating history and has never achieved profitability. To date the Company has been funded principally by private equity financing. The Company's ultimate success is dependent upon its ability to raise additional capital to successfully develop and market its product.

2. Significant Accounting Policies:

   The accompanying financial statements of the Company reflect the application of certain significant accounting policies as described below:

 Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents, and investment with original maturity dates greater than three months but less than 12 months to be short-term investments.

 Revenue Recognition

   Revenue from product sales is recognized upon shipment provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the fee is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved.

 Property and Equipment

   Property and equipment is carried at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

     Manufacturing and research equipment.......................... 3 to 5 years
     Computer software............................................. 3 to 5 years
     Furniture and office equipment................................ 3 to 5 years

   The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gains or loss is reflected in the determination of net income or loss.

                              ALGETY TELECOM S.A.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (in thousands except share and per share data)


 Intangible assets:

   Intangible assets are stated net of accumulated amortization. They comprise acquired intellectual property (including patents, technology, know-how, trade marks and licenses) and other similar identifiable rights. They are initially recorded at their acquisition cost and are amortized using the straight-line basis over their estimated economic lives for a period of up to 5 years from the date of acquisition.

 Research and Development

   The Company's products are highly technical in nature and require a large and continuing research and development effort. All research and development costs are expensed as incurred. Development costs incurred prior to the establishment of technological feasibility are charged to expense. Technological feasibility is demonstrated by the completion of a working model. To date, the period between achieving technological feasibility and the general availability of the related products has been short and systems development and qualifying for capitalization have not been material. Accordingly, the Company has not capitalized any development costs.

 Income Taxes

   Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recorded based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities measured using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company periodically evaluates the reliability of its net deferred tax assets and records a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Concentrations of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents. The Company invests in excess cash primarily in deposits with commercial banks.

 Other Comprehensive Income

   The Company reports comprehensive income (loss) in accordance with Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (FAS
130). The comprehensive net loss for the period from inception (April 17, 1999) through December 31, 1999 does not differ from the reported net loss.

 Net Loss Per Share

   Basic net loss per share is computed by dividing the net loss for the period by 220,026 shares representing the number of shares of common capital issued and paid since the share capital increase decided at the general shareholders' meeting held on May 21, 1999.

                              ALGETY TELECOM S.A.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (in thousands except share and per share data)


 Stock Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("AFB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123").

 Segment Information

   The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. To date, the Company has determined that it conducts its operations in one business segment and operates in one geographic area, France.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not currently expected to have an impact on the Company's financial condition or results of operations.

3. Property and Equipment

   Property and equipment consisted of the following at December 31, 1999:

                                                                        1999
                                                                      ---------
     Computer software............................................... Frf   847
     Manufacturing and Research equipment............................     1,282
     Furniture and office equipment..................................     1,420
                                                                      ---------
                                                                          3,549
     Less accumulated depreciation and amortization..................      (332)
                                                                      ---------
                                                                      Frf 3,217
                                                                      =========

4. Intangible assets

   Intangible assets consisted of the following on December 31, 1999:

     Patents, know how, trade marks, licences ....................... Frf 5,453
     Less accumulated amortization...................................      (675)
                                                                      ---------
                                                                      Frf 4,778
                                                                      =========

                              ALGETY TELECOM S.A.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (in thousands except share and per share data)


5. Long term debt

   In 1999, the Company entered into a research program agreement with the State research valuation agency (ANVAR).

   The program aims at financing the feasibility process of the Solicon optical transmission system.

   Under the agreement, the Company is entitled to receive an interest free loan of Frf 10,823 to finance a research and development program amounting to Frf 21,772.

   An initial portion of the loan amounting to Frf 3,936 was outstanding at December 31, 1999. The remaining portion will be made available in two portions before the completion of the program no later than May 31, 2001.

   In case of technical failure, the Company will have to repay a lump sum of Frf 2,220. In case of technical success of the program, the Company will repay the loan according to the following schedule:

     .No later than June 30, 2002.................................... Frf  3,279
     .No later than June 30, 2003....................................      3,279
     .No later than June 30, 2004....................................      4,265
                                                                      ----------
                                                                      Frf 10,823
                                                                      ==========

6. Other long term liability

   The Company has acquired certain intangible assets from France Telecom. The agreed upon payment conditions stipulate that the Company will pay the consideration, Frf 6,576, simultaneously with the exercise of the associated issued equity warrants (See note 8) i.e. not earlier than May 21, 2003.

   Although the debt does not bear interest, it has been recorded at historical value.

7. Commitments and Contingencies

 Knowhow Concession and Patent License Subject to Future Royalty Payments

   In 1999, the Company entered into a ten year exclusive knowhow concession and exclusive patent licence agreement with France Telecom. Under the agreement, royalty payments will be due to France Telecom, from the date of first sales of manufactured products using the licensed rights, and according to the following conditions:

     .Year 1....................................... 2.00% of total Company sales
     .Year 2....................................... 1.50% of total Company sales
     .Year 3....................................... 1.00% of total Company sales

8. Stockholders' Equity

 Common Stock

   The Company has authorized and issued 220,026 shares of common stock, Frf 65.60 par value. The holders of the common stock are entitled to one vote for each share held. The Board of Directors (the

                              ALGETY TELECOM S.A.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (in thousands except share and per share data)

"Board") may declare dividends from lawfully available funds, subject to any preferential dividend rights of any outstanding preferred stock and restrictions under the Company's loan agreements. Holders of the common stock are entitled to receive all assets available for distribution on the dissolution or liquidation of the Company, subject to any preferential rights of any outstanding preferred stock.

   In May 1999, the Company declared a 6-for-1 stock split of the common stock. All share and per share amounts of common stock in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

 1999 Stock Incentive Plan

   In November 1999, the 1999 Stock Incentive Plan (the "Plan") was adopted by the Board and received stockholders approval on March 22, 2000. A total of 27,500 shares of common stock have been reserved for issuance under the Plan. The Plan provides for the grant of incentive stock options and nonstatutory stock options, to officers, employees and directors of the Company. Options may be granted at an exercise price less than, equal to or greater than the fair market value on the date of grant. The Board determines the term of each option, the option exercise price, and the vesting terms. Stock options generally expire ten years from the date of grant and vest over four years. Therefore no compensation expense has been recorded.

   In December 1999, the Board has approved the issuance of 7,500 shares under the Plan. The four years vesting period is defined according to the following schedule:

  . A first third of the options can be exercised after 12 months from the date of grant.

  . A second third of the options can be exercised after 12 months following the initial 12 months period mentioned above.

  . 8.33% of the options can be exercised at the expiration of each quarter following the second 12 months period mentioned above.

  . The remaining options can be exercised after the fourth quarter following the second 12 months period mentioned above.

   According to the Plan the exercise price, Frf 223.03 equals the fair market value of the shares i.e., the value prevailing at the most recent share capital increase dated May 21, 1999.

 Equity warrants:

   In May 1999, the Company granted 4,075 equity warrants to France Telecom Technologies. The exercise price, Frf 223.06, equals the then fair market value of the shares, defined as being the value prevailing for the share capital increase which occurred simultaneously to the issuance of the warrants.

   The warrants can be exercised during the fifth year following the date of grant. This period might be reduced by the beneficiaries in case of Initial Public Offering (IPO) of the Company, merger, disposal of more than 50% of the voting rights, receivership situation.

9. Income Tax

   No provision for taxes has been recorded since the Company has incurred losses since inception. On a yearly basis, the Company is entitled to a tax credit based on certain research and development expenses. The credit is redeemable from the Tax Authorities. As at December 31, 1999 the Company has recorded a tax credit amounting to Frf 3,221.

                              ALGETY TELECOM S.A.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 (in thousands except share and per share data)


   The components of the net deferred tax assets as of December 31, 1999 are as follows:

                                                                        1999
                                                                      ---------
     Deferred tax assets:
       Net operating loss carryforwards.............................. Frf 5,675
       Depreciation carried forwards.................................       404
                                                                      ---------
                                                                          6,079
     Deferred tax liabilities:.......................................       --
                                                                      ---------
         Net deferred tax asset......................................     6,079
     Valuation allowance.............................................    (6,079)
                                                                      ---------
         Net deferred tax asset...................................... Frf     0
                                                                      =========

   At December 31, 1999, the Company has available net operating loss carryforwards for income tax purposes of approximately Frf 15.2 million available to off set future taxable income out of which Frf 14.2 million expire in 2004 and Frf 1 million is carried forward indefinitely. As required by statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and has established a full valuation allowance for such assets which are comprised of net operating loss carryforwards. Management re-evaluates the positive and negative evidence periodically.

10. Other income

   In 1999, the Company has been granted subsidies amounting to Frf 2,800 by Local Authorities subject to certain job creations and fixed assets acquisitions. As these conditions were not fully met at December 31, 1999, the income has not been recognized. The cash received has been accounted for as deferred income and is included in Other Current Liabilities at December 31, 1999.

11. Subsequent event: Issuance of common stock (unaudited)

   The issuance of 81,211 shares of common stock Frf 65.60 par value comprising two types of equity warrants each as defined below has been authorized by the shareholders' meeting held on March 22, 2000.

 . Type #1 equity warrants either allow the beneficiaries to subscribe, at any time from the date of grant until September 30, 2000, or oblige the beneficiaries to subscribe, if certain technical steps duly defined are achieved at any time from July 1, 2000 to July 10, 2000, to a common share, Frf 65.60 par value, at an exercise price of Frf 1,251.96.

 . Type #2 equity warrants could be exercised by the beneficiaries if within the five year period from the date of grant if the following events occurs:

   i)  new shares paid in cash or equivalent securities are issued;
   ii)  a majority stake of the Company is sold; or
   iii)  the Company is merged; or
   iv) if the market value of the common shares is reduced to less than Frf 1,251.96,

   Each type #2 equity warrant would entitle the beneficiary to subscribe to a number of shares at par value, in proportion to the difference, between Frf 1,251.96 and the actual value prevailing at the date of occurrence of the above mentioned events.

           Unaudited Pro Forma Condensed Consolidated Financial Data

   The following Unaudited Pro Forma Condensed Consolidated Financial Data consists of an Unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 1, 2000 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended January 1, 2000 and the three months ended April 1, 2000 (collectively, the "Pro Forma Statements"). The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Algety acquisition as if it occurred on April 1, 2000 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the Algety acquisition as if it occurred on April 17, 1999 (date of inception of Algety).

   Management believes that, on the basis set forth herein, the Pro Forma Statements reflect a reasonable estimate of the Algety acquisition based on currently available information. The pro forma financial data is presented for informational purposes only and does not purport to represent what the Company's financial position or results of operations would have been had the Algety acquisition in fact occurred on the dates assumed or that may result from future operations. The pro forma data should be read in conjunction with the Company's Consolidated Financial Statements and Algety Telecom, S.A.'s financial statements and related notes thereto, both of which are included elsewhere in the Prospectus.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet

                                              As of April 1, 2000
                          -------------------------------------------------------------
                                                                      The Company Pro
                                                                       forma for the
                           The Company    Algety(A)   Adjustments(B) Algety Acquisition
                          -------------  -----------  -------------- ------------------
Assets
Current assets:
 Cash and cash
  equivalents...........  $ 201,547,421   14,609,000     (1,000,000)     215,156,421
 Other current assets...     34,415,855    2,055,000            --        36,470,855
                          -------------  -----------   ------------     ------------
 Total current assets...    235,963,276   16,664,000     (1,000,000)     251,627,276
Deposits and intangible
 assets, net............      1,883,708      667,000      1,050,000
                                                        164,245,012      167,845,720
Property and equipment
 and other non-current
 assets, net............     46,847,304    2,776,000            --        49,623,304
                          -------------  -----------   ------------     ------------
                          $ 284,694,288   20,107,000    164,295,012      469,096,300
                          =============  ===========   ============     ============
Liabilities and
 Stockholders' Equity
 (Deficit)
Current liabilities:
 Notes payable, current
  portion...............  $  15,793,831          --             --        15,793,831
 Accounts payable.......     14,422,158      414,000            --        14,836,158
 Other current
  liabilities...........      4,836,253    3,358,000            --         8,194,253
                          -------------  -----------   ------------     ------------
 Total current
  liabilities...........     35,052,242    3,772,000            --        38,824,242
Noncurrent liabilities:
 Notes payable, net of
  current portion.......     31,895,524    1,264,000            --        33,159,524
 Other non-current
  liabilities...........      4,032,896      960,000                       4,992,896
                          -------------  -----------   ------------     ------------
 Total liabilities......     70,980,662    5,996,000            --        76,976,662
                          -------------  -----------   ------------     ------------
Stockholders' equity
 (deficit)
 Convertible preferred
  stock.................        160,911          --          13,018          173,929
 Common stock...........        611,787    2,166,000     (2,166,000)         611,787
 Stockholder note
  receivable............     (1,224,000)         --             --        (1,224,000)
 Additional paid-in
  capital...............    332,218,750   16,810,000    201,882,994      550,911,744
 Deficit accumulated
  during development
  stage.................   (118,053,822)  (4,865,000)   (35,435,000)    (158,353,822)
                          -------------  -----------   ------------     ------------
 Total stockholders'
  equity (deficit)......    213,713,626   14,111,000    164,295,012      392,119,638
                          -------------  -----------   ------------     ------------
 Total liabilities and
  stockholders' equity
  (deficit).............  $ 284,694,288  $20,107,000   $164,295,012     $469,096,300
                          =============  ===========   ============     ============

          See accompanying notes to consolidated financial statements.

      Unaudited Pro Forma Condensed Consolidated Statements of Operations

                                        Year Ended January 1, 2000
                          ------------------------------------------------------------
                                                                       The Company
                                                                   Pro forma for  the
                          The Company   Algety (C)  Adjustments    Algety Acquisition
                          ------------  ----------  -----------    -------------------
Revenue                   $        --          --           --                 --
Operating expenses:
 Research and
  development...........    39,673,958   2,515,000          --          42,188,958
 Sales and marketing,
  exclusive of equity
  based expense.........     3,419,471     194,000          --           3,613,471
 General and
  administrative........    18,319,090     224,000          --          18,543,090
 Equity-based expenses..     4,971,209         --     7,562,653(E)      12,533,862
 Depreciation and
  amortization..........     2,739,577         --    23,648,604(D)      26,388,181
                          ------------  ----------  -----------       ------------
 Total operating
  expenses..............    69,123,305   2,933,000   31,211,257        103,267,562
                          ------------  ----------  -----------       ------------
 Operating loss.........   (69,123,305) (2,933,000) (31,211,257)      (103,267,562)
                          ------------  ----------  -----------       ------------
 Other income (expense),
  net...................    (2,146,337)    572,000          --          (1,574,337)
                          ------------  ----------  -----------       ------------
 Net loss...............  $(71,269,642) (2,361,000) (31,211,257)      (104,841,899)
                          ============  ==========  ===========       ============
 Loss per common share..  $      (2.33)                               $      (3.43)
                          ============                                ============
 Weighted average number
  of common shares
  outstanding...........    30,599,460                                  30,599,460

                                     Three Months ended April 1, 2000
                          ------------------------------------------------------------
                                                                       The Company
                                                                   Pro forma for  the
                          The Company   Algety(C)   Adjustments    Algety Acquisition
                          ------------  ----------  -----------    -------------------
Revenue
Operating expenses:
 Research and
  development...........  $ 19,061,850   2,603,000          --          21,664,850
 Sales and marketing,
  exclusive of equity
  based expense.........     4,630,061     208,000          --           4,838,061
 General and
  administrative........     2,358,121     181,000          --           2,539,121
 Equity-based expenses..       745,304         --     2,646,929(E)       3,392,233
 Depreciation and
  amortization..........     1,475,482         --     8,277,012(D)       9,752,494
                          ------------  ----------  -----------       ------------
 Total operating
  expenses..............    28,270,818   2,992,000   10,923,941         42,186,759
                          ------------  ----------  -----------       ------------
 Operating loss.........   (28,270,818) (2,992,000) (10,923,941)       (42,186,759)
                          ------------  ----------  -----------       ------------
 Other income (expense),
  net...................     1,440,147     202,000          --           1,642,147
                          ------------  ----------  -----------       ------------
 Net loss...............  $(26,830,671) (2,790,000) (10,923,941)       (40,544,612)
                          ============  ==========  ===========       ============
 Loss per common share..  $      (0.65)                               $      (0.99)
                          ============                                ============
 Weighted average number
  of common shares
  outstanding...........    41,128,092                                  41,128,092

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

   The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

  A. To reflect the historical balance sheet of Algety.

  B. To reflect the Algety acquisition at the initial closing, which is to occur no later than September 30, 2000, the Company has agreed to deliver to the Algety shareholders shares of Series I convertible preferred stock which will automatically convert into 5.4% of the Company's common stock as of the date of the initial closing. Upon the occurrence of certain events, the number of shares issuable to the Algety shareholders could increase to 8.0% of the Company's common stock.

     Algety is a development stage company that is developing a new generation of solutions for optical networks. A portion of Algety's technology has been developed to the point where there is value associated with it in relation to potential future sales. As of the date of our agreement with Algety, the design of certain of its future product subsystems had been completed. However, several key subsystems had not been completed. In addition, none of the subsystems had been tested together. Siginificant future costs are anticipated to complete the technology. Material net cash inflows are not expected before 2002.

     The initial consideration was 1,301,822 shares of Series I convertible preferred stock, with an estimated fair value of approximately $218.7 million, which shares will convert into 15,621,858 shares of common stock at the closing of this offering. In addition, Corvis incurred approximately $1 million of transaction costs. In addition, shares with an estimated fair value of approximately $31.9 million will be issued contingent upon satisfaction of certain minimum employment terms for certain Algety employees.

    We will account for the acquisition using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the date of acquisition. The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of the assets and liabilities of Algety. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $164.2 million based upon the preliminary purchase price allocation will be amortized on a straight-line basis over five years. Based upon preliminary results of the valuation we expect that approximately $40.3 million of the purchase price will be allocated to in-process technology.

       Current assets................................................ $ 16,664
       Fixed assets and other non-current assets.....................    3,443
       Current liabilities...........................................   (3,772)
       Long-term liabilities.........................................   (2,224)
       In-process technology.........................................   40,300
       Workforce in-place............................................    1,050
       Goodwill......................................................  164,245
                                                                      --------
         Total purchase price........................................ $219,706
                                                                      ========

    The above purchase price allocation is based upon a preliminary valuation and may change upon final determination of the fair value of assets and liabilities acquired. The preliminary valuation indicates that a portion of the purchase price should be allocated to in-process technology. Such amounts will be expensed immediately following the date of acquisition.

    The Company utilized the percentage of completion method to value in-process technology. Significant assumptions used to appraise the in-process technology include:

       Expected commencement of net cash inflows from in-process
        technology..............................................  December 2002
       Risk adjusted discount rate..............................            25%
       Expect period of cash inflows from in-process technology.        6 years

   The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

  C. To reflect the historical results of operations of Algety for the periods presented. The statements of operations are translated using the average exchange rate of 6.261 French Francs per US Dollar from April 17, 1999 (Algety's date of inception) to December 31, 1999, and 6.649 French Francs per US Dollar for the period from January 1, 2000 to March 31, 2000.

  D. To reflect the incremental amortization of goodwill and other intangible assets resulting from the Algety acquisition. The acquisition will be accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair values at the date of acquisition. A preliminary amortization period for goodwill and other intangibles of three to five years has been used for purposes of the pro forma financial information. However, the amortization period may change upon completion of a full valuation. In connection with the Algety acquisition, the Company acquired in-process technology estimated to be approximately $40.3 million. Such amount is not reflected in the accompanying unaudited pro forma condensed consolidated statements of operations due to the non-recurring nature of the charge.

  E. To reflect equity-based compensation expense associated with shares earned by former employees of Algety over a period of 3 years of required employment with the Company.

                          [LOGO OF CORVIS CORPORATION]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table shows the costs and expenses to be incurred, other than underwriting discounts and commissions, in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates, other than the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

   SEC registration fee............................................. $  125,235
   NASD filing fee..................................................     30,500
   Nasdaq National Market listing fee...............................     90,000
   Accounting fees and expenses.....................................    200,000
   Legal fees and expenses..........................................    400,000
   Printing and engraving expenses..................................    150,000
   Transfer Agent and registrar fees................................     20,000
   Miscellaneous expenses...........................................    234,265
                                                                     ----------
     Total.......................................................... $1,250,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies
(a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

   Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and require us to advance litigation expenses upon our receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. We intend to obtain directors' and officers' liability insurance in connection with this offering.

   In addition, we have entered or, concurrently with this offering, will enter, into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Corvis or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

   The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities.

   The following is a summary of our transactions since April 1997, involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

(1) In July 1997, we sold 21,600,000 shares of common stock and 1,500,000 shares of Series A convertible preferred stock to our founder, president and chief executive officer and a director David R. Huber in connection with our founding and in exchange for certain intellectual property rights for an aggregate purchase price of $3,000,000. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(2) In January 1998, we granted the right to purchase 1,200,000 shares of common stock to David R. Huber in connection with his providing a bridge loan to us. In December 1998, Dr. Huber purchased all 1,200,000 shares for an aggregate purchase price of $10,000. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(3) In April 1998, we sold 50,000 shares of Series A convertible preferred stock to Frank Bonsal (a venture capitalist and one of our directors) for an aggregate purchase price of $100,000. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(4) In May 1998, we sold 6,294,071 shares of Series B convertible preferred stock to David R. Huber and 13 venture capital funds or other investment entities, each of which is an accredited investor, for a total purchase price of $13.5 million. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(5) In July 1998, we issued warrants to purchase 74,418 shares of Series B convertible preferred stock and 282,558 shares of Series B convertible preferred stock each with an exercise price of $2.15 per share to Comdisco, Inc., an accredited investor, in connection with a lease agreement and a loan to acquire equipment. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(6) In December 1998, we sold 34,884 shares of Series B convertible preferred stock to Kim D. Larsen (one of our corporate officers) and to a venture capitalist for an aggregate purchase price of $75,000. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(7) In January 1999, we issued warrants to purchase 66,079 shares of Series C convertible preferred stock and 32,798 shares of Series C preferred stock at an exercise price of $4.54 per share and $9.147 per share, respectively, to Comdisco, Inc., an accredited investor, in connection with a lease agreement and a loan to acquire equipment. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(8) In February 1999, we issued warrants to purchase 76,527 shares of Series C convertible preferred stock at an exercise price of $9.147 per share in connection with a convertible note that we issued to 14 venture capital funds and other investment entities, each of which is an accredited investor, in connection with the offering of a convertible note and warrant. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(9) In February 1999 and April 1999, we sold a total of 3,072,038 shares of Series C convertible preferred stock to one corporate investor, David R. Huber, Kim D. Larsen and 12 venture capital funds and other investment entities, each of which is an accredited investor, for an aggregate purchase price of $28.1 million. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(10) In May 1999, we issued warrants to purchase a total of 19,679 shares of Series C convertible preferred stock at an exercise price of $9.147 per share to Finova Capital Corporation, an accredited investor, in connection with a loan to acquire equipment. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(11) In June 1999, we issued warrants to purchase a total of 641,121 shares of Series E convertible preferred stock at an exercise price of $9.147 per share to a syndicate of 10 lending institutions, each of which is an accredited investor, in connection with a loan agreement to acquire equipment and for working capital. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(12) In July 1999, we issued 211,928 shares of Series D convertible preferred stock to the founder and the two corporate shareholders of Corvis Canada, Inc. in connection with our acquisition of Corvis Canada, Inc. (formerly known as Kromafibre, Inc.). We also agreed to issue 61,386 shares of Series D convertible preferred stock to the founder of Corvis Canada, the vesting of which is subject to the founder's continued employment with us. Each of the Corvis Canada stockholders represented to us that they were a sophisticated investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(13) In August 1999, we issued 3,698 shares of Series C convertible preferred stock to an outside consultant in connection with personnel recruiting activities performed for Corvis, for an aggregate fair market value of $33,866. The consultant represented to us that it was a sophisticated investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(14) In August and September 1999, we sold 1,731,958 and 164,948 shares, respectively, of Series F convertible preferred stock to David R. Huber, Kim D. Larsen, five other individuals and 11 venture capital funds and other investment entities for an aggregate offering price of $46.0 million. Each of the investors was an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(15) In September 1999, we issued warrants to purchase $35 million of common stock to a corporation in connection with a licensing agreement for intellectual property. The corporation was an accredited investor. The offer and sale were determined to be exempt from registration pursuant to
     Section 4(2) of the Securities Act.

(16) In November 1999, we issued warrants to purchase up to 5,270,856 shares of common stock at an exercise price of $2.85 per share to a customer, an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(17) In December 1999, we issued 1,500 shares of Series F convertible preferred stock to an outside consultant as payment for personnel recruiting services with an aggregate fair market value of $36,375. The consultant represented to us that it was a sophisticated investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.


(18) In December 1999, we sold 292,825 shares of Series G convertible preferred stock to a customer, an accredited investor, for an aggregate offering price of $10.0 million. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(19) In December 1999, we issued warrants to purchase a total of 281,162 shares of Series G convertible preferred stock at an exercise price of $32.01 per share to a customer, an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(20) In December 1999, we sold 2,685,954 shares of Series H convertible preferred stock to nine individuals and 54 venture capital funds and other investment entities for an aggregate offering price of $216.3 million. Each of the investors was an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(21) In December 1999, we agreed to sell $10 million of common stock to Williams Communications, Inc., an accredited investor. The shares were issued to Williams Communications in May 1999. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(22) In December 1999, we agreed to sell $30 million of common stock to Broadwing Communications Services, Inc., an accredited investor. The offer and sale were determined to be exempt from registration pursuant to
     Section 4(2) of the Securities Act.

(23) In December 1999, we agreed to sell concurrent with our initial public offering $5 million of common stock to Broadwing Communications Services, Inc., an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(24) In December 1999, we agreed to sell concurrent with our initial public offering $5 million of common stock to Williams Communications, Inc., an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(25) In December 1999, we agreed to sell concurrent with our initial public offering a number of shares of common stock equal to 3% of the number of shares sold in the initial public offering to MeriTech Capital, L.L.C., an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(26) In March 2000, we issued 279 shares of Series H convertible preferred stock to an outside consultant in connection with personnel recruiting services provided to Corvis, for an aggregate fair market value of $22,468. The consultant represented to us that it was an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(27) In May 2000, we sold 124,177 shares of Series H convertible preferred stock to a customer, an accredited investor, for an aggregate offering price of $10 million. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(28) In April 2000, we agreed to issue to the founders of Baylight Networks, Inc. 2,400,012 shares of common stock in connection with our acquisition of Baylight. The acquisition closed and the shares were issued on May 19, 2000. The founders each represented to us that they were sophisticated investors. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(29) In April 1999, we agreed to issue to the stockholders of Algety Telecom S.A. shares of common stock of Corvis in connection with our acquisition of Algety. Algety's stockholders consist of the 16 founding individuals, three other individuals, one company and 19 venture capital funds and other investment entities. The Algety stockholders that are U.S. persons (as defined in Regulation S under the Securities Act) were accredited investors. In addition, we issued options to purchase shares of common stock to the 60 employees of Algety that had options to purchase shares of Algety common stock. The offers and sales to shareholders of Algety that are U.S. persons were determined to be exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act. Offers and sales to Algety stockholders that are non-U.S. persons and to Algety's employees were determined to be exempt from registration in reliance on Section 4(2) of the Securities Act or Regulation S under the Securities Act involving an offer and sale of securities outside the United States.

(30) From July 1997 to April 2000, we granted options to purchase 58,945,700 shares of common stock under our 1997 Stock Option Plan; 38,578,676 shares of common stock have been issued upon exercise of these options and 20,367,024 options are outstanding. All options were granted under Rule 701 promulgated under the Securities Act or, for those employees who are our officers or directors or that are accredited investors, Section 4(2) of the Securities Act.

   There were no underwritten offerings employed in connection with any of the transactions set forth above. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. Each of the purchasers that are our employees or directors had access to information through their employment by us. Each purchaser was given the opportunity to ask questions of and request information from Corvis. Each investor represented and acknowledged to Corvis in writing that it had this opportunity. Some of the purchasers asked questions and requested information. Corvis complied with all requests that it deemed reasonable.

Item 16. Exhibits and Financial Statement Schedules.

 (a) Exhibits

   See the exhibit index, which is incorporated herein by reference.

 (b) Financial Statement Schedule

   Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as are required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Act and will be governed by the final adjudication of the issue.

   (c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497 (h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Under the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, state of Maryland on July 18, 2000.

                                          CORVIS CORPORATION

                                                    /s/ David R. Huber
                                          By: _________________________________
                                                      David R. Huber
                                             Chairman of the Board, President
                                                and Chief Executive Officer

   Under the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on July 18, 2000.

               Signature                                 Title
               ---------                                 -----

                   *                    Chairman of the Board, President and
 ______________________________________  Chief Executive Officer
             David R. Huber

                   *                    Senior Vice President, Chief Financial
 ______________________________________  Officer and Treasurer
             Anne H. Stuart

                   *                    Chief Accounting Officer and Corporate
 ______________________________________  Controller
             Timothy C. Dec

                   *                    Director
 ______________________________________
              Frank Bonsal

                                        Director
 ______________________________________
              Vinod Khosla

                   *                    Director
 ______________________________________
            Frank M. Drendel

                   *                    Director
 ______________________________________
           Joseph R. Hardiman

           /s/ David R. Huber
 *  ___________________________________
            Attorney-in-fact

                          INDEPENDENT AUDITORS' REPORT

   When the transaction referred to in Note 12 of the Notes to the Consolidated Financial Statements has been consummated, we will be in a position to render the following report.

                                          /s/ KPMG LLP

The Board of Directors and Stockholders
Corvis Corporation:

   Under date of February 25, 2000, except as to note 12, which is as of      ,
2000, we reported on the consolidated balance sheets of Corvis Corporation and Subsidiaries as of December 31, 1998 and January 1, 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from June 2, 1997 (date of inception) to December 31, 1997, the years ended December 31, 1998 and January 1, 2000, and the period from June 2, 1997 (date of inception) to January 1, 2000, which are included in this prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.

   In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG LLP

McLean, Virginia
February 25, 2000, except as to
Note 12, which is as of
     , 2000

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                Additions
                                    ---------------------------------
                         Balance of                                              Balance at
                         beginning  Charged to costs Changed to other                end
Description              of period    and expenses       account      Deductions  of period
-----------              ---------- ---------------- ---------------- ---------- -----------
Period from June, 1997
 (date of inception) to
 December 31, 1997:
  Deferred tax asset
   valuation allowance.. $      --    $    69,776          $--           $--     $    69,776
Year ended December 31,
 1998:
  Deferred tax asset
   valuation allowance.. $   69,776   $ 8,833,148          $--           $--     $ 8,902,924
Year ended January 1,
 2000:
  Reserve for
   potentially obsolete
   and excess
   inventories.......... $      --    $ 1,770,812          $--           $--     $ 1,770,812
  Deferred tax asset
   valuation allowance.. $8,902,924   $28,732,053          $--           $--     $37,634,977

                               INDEX TO EXHIBITS

 Exhibit
   No.   Description
 ------- -----------
  1.1**  Form of Underwriting Agreement

  2.1*   Agreement and Plan of Reorganization between Corvis Corporation and the Stockholders of Algety Telecom S.A., dated April 28,
         2000

         Registrant hereby agrees to provide a copy of omitted Schedules to the above exhibit to the Securities and Exchange Commission upon request

  3.1    Amended and Restated Certificate of Incorporation of Corvis
         Corporation

  3.2*   Amended and Restated By-laws of Corvis Corporation

  5.1    Opinion of Mayer, Brown & Platt

 10.1* Amended and Restated Loan Agreement, dated as of June 30, 1999, among Corvis Corporation, Venture Lending & Leasing II, Inc., as
         Agent, and Venture Lending & Leasing II, Inc. and the other
         Lenders signatory thereto

 10.2*   Corvis Corporation Second Amended 1997 Stock Option Plan

 10.3*   Form of Corvis Corporation 2000 Long Term Incentive Plan

 10.4*   Form of Corvis Corporation Employee Stock Purchase Plan

 10.5* Employment Agreement, dated as of July 22, 1999, by and between Corvis Corporation and Glenn M. Falcao

 10.6* Employment Agreement, dated as of September 30, 1998, by and between Corvis Corporation and Terence F. Unter

 10.7*+  Procurement Agreement, dated March 17, 2000, by and between
         Broadwing Communication Services, Inc. and Corvis Corporation

 10.8*+  Amended and Restated Procurement Agreement and Field Trial
         Agreement, dated June 23, 2000, by and between Williams
         Communications Inc. and Corvis Corporation

 10.9*+  Procurement Agreement, dated June 5, 2000, by and between Qwest
         Communications Corporation and Corvis Corporation

 21.1**  Subsidiaries

 23.1    Consent of KPMG LLP

 23.2    Consent of PriceWaterhouseCoopers

 23.3    Consent of Mayer, Brown & Platt (included in Exhibit 5.1)

 23.4    Consent of Ossama Hassanein

 24.1*   Powers of Attorney for David R. Huber, Anne H. Stuart, Timothy
         C. Dec and Frank Bonsal (contained on the signature page to the initial registration statement)

 24.2*   Powers of Attorney for Frank M. Drendel and Joseph R. Hardiman

 27.1*   Financial Data Schedule

--------

* Previously filed.

**To be filed by amendment.
+  Confidential treatment requested for portions of this exhibit.